PROSPECTUS

                                     [LOGO]

                               OFFER TO EXCHANGE
                ITS 10 3/8% SENIOR SUBORDINATED NOTES DUE 2011,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
 FOR ANY AND ALL OF ITS OUTSTANDING 10 3/8% SENIOR SUBORDINATED NOTES DUE 2011

                                 -------------

THE EXCHANGE NOTES

    - The terms of the notes we are issuing will be substantially identical to the outstanding notes that we issued on April 10, 2001, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes.

    - The notes will bear interest at the rate of 10 3/8% per year. Interest on the notes is payable on April 15 and October 15 of each year, beginning on October 15, 2001. The notes will mature on April 15, 2011.

    - The notes are subject to redemption under the circumstances and at the prices described in this prospectus.

    - The notes will be unsecured senior subordinated obligations and will be subordinated in right of payment to all our existing and future senior debt, including our bank debt.

MATERIAL TERMS OF THE EXCHANGE OFFER

    - The exchange offer expires at 5:00 p.m., New York City time, on July 30, 2001, unless extended.

    - Our completion of the exchange offer is subject to customary conditions, which we may waive.

    - Upon our completion of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

    - The exchange of registered notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

    - We will not receive any proceeds from the exchange offer.
                                 --------------

    FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                                 -------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------

                 THE DATE OF THIS PROSPECTUS IS JUNE 28, 2001.

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

Available Information.......................................     ii
Summary.....................................................      1
Risk Factors................................................      9
Forward Looking Statements..................................     19
Ratio of Earnings to Fixed Charges..........................     20
Use of Proceeds.............................................     20
Capitalization..............................................     21
Selected Consolidated Financial Data........................     22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     24
Business....................................................     33
Management..................................................     47
Certain Transactions........................................     55
Principal Stockholders......................................     57
Description of Certain Other Indebtedness...................     59
The Exchange Offer..........................................     62
Description of the Exchange Notes...........................     73
Material United States Income Tax Considerations............    114
Plan of Distribution........................................    119
Legal Matters...............................................    120
Experts.....................................................    120
Change of Accountants.......................................    120
Index to Consolidated Financial Statements..................    F-1

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-4 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the notes offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted parts of the registration statement as permitted by the Securities and Exchange Commission's rules and regulations. For further information about us and the notes, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

    You can inspect and copy all or any portion of the registration statements or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the Securities and Exchange Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

    In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                                    SUMMARY

    THE FOLLOWING SUMMARIZES INFORMATION IN OTHER SECTIONS OF THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS, THE NOTES TO THOSE FINANCIAL STATEMENTS AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY. THE TERM "OLD NOTES" AS USED IN THIS PROSPECTUS REFERS TO OUR OUTSTANDING 10 3/8% SENIOR SUBORDINATED NOTES DUE 2011 THAT WE ISSUED ON APRIL 10, 2001 AND THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT. THE TERM "EXCHANGE NOTES" REFERS TO THE 10 3/8% SENIOR SUBORDINATED NOTES DUE 2011 OFFERED PURSUANT TO THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE OLD NOTES AND THE EXCHANGE NOTES COLLECTIVELY.

                                  OUR BUSINESS

    We are a leading national provider of outsourced diagnostic imaging services, with 91% of our 2000 revenues and 90% of our revenues for the first quarter of 2001 derived from magnetic resonance imaging, or MRI. We provide imaging and therapeutic services primarily to hospitals and other healthcare providers on a mobile, shared-service basis. Our mobile, shared-service systems are located in trailers which we move among our clients' locations. We also provide systems that are located full-time at particular hospitals and clinics. Our services normally include the use of our imaging or therapeutic systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day operations. We had 392 diagnostic imaging and therapeutic systems, including 325 MRI systems, and 1,218 clients in 43 states at March 31, 2001.

    Our typical contract is a three-to-five year arrangement with a hospital or other healthcare provider, under which fees are payable to us regardless of reimbursement by health insurers or other third-party payors. Our clients contract with us to use our outsourced imaging services in order to:

    - avoid the capital investment and financial risk associated with the purchase of their own systems;

    - provide access to MRI and other services for their patients when the demand for these services does not justify the purchase of a system;

    - make use of our ancillary services which include marketing support, education and training and billing assistance; and

    - gain access to imaging services under our regulatory and licensing approvals when they do not have these approvals.

    Our MRI systems are among the most advanced in the industry. Our advanced systems are able to perform high quality scans more rapidly and can be used for a wider variety of imaging applications than less advanced systems. We are able to upgrade most of our MRI systems through software and hardware enhancements, which we believe reduces the potential for technological obsolescence.

                                  OUR INDUSTRY

    MRI services constituted $6.7 billion of the approximately $66 billion diagnostic imaging industry in 1999. MRI's growth has been driven by its recognition as a cost-effective, noninvasive diagnostic tool, increasing physician acceptance and growth in the number of MRI applications. As a result, we believe MRI will continue to capture a larger portion of the diagnostic imaging market. The number of MRI scans grew at a compound annual rate of 10.5% from 1990 to 2000 and is projected to grow at approximately this rate through 2006.

                           OUR COMPETITIVE STRENGTHS

    We believe we benefit from the following competitive strengths:

    - our position as the largest national provider of outsourced MRI services;

    - exclusive, long-term contracts with limited customer concentration;

    - reduced reimbursement risk because we generate 90% of our revenues by billing hospitals and clinics rather than health insurers or other third-party payors;

    - our ability to provide comprehensive outsourcing solutions; and

    - our experienced executive management team.

                              OUR GROWTH STRATEGY

    We intend to capitalize upon these competitive strengths and grow our business by:

    - increasing the number of scans we perform for our existing clients;

    - establishing new client relationships;

    - improving efficiency by increasing the number of scans we perform each day with our existing MRI systems;

    - offering new MRI applications;

    - offering new imaging services; and

    - pursuing selected strategic acquisitions.

    Despite the competitive strengths discussed above, we face a number of challenges in growing our business. We currently have a substantial amount of indebtedness, which places financial and other limitations on our business. Our business is also subject to a number of other risks described in "Risk Factors."

                            ------------------------

    We are a Delaware corporation with our principal executive offices located at 1065 PacifiCenter Drive, Suite 200, Anaheim, CA 92806. Our telephone number at that location is (714) 688-7100.

                         SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer.............  We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of old notes. As of the date of this prospectus, $260 million in aggregate
                                 principal amount of old notes are outstanding.

                                 We have registered the exchange notes under the Securities Act and they are substantially identical to the old notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

Accrued Interest on the
  Exchange Notes and the Old
  Notes........................  Interest on the exchange notes will accrue from the date of issuance of the old notes, which was on April 10, 2001. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

No Minimum Condition...........  We are not conditioning the exchange offer on the tender of any minimum principal amount of old notes.

Expiration Date................  The exchange offer will expire at 5:00 p.m., New York City time, on July 30, 2001, unless we decide to extend the exchange offer.

Withdrawal Rights..............  You may withdraw your tender at any time prior to 5:00 p.m., New
                                 York City time, on the expiration date.

Conditions to the Exchange
  Offer........................  The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any
                                 conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. For additional information, see "The Exchange
                                 Offer--Certain Conditions to the Exchange Offer."

Procedures for Tendering Old
  Notes........................  If you are a holder of old notes who wishes to accept the exchange offer, you must:

                                      complete, sign and date the accompanying letter of
                                      transmittal, or a facsimile of the letter of transmittal,
                                      and mail or otherwise deliver the letter of transmittal,
                                      together with your old notes, to the exchange agent at the address set forth under "The Exchange Offer--Exchange
                                      Agent;" or
                                 -

                                      arrange for The Depository Trust Company to transmit certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.
                                 -

                                 By tendering your old notes in either manner, you will be
                                 representing among other things, that:

                                      the exchange notes you receive pursuant to the exchange
                                      offer are being acquired in the ordinary course of your
                                      business;
                                 -

                                      you are not participating, do not intend to participate, and have no arrangement or understanding with any person to
                                      participate, in the distribution of the exchange notes
                                      issued to you in the exchange offer; and
                                 -

                                      you are not an "affiliate" of ours.
                                 -

Special Procedures for
  Beneficial Owners............  If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of
                                 transmittal and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...................  If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your old notes according to the guaranteed delivery procedures described in "The Exchange
                                 Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
  Delivery of Exchange Notes...  We will accept for exchange all old notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the
                                 expiration date. For additional information, see "The Exchange
                                 Offer--Acceptance of Old Notes for Exchange; Delivery of Exchange
                                 Notes."

Use of Proceeds................  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay for our expenses
                                 incident to the exchange offer.

Federal Income Tax
  Consequences.................  The exchange of exchange notes for old notes in the exchange offer will not be a taxable event for federal income tax
                                 purposes. For additional information, see "Material United States
                                 Income Tax Considerations."

Effect on Holders of Old
  Notes........................  As a result of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement dated as of April 10, 2001 among us and each of the initial purchasers named in the agreement and, accordingly, there will be no
                                 increase in the interest rate on the old notes. If you do not tender your old notes in the exchange offer:

                                      you will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old
                                      notes under the indenture governing the notes, except for
                                      any rights under the registration rights agreement that
                                      terminate as a result of the completion of the exchange
                                      offer; and
                                 -

                                      you will not have any further registration or exchange
                                      rights and your old notes will continue to be subject to
                                      restrictions on transfer. Accordingly, the trading market
                                      for untendered old notes could be adversely affected.
                                 -

Exchange Agent.................  The Bank of New York is serving as exchange agent in connection with the exchange offer.

                         SUMMARY OF THE EXCHANGE NOTES

Securities Offered.............  Up to $260,000,000 principal amount of 10 3/8% senior subordinated notes due 2011 which have been registered under the
                                 Securities Act.

Maturity Date..................  April 15, 2011.

Interest Payment Dates.........  April 15 and October 15, commencing October 15, 2001.

                                 On or after April 15, 2006, the exchange notes will be
Optional Redemption............  redeemable, in whole or in part, at the redemption prices set forth under the heading "Description of the Exchange
                                 Notes--Optional Redemption," together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to April 15, 2004, we may redeem up to 40% of the original aggregate principal amount of the exchange notes with the net proceeds of one or more equity offerings, at a redemption price equal to 110.375% of the aggregate principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption; provided that at least 60% of the original aggregate principal amount of the exchange notes remains outstanding immediately after each redemption. See
                                 "Description of the Exchange Notes--Optional Redemption."

                                 Upon the occurrence of a change of control, we will have the
Change of Control..............  option, at any time prior to April 15, 2006, to redeem the exchange notes, in whole but not in part, at a redemption price equal to 100% of the aggregate principal amount of the exchange notes plus the applicable premium, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a change of control, if we do not elect to redeem the exchange notes, we will be required to make an offer to purchase the exchange notes at a price equal to 101% of the aggregate principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date of repurchase.
                                 See "Description of the Exchange Notes--Repurchase at the Option
                                 of Holders--Change of Control."

Ranking........................  The exchange notes will be:

                                 -    unsecured senior subordinated obligations;

                                 -    subordinated in right of payment to all existing and future senior debt, including our bank debt;

                                 -    effectively subordinated to all obligations of our
                                      subsidiaries;

                                 -    equal in rank with any future senior subordinated debt; and

                                 -    senior to any future junior subordinated debt.

                                 As of June 13, 2001, we had approximately $509 million of
                                 indebtedness senior to the notes. We have no material
                                 indebtedness of equivalent rank or junior to the notes. Of this amount, our subsidiaries had total liabilities of $14 million which are structurally senior to the exchange notes. See
                                 "Selected Consolidated Financial Data," "Risk Factors--Risks
                                 Related to Our Indebtedness," and "Description of the Exchange
                                 Notes--Subordination."

Certain Covenants..............  The indenture under which the notes will be issued contains covenants that will, subject to certain exceptions, limit, among other things, our and our restricted subsidiaries' ability to:

                                 -    pay dividends or make certain other restricted payments or investments;

                                 -    incur additional indebtedness and issue disqualified stock;

                                 -    create liens on assets;

                                 -    merge, consolidate, or sell all or substantially all of our and our restricted subsidiaries' assets;

                                 -    enter into certain transactions with affiliates;

                                 -    create restrictions on dividends or other payments by our
                                      restricted subsidiaries;

                                 -    create guarantees of indebtedness by restricted
                                      subsidiaries; and

                                 -    incur subordinated indebtedness that is senior to the notes.
                                      See "Description of the Exchange Notes--Certain Covenants."

Trustee........................  The Bank of New York.

Use of Proceeds................  We will not receive any cash proceeds from the exchange offer.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following summary historical consolidated financial information with respect to each year in the three-year period ended December 31, 2000 is derived from our consolidated financial statements. The consolidated statement of operations data for the three months ended March 31, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2000 and 2001 are derived from our unaudited consolidated financial statements. The summary historical consolidated financial information provided below should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                     THREE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                MARCH 31,
                                                              ---------------------------------   -------------------------
                                                                1998        1999        2000         2000          2001
                                                              ---------   ---------   ---------   -----------   -----------
                                                                                 (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues....................................................  $ 243,297   $ 318,106   $ 345,287    $  84,322     $  91,257
Costs and expenses:
  Operating expenses, excluding depreciation................    111,875     143,238     151,722       36,647        39,853
  Depreciation expense......................................     33,493      47,055      54,924       12,721        15,406
  Selling, general and administrative expenses..............     24,446      31,097      38,338        9,240        11,068
  Amortization expense, primarily goodwill..................     11,289      14,565      14,390        3,598         3,607
  Termination and related costs.............................         --          --       4,573           --            --
  Recapitalization, merger integration, and regulatory
    costs...................................................      2,818      52,581       4,523          336            --
  Interest expense, net.....................................     41,772      51,958      77,051       18,933        18,849
                                                              ---------   ---------   ---------    ---------     ---------
  Total costs and expenses..................................    225,693     340,494     345,521       81,475        88,783
                                                              ---------   ---------   ---------    ---------     ---------
Income (loss) before income taxes and extraordinary loss....     17,604     (22,388)       (234)       2,847         2,474
Provision for income taxes..................................      8,736       3,297       1,969        1,423         1,237
                                                              ---------   ---------   ---------    ---------     ---------
Income (loss) before extraordinary loss.....................      8,868     (25,685)     (2,203)       1,424         1,237
Extraordinary loss, net of taxes............................     (2,271)    (17,766)         --           --            --
                                                              ---------   ---------   ---------    ---------     ---------
Net income (loss)...........................................  $   6,597   $ (43,451)  $  (2,203)   $   1,424     $   1,237
                                                              =========   =========   =========    =========     =========

OTHER DATA:
Adjusted EBITDA(1)..........................................  $ 107,076   $ 143,771   $ 155,560    $  38,435     $  40,465
Adjusted EBITDA margin(2)...................................       44.0%       45.2%       45.1%        45.6%         44.3%
Cash flows provided by (used in):
  Operating activities......................................     46,855      38,197      92,044       21,263         8,284
  Investing activities......................................   (245,104)   (104,072)    (90,995)     (25,897)      (18,836)
  Financing activities......................................    189,077      67,596       7,118        4,323         7,215
Capital expenditures........................................     72,321      95,914     101,554       34,010        21,152
Net debt to Adjusted EBITDA(1)(3)...........................        4.8x        5.2x        4.8x
Adjusted EBITDA to interest expense, net(1)(4)..............        2.6x        2.8x        2.0x         2.0x          2.1x
Ratio of earnings to fixed charges(5).......................        1.4x        0.6x        1.0x         1.1x          1.1x

CONSOLIDATED BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................  $   3,083   $   4,804   $  12,971    $   4,493     $   9,634
Total assets................................................    567,932     625,510     646,160      637,556       654,785
Long-term debt, including current maturities................    518,423     751,849     758,989      756,172       774,124
Redeemable preferred stock..................................     16,673          --          --           --            --
Stockholders' deficit.......................................    (43,327)   (201,899)   (203,809)    (200,475)     (202,443)

------------------------------

(1) EBITDA represents earnings before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA represents EBITDA adjusted for recapitalization costs, merger integration costs, regulatory costs, termination and related costs, stock-based compensation, and extraordinary items. EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles. EBITDA and adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as measures of profitability or liquidity. EBITDA and adjusted EBITDA are included in this offering memorandum to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our debt instruments are based on similar measures. While EBITDA and adjusted EBITDA are used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. The calculations of EBITDA and adjusted EBITDA are shown below:

                                                                                                  THREE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,              MARCH 31,
                                                              ------------------------------   -------------------------
                                                                1998       1999       2000        2000          2001
                                                              --------   --------   --------   -----------   -----------
                                                                                    (IN THOUSANDS)
Net income (loss)...........................................  $  6,597   $(43,451)  $ (2,203)    $ 1,424       $ 1,237
  Depreciation expense......................................    33,493     47,055     54,924      12,721        15,406
  Amortization expense, primarily goodwill..................    11,289     14,565     14,390       3,598         3,607
  Interest expense, net.....................................    41,772     51,958     77,051      18,933        18,849
  Provision for income taxes................................     8,736      3,297      1,969       1,423         1,237
                                                              --------   --------   --------     -------       -------
EBITDA......................................................   101,887     73,424    146,131      38,099        40,336
  Termination and related costs(a)..........................        --         --      4,573          --            --
  Recapitalization, merger integration, and regulatory
    costs(b)................................................     2,818     52,581      4,523         336            --
  Stock based compensation(c)...............................       100         --        333          --           129
  Extraordinary loss, net of taxes..........................     2,271     17,766         --          --            --
                                                              --------   --------   --------     -------       -------
Adjusted EBITDA.............................................  $107,076   $143,771   $155,560     $38,435       $40,465
                                                              ========   ========   ========     =======       =======

    ----------------------------------

    (a) Termination and related costs for the year ended December 31, 2000 represent $4,232 associated with termination costs and the cash-out of stock options for an executive officer who resigned due to health-related issues and $341 associated with the recruitment of his replacement.

    (b) Recapitalization, merger integration and regulatory costs for the year ended December 31, 2000, represent $704 of professional fees paid in connection with the KKR acquisition, $570 of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the KKR acquisition, $154 related to additional severance for employees of SMT, $123 of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $850 for assessments and $2,122 for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1999, represent $19,640 in professional fees paid in connection with the KKR acquisition, $17,082 related to the purchase of outstanding stock options in connection with the KKR acquisition, $6,003 in bonus payments paid in connection with the KKR acquisition, $1,088 in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT merger, $2,164 in employee severance costs in connection with the SMT merger, $3,075 in professional fees and other merger integration costs associated with the SMT merger and other acquired entities, and $3,529 for assessments to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1998, represents $1,846 in special non-recurring bonuses paid in connection with the MTI acquisition, $722 of professional fees associated with accounting and billing systems conversions of acquired companies, and a $250 provision for doubtful accounts conforming accounting adjustment made in connection with the American Shared acquisition.

    (c) Stock-based compensation of $333 for the year ended December 31, 2000, represents $55 for options issued to certain employees at exercise prices below the fair value of our common stock, $68 for shares of Phantom stock issued to four non-employee directors below fair market value, and $210 for common stock issued to one of our executive officers at below fair market value. Stock-based compensation of $100 for the year ended December 31, 1998, represents options issued to certain employees at exercise prices below the fair value of our common stock.

(2) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues.

(3) For purposes of calculating net debt to adjusted EBITDA, net debt is defined as long-term debt, including current maturities, less cash and cash equivalents.

(4) For purposes of calculating adjusted EBITDA to interest expense, net, interest expense, net, is defined as interest expense net of interest income. Interest expense includes amortization of debt issuance costs.

(5) For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and extraordinary items, plus minority interest expense, plus distributions from equity investees, plus fixed charges, less income from equity investments. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance costs, and estimated interest on rental expense. Earnings were inadequate to cover fixed charges by $21.4 million for the year ended December 31, 1999.

                                  RISK FACTORS

    AN INVESTMENT IN OUR NOTES INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES BEFORE MAKING AN INVESTMENT IN OUR NOTES.

                       RISKS RELATED TO OUR INDEBTEDNESS

OUR SUBSTANTIAL INDEBTEDNESS COULD RESTRICT OUR OPERATIONS AND MAKE US MORE VULNERABLE TO ADVERSE ECONOMIC CONDITIONS.

    We are a highly leveraged company and our liabilities exceed our assets by a substantial amount. As of June 13, 2001, we had $769.2 million of outstanding debt, excluding letters of credit and guarantees, including $260.0 million of the notes. Of our total debt, $491.0 million consisted of borrowings under our credit facility, $260.0 million consisted of the notes, and $18.2 million consisted of equipment debt and capitalized lease obligations. In addition, for the quarter ended March 31, 2001, after giving pro forma effect to the offering of the old notes, our ratio of earnings to fixed charges would have been 1.1x.

    Our substantial indebtedness could have important consequences for the holders of the notes. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the notes;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and acquisitions and for other general corporate purposes;

    - increase our vulnerability to economic downturns and competitive pressures in our industry;

    - increase our vulnerability to interest rate fluctuations because a substantial amount of our debt is at variable interest rates; as of June 13, 2001, $491.0 million of our debt would have been at variable interest rates;

    - place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow; and

    - limit our flexibility in planning for, or reacting to, changes in our business and our industry.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE INDEBTEDNESS WHICH COULD INCREASE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes will permit us or our subsidiaries to incur additional indebtedness, subject to certain restrictions. Further, the indenture allows for the incurrence of indebtedness by our subsidiaries, all of which would be structurally senior to the notes. In addition, as of June 13, 2001, our revolving credit facility permitted additional borrowings of up to approximately $125 million subject to the covenants contained in the credit facility, and all of those borrowings would be senior to the notes. If new debt is added to our and our subsidiaries' current debt levels, the risks discussed above could intensify.

WE MAY BE UNABLE TO GENERATE OR BORROW SUFFICIENT CASH TO MAKE PAYMENTS ON OUR INDEBTEDNESS, INCLUDING THE NOTES, OR TO REFINANCE OUR INDEBTEDNESS, INCLUDING THE NOTES, ON ACCEPTABLE TERMS.

    Our ability to make payments on our indebtedness will depend on our ability to generate cash flow in the future which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, future borrowings may not be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLAN TO CHANGES BECAUSE OF RESTRICTIONS PLACED ON US BY OUR CREDIT FACILITY, THE INDENTURE AND INSTRUMENTS GOVERNING OUR OTHER INDEBTEDNESS.

    The indenture will, and our credit facility does, contain affirmative and negative covenants which restrict, among other things, our ability to:

    - incur additional debt;

    - sell assets;

    - create liens or other encumbrances;

    - make certain payments and dividends; or

    - merge or consolidate.

    All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. A failure to comply with these covenants and restrictions would permit the relevant creditors to declare all amounts borrowed under the relevant facility, together with accrued interest and fees, to be immediately due and payable. If the indebtedness under the credit facility or the notes is accelerated, we may not have sufficient assets to repay amounts due under the credit facility, the notes or on other indebtedness then outstanding. If we are not able to refinance our debt, we could become subject to bankruptcy proceedings, and you may lose all or a portion of your investment.

             RISKS RELATED TO GOVERNMENT REGULATION OF OUR BUSINESS

COMPLYING WITH FEDERAL AND STATE REGULATIONS IS AN EXPENSIVE AND TIME-CONSUMING PROCESS, AND ANY FAILURE TO COMPLY COULD RESULT IN SUBSTANTIAL PENALTIES.

    We are directly or indirectly through our clients subject to extensive regulation by both the federal government and the states in which we conduct our business.

    If our operations are found to be in violation of any of the laws and regulations to which we or our clients are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of our operations. Any penalties, damages, fines or curtailment of our operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. For a more detailed discussion of the various state and federal regulations to which we are subject see "Business--Regulation."

AN UNEXPECTED ADVERSE OUTCOME FROM ANY OF OUR ONGOING ADMINISTRATIVE PROCEEDINGS COULD RESULT IN DAMAGES, FINES OR THE CURTAILMENT OF OUR OPERATIONS.

    We currently have the following administrative proceedings pending:

    - a review by the National Heritage Insurance Company, our Medicare Part B contractor, of our Medicare billing claims in Massachusetts; and

    - an action by MassPRO stemming from an audit of Medicaid claims submitted by one of our wholly-owned subsidiaries.

    Each of the proceedings listed above is described in greater detail in "Business--Legal and Administrative Proceedings." We have accrued $4,350,000 for probable settlement of these proceedings. While actual results could vary from this estimate, we believe that the resolution of any deficient billing process will not have a material adverse effect on our business. If this assessment is incorrect, however, then additional amounts required to settle these issues may have an adverse effect on our financial condition and our operations.

HEALTHCARE REFORM LEGISLATION COULD LIMIT THE PRICES WE CAN CHARGE FOR OUR SERVICES, WHICH WOULD REDUCE OUR REVENUES AND HARM OUR OPERATING RESULTS.

    In addition to extensive existing government healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under the Medicare and Medicaid Programs. Limitations on reimbursement amounts and other cost containment pressures have in the past resulted in a decrease in the revenue we receive for each scan we perform. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business. Aspects of certain of these healthcare proposals, such as reductions in the Medicare and Medicaid Programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could limit the demand for our services or affect the revenue per procedure that we can collect which would harm our business and results of operations.

THE APPLICATION OR REPEAL OF STATE CERTIFICATE OF NEED REGULATIONS COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

    Some states require a certificate of need or similar regulatory approval prior to the acquisition of high-cost capital items including diagnostic imaging systems or provision of diagnostic imaging services by us or our clients. Seventeen of the 43 states in which we operate require a certificate of need and more states may adopt similar licensure frameworks in the future. In many cases, a limited number of these certificates are available in a given state. If we are unable to obtain the applicable certificate or approval or additional certificates or approvals necessary to expand our operations, these regulations may limit or preclude our operations in the relevant jurisdictions.

    Conversely, states in which we have obtained a certificate of need may repeal existing certificate of need regulations or liberalize exemptions from the regulations. For example, Pennsylvania, Nebraska, New York, Ohio and Tennessee have liberalized exemptions from certificate of need programs. The repeal of certificate of need regulations in states in which we have obtained a certificate of need or a certificate of need exemption would lower barriers to entry for competition in those states and could adversely affect our business.

IF WE FAIL TO COMPLY WITH VARIOUS LICENSURE, CERTIFICATION AND ACCREDITATION STANDARDS WE MAY BE SUBJECT TO LOSS OF LICENSURE, CERTIFICATION OR ACCREDITATION WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

    All of the states in which we operate require that the imaging technologists that operate our computed tomography, single photon emission computed tomography, and positron emission tomography systems be licensed or certified. Also, each of our retail sites must continue to meet various requirements in order to receive payments from the Medicare Program. In addition, we are currently accredited by the Joint Commission on Accreditation of Healthcare Organizations, an independent, non-profit organization that accredits various types of healthcare providers such as hospitals, nursing homes and providers of diagnostic imaging services. In the healthcare industry, various types of organizations are accredited to meet certain Medicare certification requirements, expedite third-party payment, and fulfill state licensure requirements. Some managed care providers prefer to contract with accredited organizations. Any lapse in our licenses, certifications or accreditations, or those of our technologists, or the failure of any of our retail sites to satisfy the necessary requirements under Medicare could adversely affect our operations and financial results.

                         RISKS RELATED TO OUR BUSINESS

CHANGES IN THE RATES OR METHODS OF THIRD-PARTY REIMBURSEMENTS FOR DIAGNOSTIC IMAGING AND THERAPEUTIC SERVICES COULD RESULT IN REDUCED DEMAND FOR OUR SERVICES OR CREATE DOWNWARD PRICING PRESSURE, WHICH WOULD RESULT IN A DECLINE IN OUR REVENUES AND HARM TO OUR FINANCIAL POSITION.

    We derive a small portion of our revenues from direct billings to patients and third-party payors such as Medicare, Medicaid or private health insurance companies, and changes in the rates or methods of reimbursement for the services we provide could have a negative impact on our revenues. Moreover, our healthcare provider clients on whom we depend for the majority of our revenues generally rely on reimbursement from third-party payors. In the past, initiatives have been proposed which, if implemented, would have had the effect of substantially decreasing reimbursement rates for diagnostic imaging services. Similar initiatives enacted in the future may have an adverse impact on our financial condition and our operations. Any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which we or these healthcare providers can obtain reimbursement or the amounts reimbursed to us or our clients for services provided by us. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals and clinics we bill directly, we have and may continue to need to lower our fees to retain existing clients and attract new ones. These reductions could have a significant adverse effect on our revenues and financial results by decreasing demand for our services or creating downward pricing pressure.

    Recently promulgated federal regulations affect the ability of a Medicare provider such as a hospital to include a service or facility as provider-based, as opposed to treating the service as if it were offered offsite from the hospital, for purposes of Medicare reimbursement. Historically, provider-based status has allowed a provider to obtain more favorable Medicare reimbursement for services like the ones we provide. While the Medicare, Medicaid and SCHIP Benefits and Improvement Act of 2000 offers some relief for facilities recognized as provider-based on October 1, 2000, under these new regulations, some of our clients may have difficulty qualifying our services for provider-based status. If a client cannot obtain provider-based status for our services, then the provider might decide not to contract with us, which would result in a decline in our operating results.

OUR REVENUES MAY FLUCTUATE OR BE UNPREDICTABLE AND THIS MAY HARM OUR FINANCIAL RESULTS.

    The amount and timing of revenues that we may derive from our business will fluctuate based on:

    - variations in the rate at which clients renew their contracts;

    - the extent to which our mobile shared-service clients become full-time clients;

    - changes in the number of days of service we can offer with respect to a given diagnostic imaging or therapeutic system due to equipment malfunctions or the seasonal factors discussed below; and

    - the mix of wholesale and retail billing for our services.

    In addition, we experience seasonality in the sale of our services. For example, our sales typically decline from our third fiscal quarter to our fourth fiscal quarter. First and fourth quarter revenues are typically lower than those from the second and third quarters. First quarter revenue is affected primarily by fewer calendar days and inclement weather, the results of which are fewer patient scans during the period. Fourth quarter revenue is affected primarily by holiday and client and patient vacation schedules and inclement weather, the results of which are fewer patient scans during the period. We may not be able to reduce our expenses, including our debt service obligations, quickly enough to respond to these declines in revenue, which would make our business difficult to operate and would harm our financial results. In addition, we may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would harm our operating results for that period and could affect our ability to pay interest on the notes.

WE MAY EXPERIENCE COMPETITION FROM OTHER MEDICAL DIAGNOSTIC COMPANIES AND THIS COMPETITION COULD ADVERSELY AFFECT OUR REVENUES AND OUR BUSINESS.

    The market for diagnostic imaging services and systems is competitive. Our major competitors include Insight Health Services Corp., Medical
Resources, Inc., Shared Medical Services, Kings Medical Company Inc., Otter Tail Power Company, U.S. Diagnostic Inc., and Syncor International Corporation. In addition to direct competition from other mobile providers, we compete with independent imaging centers and healthcare providers that have their own diagnostic imaging systems as well as with equipment manufacturers that sell or lease imaging systems to healthcare providers for full-time installation. Some of our direct competitors which provide diagnostic imaging services may now or in the future have access to greater financial resources than we do and may have access to newer, more advanced equipment. In addition, some clients have in the past elected to provide imaging services to their patients directly rather than renewing their contacts with us. Finally, we face competition from providers of competing technologies such as ultrasound and may face competition from providers of new technologies in the future. If we are unable to successfully compete, our client base would decline and our business and financial condition would be harmed.

MANAGED CARE ORGANIZATIONS MAY PREVENT HEALTHCARE PROVIDERS FROM USING OUR SERVICES WHICH WOULD CAUSE US TO LOSE CURRENT AND PROSPECTIVE CLIENTS.

    Healthcare providers participating as providers under managed care plans may be required to refer diagnostic imaging tests to specific imaging service providers depending on the plan in which each covered patient is enrolled. These requirements currently inhibit healthcare providers from using our diagnostic imaging services in some cases. The proliferation of managed care may prevent an increasing number of healthcare providers from using our services in the future which would cause our revenues to decline.

TECHNOLOGICAL CHANGE IN OUR INDUSTRY COULD REDUCE THE DEMAND FOR OUR SERVICES AND REQUIRE US TO INCUR SIGNIFICANT COSTS TO UPGRADE OUR EQUIPMENT.

    Technological change in the MRI industry has been gradual since the last major technological advancements were made in 1994. However, technological changes in the MRI industry may accelerate in the future. The effect of technological change could significantly impact our business. The development of new scanning technology or new diagnostic applications for existing technology may require us to adapt our existing technology or acquire new or technologically improved systems in order to successfully compete. In the future, however, we may not have the financial resources to do so, particularly given our indebtedness. In addition, advancing technology may enable hospitals, physicians or other diagnostic service providers to perform tests without the assistance of diagnostic service providers such as ourselves. The development of new technologies or refinements of existing ones might make our existing systems technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, our systems.

WE MAY BE UNABLE TO EFFECTIVELY MAINTAIN OUR IMAGING AND THERAPEUTIC SYSTEMS OR GENERATE REVENUE WHEN OUR SYSTEMS ARE NOT WORKING.

    Timely, effective service is essential to maintaining our reputation and high utilization rates on our imaging systems. Repairs to one of our systems can take up to two weeks and result in a loss of revenue. Our warranties and maintenance contracts do not fully compensate us for loss of revenue when our systems are not working. The principal components of our operating costs include depreciation, salaries paid to technologists and drivers, annual system maintenance costs, insurance and transportation costs. Because the majority of these expenses is fixed, a reduction in the number of scans performed due to out-of-service equipment will result in lower revenues and margins. Repairs of our equipment are performed for us by the equipment manufacturers. These manufacturers may not be able to perform repairs or supply needed parts in a timely manner. Thus, if we experience greater than anticipated system malfunctions or if we are unable to promptly obtain the service necessary to keep our systems functioning effectively, our revenues could decline and our ability to provide services would be harmed.

WE MAY BE UNABLE TO RENEW OR MAINTAIN OUR CLIENT CONTRACTS WHICH WOULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

    Upon expiration of our clients' contracts, we are subject to the risk that clients will cease using our imaging services and purchase or lease their own imaging systems or use our competitors' imaging systems. Thirty-three percent of our MRI contracts will expire in 2001 and an additional twenty-four percent will expire in 2002. If these contracts are not renewed, it could result in a significant negative impact on our business. In particular, renewal rates for contracts inherited from our acquired companies have historically been lower than those for our own contracts. For example, in 2000, the retention rate on contracts originated by us was approximately 87% compared with an average retention rate of approximately 83% for contracts originated by companies we acquired in the last three years. It is not always possible to immediately obtain replacement clients, and historically many replacement clients have been smaller facilities which have a lower number of scans than lost clients.

WE MAY BE SUBJECT TO PROFESSIONAL LIABILITY RISKS WHICH COULD BE COSTLY AND NEGATIVELY IMPACT OUR BUSINESS AND FINANCIAL RESULTS.

    We may be subject to professional liability claims. Although there currently are no known hazards associated with MRI or our other scanning technologies when used properly, hazards may be discovered in the future. Furthermore, there is a risk of harm to a patient during an MRI if the patient has certain types of metal implants or cardiac pacemakers within his or her body. Patients are carefully screened to safeguard against this risk, but screening may nevertheless fail to identify the hazard. To protect against possible professional liability, we maintain professional liability insurance. However, if we are unable to maintain insurance in the future at an acceptable cost or at all or if our insurance does not fully cover us, and a successful claim was made against us, we could be exposed. Any claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have an adverse effect on our financial performance.

LOSS OF KEY EXECUTIVES AND FAILURE TO ATTRACT QUALIFIED MANAGERS, TECHNOLOGISTS AND SALES PERSONS COULD LIMIT OUR GROWTH AND NEGATIVELY IMPACT OUR OPERATIONS.

    We depend upon our management team to a substantial extent. In 2000, we added 216 employees. As we grow, we will increasingly require field managers and sales persons with experience in our industry and skilled technologists to operate our diagnostic equipment. It is impossible to predict the availability of qualified field managers, sales persons and technologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems. We may not be able to hire and retain a sufficient number of technologists, and we may be required to pay bonuses and higher salaries to our technologists, which would increase our expenses. The loss of the services of any member of our senior management or our inability to hire qualified field managers, sales persons and skilled technologists at economically reasonable compensation levels could adversely affect our ability to operate and grow our business.

    In addition, our inability to retain employees who have received options under our 1999 Equity Plan could have a material adverse effect on our net income in a future period. On June 20, 2001, our compensation committee authorized us to enter into the amended option agreements to reduce the performance targets that trigger the acceleration of the vesting of performance-based options granted under the plan. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," if we achieve the new reduced performance vesting targets specified in the amended option agreements but do not achieve the original performance vesting targets, and an option holder terminates employment prior to the eighth anniversary of the option grant date, we would be required to record a non-cash compensation charge equal to the amount by which the actual value of the shares subject to the performance vesting option on the date of the amendment exceeded the option's exercise price. We note that the executive officers listed in "Management--Executive Officers and Directors" in the aggregate hold approximately 81% of the outstanding options under the 1999 Equity Plan. If a substantial number of senior managers were to leave in future periods under these circumstances, the non-cash compensation charges that we would be required to record would have a material adverse effect on our net income in those periods.

OUR POSITRON EMISSION TOMOGRAPHY, OR PET, SERVICE AND SOME OF OUR OTHER IMAGING SERVICES REQUIRE THE USE OF RADIOACTIVE MATERIALS, WHICH COULD SUBJECT US TO REGULATION, RELATED COSTS AND DELAYS AND POTENTIAL LIABILITIES FOR INJURIES OR VIOLATIONS OF ENVIRONMENTAL, HEALTH AND SAFETY LAWS.

    Our PET service and some of our other imaging and therapeutic services require radioactive materials. While this radioactive material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, storage, use and disposal of these materials presents the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for storing, handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's attention in order to comply with current or future environmental, health and safety laws and regulations.

WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED BENEFITS FROM ANY PAST OR FUTURE ACQUISITIONS WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS.

    We have historically relied on acquisitions as a method of expanding our business. In the past five years we have, directly or indirectly though our subsidiaries, completed seven significant acquisitions. In addition, although we have not presently identified any potential future acquisition candidates, we will consider future acquisitions as opportunities arise. If we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

    - demands on management related to the increase in our size after an acquisition;

    - the diversion of our management's attention from the management of daily operations to the integration of operations;

    - difficulties in the assimilation and retention of employees;

    - potential adverse effects on operating results; and

    - challenges in retaining clients.

    With regard to the last item noted above, our client contract renewal rates for contracts inherited from our acquired companies have historically been lower than those for our own contracts. We may not be able to maintain the levels of operating efficiency acquired companies will have achieved or might achieve separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hoped to achieve after these acquisitions which would harm our financial condition and results.

                           RISKS RELATED TO THE NOTES

HOLDERS OF SENIOR INDEBTEDNESS WILL BE PAID BEFORE HOLDERS OF THE NOTES ARE
PAID.

    The notes rank junior behind all of our existing indebtedness and all of our future indebtedness unless that indebtedness expressly provides that it ranks equal with, or is subordinate in right of payment to, the notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to these notes. In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 365 consecutive days in the event of certain non-payment defaults on senior debt.

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes and all other holders of our subordinated indebtedness will participate in the assets remaining after we have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt first, holders of the notes may receive less, ratably, than holders of senior debt in any bankruptcy proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors. If no assets remain after payment to holders of senior debt, you will lose all of your investment in the notes.

    Assuming we had completed the offering of the old notes on March 31, 2001, the notes would have been subordinated to $523 million of senior debt, our debt and other liabilities would have exceeded our assets by $205 million, and approximately $113 million would have been available for borrowing as additional senior debt under our revolving credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the credit facility and the indenture governing the notes.

WE HAVE RESTRICTED ACCESS TO THE CASH FLOWS AND ASSETS OF OUR SUBSIDIARIES WHICH MAY PREVENT US FROM MAKING PRINCIPAL AND INTEREST PAYMENTS ON THE NOTES.

    Although a substantial portion of our business is conducted through our subsidiaries, none of our subsidiaries will have any obligation, contingent or otherwise, to make any funds available to us for payment of the principal of, and the interest on, the notes. Accordingly, our ability to pay the principal of, and the interest on, the notes is dependent upon the earnings of our subsidiaries and the distribution of funds from our subsidiaries. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur certain additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by these subsidiaries to us.

    There can be no assurance that our operations, independent of our subsidiaries, will generate sufficient cash flow to support payment of principal of, and interest on, the notes, or that dividends, distributions or loans will be available from our subsidiaries to fund these payments.

THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO THE DEBT OF OUR SUBSIDIARIES.

    None of our subsidiaries has guaranteed our obligations to make payments on the notes. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, their creditors will generally be entitled to payment of their claims from their assets before any assets are made available for a distribution to us for any purpose, including payments on the notes. As a result, the notes will be structurally subordinated to the debt of our subsidiaries, which totaled $16 million outstanding as of March 31, 2001. Also in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, we and our creditors, including the holders of the notes, will have no right to proceed against the assets of our subsidiaries or to cause the liquidation or bankruptcy of these subsidiaries under bankruptcy laws.

WE MAY NOT BE ABLE TO REPURCHASE NOTES UPON A CHANGE OF CONTROL, WHICH WOULD BE AN EVENT OF DEFAULT UNDER THE INDENTURE.

    Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes. The terms of the notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control. Our credit facility restricts us from repurchasing the notes without the approval of the lenders. In addition, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that other restrictions in our credit facility and the notes will not allow these repurchases. This could constitute an event of default under the credit facility, entitling the lenders to, among other things, cause all indebtedness under the credit facility to become due and payable, and proceed against their collateral. Our failure to repurchase the notes would constitute an event of default under the indenture which would in turn result in an event of default under our credit agreement, in which case the lenders under our credit facility could cause all indebtedness under the credit facility to become due and payable.

FEDERAL BANKRUPTCY LAWS AND STATE FRAUDULENT TRANSFER LAWS COULD ALLOW A FEDERAL OR STATE COURT TO LIMIT PAYMENTS TO HOLDERS OF THE NOTES OR FURTHER SUBORDINATE OUR OBLIGATIONS TO HOLDERS OF THE NOTES.

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, a federal or state court could significantly limit our obligations to the holders of the notes if the court determines we did either of the following when we issued the notes:

    - incurred the indebtedness associated with the notes to hinder, delay or defraud our creditors; or

    - received less than a reasonably equivalent value or fair consideration for the notes and any of the following applied:

       - we were insolvent at the time of incurring the indebtedness associated with the notes,

       - we were rendered insolvent by the incurrence of the notes indebtedness,

       - we were engaged in a business or transaction in which our remaining assets constituted unreasonably small capital to carry on our business, or

       - we intended to incur debts beyond our ability to pay our debts as they matured.

    If the court determined that the circumstances discussed above were present, then the court could void, in whole or in part, our obligations to the holders of the notes or subordinate our obligations to these holders to other of our existing or future indebtedness.

WE ARE CONTROLLED BY A SINGLE STOCKHOLDER WHICH WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL, INCLUDING CHANGE OF CONTROL TRANSACTIONS.

    An affiliate of Kohlberg Kravis Roberts & Co., L.P., or KKR, owns approximately 92% of our common equity. Accordingly, the KKR affiliate controls us and has the power to elect all of our directors, appoint new management and approve any action requiring the approval of the holders of shares of our common stock, including adopting amendments to our certificate of incorporation and approving mergers, consolidations or sales of all or substantially all of our assets. This concentration of ownership will allow KKR to approve a change of control transaction, which would require us to repurchase all of the notes. The interests of KKR may conflict with the interests of the holders of the notes.

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE EXCHANGE NOTES.

    We are offering the exchange notes to the holders of the old notes. The old notes were sold in April 2001 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your old notes.

    We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. The exchange notes are new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers of the old notes have advised us that they currently intend to make a market with respect to the exchange notes. However, they are not obligated to do so, and any market making activities may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer.

    The liquidity of, and trading market for, the exchange notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

    As a result, you cannot be sure that an active trading market will develop for the exchange notes.

                           FORWARD LOOKING STATEMENTS

    We have made statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus that are forward looking statements. In some cases you can identify these statements by forward looking words such as "may", "will", "should", "expect", "plans", "anticipate", "believe", "estimate", "predict", "seek", "intend" and "continue" or similar words. Forward looking statements may also use different phrases. Forward looking statements address, among other things our future expectations, projections of our future results of operations or of our financial condition and other forward looking information.

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied by our forward looking statements, including:

    - our high degree of leverage and our ability to service our debt;

    - factors affecting our leverage, including, interest rates;

    - our ability to incur more indebtedness;

    - the effect of operating and financial restrictions in our debt agreements;

    - our estimates regarding our capital requirements;

    - intense levels of competition in the diagnostic imaging services and imaging systems industry;

    - changes in healthcare regulation, including changes in Medicare and Medicaid reimbursement policies, adverse to our services;

    - our ability to keep pace with technological developments within our industry;

    - the growth in the market for MRI and other services;

    - our ability to successfully integrate any future acquisitions; and

    - other factors discussed under "Risk Factors."

    This prospectus contains statistical data that we obtained from public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges:

                                                                                                      THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                     MARCH 31,
                                               ----------------------------------------------------   ------------------
                                                 1996       1997       1998       1999       2000            2001
                                               --------   --------   --------   --------   --------          ----
Ratio of earnings to fixed charges...........    2.0x       0.6x       1.4x       0.6x       1.0x            1.1x

    Earnings were inadequate to cover fixed charges by $4.2 million and $21.4 million for the years ended December 31, 1997 and 1999, respectively.

    For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as:

    - income from continuing operations before income taxes and extraordinary items;

    - plus minority interest expense;

    - plus distributions from equity investees;

    - plus fixed charges;

    - less income from equity investments.

    Fixed charges are defined as the sum of the following:

    - interest on all indebtedness;

    - amortization of debt issuance costs; and

    - estimated interest on rental expense.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange of the exchange notes for the old notes pursuant to the exchange offer.

    The aggregate proceeds from the offering of the old notes were used to repay our senior subordinated credit facility, under which we had $260 million of indebtedness outstanding, which otherwise would have matured on November 2, 2009 and which bore interest at a rate of 10.377% per annum at repayment. We borrowed against our credit facility to pay initial purchaser discounts, commissions and estimated expenses of the old notes.

                                 CAPITALIZATION

    You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The following table describes our capitalization as of March 31, 2001:

    - on an actual basis; and

    - on an as adjusted basis to give effect to the offering of the old notes and the borrowings under our credit facility made to pay the initial purchasers' discounts and commissions and offering expenses incurred in connection with the offering of the old notes.

                                                                       MARCH 31, 2001,
                                                              ---------------------------------
                                                                                AS ADJUSTED
                                                                             FOR THE OFFERING
                                                                ACTUAL       OF THE OLD NOTES
                                                              -----------   -------------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................   $   9,634     $           9,634
                                                               =========     =================
Long-term debt, including current portion:
  Term loan facility under our credit agreement.............   $ 466,000     $         466,000
  Senior subordinated credit facility.......................     260,000                    --
  Revolving loan facility under our credit agreement........      28,000                37,000
  Equipment loans...........................................      20,124                20,124
  10 3/8% senior subordinated notes due 2011................          --               260,000
                                                               ---------     -----------------
    Total long-term debt....................................     774,124               783,124
                                                               ---------     -----------------
Stockholders' deficit:
  Common stock, $0.01 par value: 10,000,000 shares
    authorized, 3,806,836 shares issued and outstanding,
    actual and as adjusted..................................          38                    38
  Additional paid-in deficit................................    (137,103)             (137,103)
  Note receivable from officer..............................        (300)                 (300)
  Accumulated deficit.......................................     (65,078)              (67,318)
                                                               ---------     -----------------
Total stockholders' deficit.................................    (202,443)             (204,683)
                                                               ---------     -----------------
    Total capitalization....................................   $ 571,681     $         578,441
                                                               =========     =================

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data shown below for, and as of the end of, each of the years in the five-year period ended December 31, 2000 and for the three months ended March 31, 2000 and 2001 have been derived from our financial statements. The income statement data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data at December 31, 1999 and 2000 have been derived from financial statements, which have been audited and which are included in this prospectus. The income statement data for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1996, 1997 and 1998 have been derived from our audited financial statements, which are not included in this prospectus. The income statement data for the three months ended March 31, 2000 and 2001 and the balance sheet data at March 31, 2001 have been derived from our unaudited financial statements which are included in this prospectus. The balance sheet data at March 31, 2000 has been derived from our unaudited financial statements which are not included in this prospectus. The summary financial data should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                                            THREE MONTHS
                                                             YEARS ENDED DECEMBER 31,                      ENDED MARCH 31,
                                              -------------------------------------------------------   ---------------------
                                                1996       1997       1998        1999        2000        2000        2001
                                              --------   --------   ---------   ---------   ---------   ---------   ---------
                                                                          (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues....................................  $ 68,482   $ 86,474   $ 243,297   $ 318,106   $ 345,287   $  84,322   $  91,257
Costs and expenses:
  Operating expenses, excluding
    depreciation............................    32,344     38,997     111,875     143,238     151,722      36,647      39,853
  Depreciation expense......................    12,737     15,993      33,493      47,055      54,924      12,721      15,406
  Selling, general and administrative
    expenses................................     8,130      8,857      24,446      31,097      38,338       9,240      11,068
  Amortization expense, primarily
    goodwill................................     1,952      2,426      11,289      14,565      14,390       3,598       3,607
  Termination and related costs.............        --         --          --          --       4,573          --          --
  Recapitalization, merger integration, and
    regulatory costs........................        --     16,350       2,818      52,581       4,523         336          --
  Interest expense, net.....................     5,758      7,808      41,772      51,958      77,051      18,933      18,849
                                              --------   --------   ---------   ---------   ---------   ---------   ---------
  Total costs and expenses..................    60,921     90,431     225,693     340,494     345,521      81,475      88,783
                                              --------   --------   ---------   ---------   ---------   ---------   ---------
Income (loss) before income taxes and
  extraordinary gain (loss).................     7,561     (3,957)     17,604     (22,388)       (234)      2,847       2,474
Provision for income taxes..................     1,060      1,700       8,736       3,297       1,969       1,423       1,237
                                              --------   --------   ---------   ---------   ---------   ---------   ---------
Income (loss) before extraordinary gain
  (loss)....................................     6,501     (5,657)      8,868     (25,685)     (2,203)      1,424       1,237
Extraordinary gain (loss), net of taxes.....     6,300      1,849      (2,271)    (17,766)         --          --          --
                                              --------   --------   ---------   ---------   ---------   ---------   ---------
Net income (loss)...........................  $ 12,801   $ (3,808)  $   6,597   $ (43,451)  $  (2,203)  $   1,424   $   1,237
                                              ========   ========   =========   =========   =========   =========   =========
CONSOLIDATED BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents...................  $ 10,867   $ 12,255   $   3,083   $   4,804   $  12,971   $   4,493   $   9,634
Total assets................................   128,510    284,815     567,932     625,510     646,160     637,556     654,785
Long-term debt, including current
  maturities................................    89,025    290,270     518,423     751,849     758,989     756,172     774,124
Redeemable preferred stock..................     4,694     14,487      16,673          --          --          --          --
Stockholders' equity (deficit)..............    16,360    (47,904)    (43,327)   (201,899)   (203,809)   (200,475)   (202,443)
OTHER DATA:
Adjusted EBITDA(1)..........................  $ 28,008   $ 38,620   $ 107,076   $ 143,771   $ 155,560   $  38,435   $  40,465
Adjusted EBITDA margin(2)...................      40.9%      44.7%       44.0%       45.2%       45.1%       45.6%       44.3%
Cash flows provided by (used in):
  Operating activities......................    21,731     12,864      46,855      38,197      92,044      21,263       8,284
  Investing activities......................   (27,936)   (56,963)   (245,104)   (104,072)    (90,995)    (25,897)    (18,836)
  Financing activities......................     5,944     45,487     189,077      67,596       7,118       4,323       7,215
Capital expenditures........................    26,510     45,122      72,321      95,914     101,554      34,010      21,152
Net debt to adjusted EBITDA(1)(3)...........       2.8x       7.2x        4.8x        5.2x        4.8x
Adjusted EBITDA to interest expense,
  net(1)(4)                                        4.9x       4.9x        2.6x        2.8x        2.0x        2.0x        2.1x
Ratio of earnings to fixed charges(5).......       2.0x       0.6x        1.4x        0.6x        1.0x        1.1x        1.1x

------------------------------

(1) EBITDA represents earnings before interest expense, net, income taxes, depreciation and amortization expense. Adjusted EBITDA represents EBITDA adjusted for recapitalization costs, merger integration costs, regulatory costs, termination and related costs, stock-based compensation, and extraordinary items. EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles. EBITDA and adjusted EBITDA should not be considered in isolation or as substitutes for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as measures of profitability or liquidity. EBITDA and adjusted EBITDA are included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements and because certain covenants in our debt instruments are based on similar measures. While EBITDA and adjusted EBITDA are used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. The calculations of EBITDA and adjusted EBITDA are shown below:

                                                                                                         THREE MONTHS
                                                             YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                               ----------------------------------------------------   -------------------
                                                 1996       1997       1998       1999       2000       2000       2001
                                               --------   --------   --------   --------   --------   --------   --------
                                                                             (IN THOUSANDS)
    Net income (loss)........................  $12,801    $(3,808)   $  6,597   $(43,451)  $ (2,203)  $ 1,424    $ 1,237
      Depreciation expense...................   12,737     15,993      33,493     47,055     54,924    12,721     15,406
      Amortization expense, primarily
        goodwill.............................    1,952      2,426      11,289     14,565     14,390     3,598      3,607
      Interest expense, net..................    5,758      7,808      41,772     51,958     77,051    18,933     18,849
      Provision for income taxes.............    1,060      1,700       8,736      3,297      1,969     1,423      1,237
                                               -------    -------    --------   --------   --------   -------    -------
    EBITDA...................................   34,308     24,119     101,887     73,424    146,131    38,099     40,336
      Termination and related costs(a).......       --         --          --         --      4,573        --         --
      Recapitalization, merger integration,
        and regulatory costs(b)..............       --     16,350       2,818     52,581      4,523       336         --
      Stock based compensation(c)............       --         --         100         --        333        --        129
      Extraordinary (gain) loss net of
        taxes................................   (6,300)    (1,849)      2,271     17,766         --        --         --
                                               -------    -------    --------   --------   --------   -------    -------
    Adjusted EBITDA..........................  $28,008    $38,620    $107,076   $143,771   $155,560   $38,435    $40,465
                                               =======    =======    ========   ========   ========   =======    =======

    ----------------------------------

    (a) Termination and related costs for the year ended December 31, 2000 represent $4,232 associated with termination costs and the cash-out of stock options for an executive officer who resigned due to health-related issues and $341 associated with the recruitment of his replacement.

    (b) Recapitalization, merger integration and regulatory costs for the year ended December 31, 2000, represent $704 of professional fees paid in connection with the KKR acquisition, $570 of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the KKR acquisition, $154 related to additional severance for employees of SMT, $123 of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $850 for assessments and $2,122 for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1999, represent $19,640 in professional fees paid in connection with the KKR acquisition, $17,082 related to the purchase of outstanding stock options in connection with the KKR acquisition, $6,003 in bonus payments paid in connection with the KKR acquisition, $1,088 in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT merger, $2,164 in employee severance costs in connection with the SMT merger, $3,075 in professional fees and other merger integration costs associated with the SMT merger and other acquired entities, and $3,529 for assessments to settle regulatory matters associated with the direct patient billing process of one of our acquired entities. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1998, represents $1,846 in special non-recurring bonuses paid in connection with the MTI acquisition, $722 of professional fees associated with accounting and billing systems conversions of acquired companies, and a $250 provision for bad debt conforming accounting adjustment made in connection with the American Shared acquisition. Recapitalization, merger integration and regulatory costs for the year ended December 31, 1997, represents $16,350 in professional fees and other costs paid in connection with the acquisition of substantially all of our company by Apollo Investment Fund III, L.P. and its related entities.

    (c) Stock-based compensation of $333 for the year ended December 31, 2000, represents $55 for options issued to certain employees at exercise prices below the fair value of our common stock, $68 for Phantom Shares issued to four non-employee directors below fair market value, and $210 for common stock issued to one of our executive officers at below fair market value. Stock-based compensation of $100 for the year ended December 31, 1998, represents options issued to certain employees at exercise prices below the fair value of our common stock.

(2) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues.

(3) For purposes of calculating net debt to adjusted EBITDA, net debt is defined as long-term debt, including current maturities, less cash and cash equivalents.

(4) For purposes of calculating adjusted EBITDA to interest expense, net, interest expense, net, is defined as interest expense net of interest income. Interest expense includes amortization of debt issuance costs.

(5) For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and extraordinary items, plus minority interest expense, plus distributions from equity investees, plus fixed charges, less income from equity investments. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance costs, and estimated interest on rental expense. Earnings were inadequate to cover fixed charges by $4.2 million and $21.4 million for the years ended December 31, 1997 and 1999, respectively.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leading national provider of outsourced diagnostic imaging services, with 91% of our 2000 revenues and 90% of our revenues for the first quarter of 2001 derived from MRI. We provide imaging and therapeutic services primarily to hospitals and other healthcare providers on a mobile, shared-service basis. Our services normally include the use of our imaging or therapeutic systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day operations. We had 392 diagnostic imaging and therapeutic systems, including 325 MRI systems, and 1,218 clients in 43 states at March 31, 2001.

    Approximately 90% of our revenues for the year ended December 31, 2000 and for the quarter ended March 31, 2001 were generated by providing services to hospitals and other healthcare providers, which we refer to as wholesale revenues. Our wholesale revenues are typically generated from contracts that require our clients to pay us based on the number of scans we perform, although some pay us a flat fee for a period of time regardless of the number of scans we perform. These payments are due to us independent of our clients' receipt of reimbursement from third-party payors. We typically deliver our services for a set number of days per week through exclusive, long-term contracts with hospitals and other healthcare providers. These contracts, which are usually three to five years in length, are typically non-cancelable by our clients and often contain automatic renewal provisions. We price our contracts based on the type of system used, the scan volume, and the number of ancillary services provided.

    Approximately 10% of our revenues for the year ended December 31, 2000 and for the quarter ended March 31, 2001 were generated by providing services directly to patients from our sites located at or near hospital or other healthcare provider facilities, which we refer to as retail revenues. Our revenue from these sites is generated from direct billings to patients or their third-party payors, which are recorded net of contractual discounts and other arrangements for providing services at discounted prices. We typically charge a higher price per scan under retail billing than we do under wholesale billing.

    The principal components of our operating costs, excluding depreciation, are compensation paid to technologists and drivers, annual system maintenance costs, transportation and travel costs, and system rental costs. Because a majority of these expenses are fixed, increased revenue as a result of higher scan volumes per system significantly improves our margins while lower scan volumes result in lower margins.

    The principal components of selling, general and administrative expenses are sales force compensation, marketing costs, business development expenses, corporate overhead costs and our provision for doubtful accounts. In addition, charges for non-cash stock-based compensation are also included in selling, general and administrative expenses. In 2000, we recorded $0.3 million in stock-based compensation as a result of grants of options to purchase our common stock at an exercise price below its deemed value. For the quarter ended March 31, 2001, we recorded $0.1 million in stock-based compensation as a result of these grants and will record an additional $3.0 million in charges over the next eight years as a result of these grants.

    Additionally, one-half of the options granted under our 1999 Equity Plan are "performance options." These options vest on the eighth anniversary of the grant date if the option holder is still our employee, but the vesting accelerates if we meet the operating performance targets specified in the option agreements. On June 20, 2001, our compensation committee authorized us to enter into amended option agreements to reduce the performance targets for the performance options. As a result, if we achieve the reduced performance targets but do not achieve the original performance targets, and an option holder terminates employment prior to the eighth anniversary of the option grant date, we would be required to record a non-cash compensation charge equal to the amount by which the actual value of the shares subject to the performance option on the date of the amendment exceeded the option's exercise price. We estimate that we could incur between $4 million and $7 million in the aggregate of these non-cash compensation charges over the next four years. These charges, however, may not be evenly distributed over each of those four years or over the four quarters in any one year, depending upon the timing of employee turnover and the number of shares subject to the options held by departing employees.

    Over the past five years, we have increased revenue through acquisitions, increased scan volumes at existing client sites, and added new clients. During this same period, the growth rate of our adjusted EBITDA (income before income taxes, depreciation, amortization, net interest expense, recapitalization costs, merger integration costs, regulatory costs, termination and related costs, stock-based compensation, and extraordinary items) has exceeded the growth rate of revenue primarily as a result of spreading our fixed costs over a larger revenue base, implementing cost reduction and containment measures, and converting leased MRI systems obtained through acquisitions to owned MRI systems. In the second half of 2000, we added a substantial amount of infrastructure and upgraded our information systems in anticipation of supporting our future growth rate which increased our selling, general and administrative expenses as a percentage of revenue in the first quarter of 2001 compared to the first quarter of 2000.

    We have historically focused on attempting to maximize cash flow and return on invested capital nationwide and effectively deploying assets to maximize utilization. In both 1999 and 2000, we made significant investments in adding to and upgrading our MRI systems to improve service to our clients and add capacity for future growth. These additions to our MRI systems had the effect of slowing our growth rate in average daily scan volume per MRI system in 2000. Average daily scan volume per MRI system increased by 0.5 and 0.1 scans per day in 1999 and 2000, as compared to each preceding year.

    At December 31, 2000, we had $167.7 million of net operating losses available for federal tax purposes to offset future taxable income, subject to certain limitations. These net operating losses begin to expire in 2003.

SEASONALITY

    We experience seasonality in the revenues and margins generated for our services. First and fourth quarter revenues are typically lower than those from the second and third quarters. First quarter revenue is affected primarily by fewer calendar days and inclement weather, the results of which are fewer patient scans during the period. Fourth quarter revenue is affected primarily by holiday and client and patient vacation schedules and inclement weather, the results of which are fewer patient scans during the period. The variability in margins is higher than the variability in revenues due to the fixed nature of our costs.

SIGNIFICANT ACQUISITIONS AND OTHER TRANSACTIONS

    On November 1, 2000, we acquired all of the outstanding common stock of Southeast Arizona, Inc. as well as a mobile MRI system from one of its affiliates. The purchase price was $4.1 million. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Southeast Arizona have been included in our consolidated financial statements from the date of acquisition.

    On November 2, 1999, we merged with an affiliate of Kohlberg Kravis
Roberts & Co., L.P., or KKR, who acquired control of Alliance from existing shareholders in a leveraged recapitalization transaction. The total value of the transaction, including fees and expenses, was approximately $980 million. The transaction was funded with senior secured credit facilities, a senior subordinated credit facility, and common equity.

    On May 13, 1999, we acquired all the outstanding common stock of Three Rivers Holding Corp., the parent corporation of SMT Health Services, Inc., in a stock-for-stock merger. We exchanged

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approximately 1.6 million shares of common stock for all the outstanding common shares of Three Rivers. At the time of the merger, Three Rivers was wholly owned by affiliates of Apollo Management, L.P., which held approximately 82.6% of our outstanding common stock. Accordingly, the merger has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As such, our accompanying financial statements, footnotes, and management's discussion and analysis of financial condition and results of operations have been restated to include the assets, liabilities and operations of SMT from the date when both entities were under Apollo's control, which was December 18, 1997.

    On November 13, 1998, two of our wholly owned subsidiaries acquired all of the outstanding common stock of CuraCare, Inc. and all of the partnership interests in American Shared-CuraCare. The purchase price consisted of approximately $13.4 million in cash plus the assumption of approximately
$12.2 million in financing arrangements. The transaction has been accounted for as a purchase and, accordingly, the results of operations of CuraCare and American Shared have been included in our consolidated financial statements from the date of acquisition.

    On August 17, 1998, SMT acquired all of the outstanding common stock of RIA Management Services, Inc. The acquisition was accounted for as a purchase and, accordingly, the results of operations of RIA have been included in our consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $2.1 million in cash plus the assumption of approximately $1.1 million in financing arrangements.

    On May 19, 1998, we acquired Medical Diagnostics, Inc., a subsidiary of U.S. Diagnostic, Inc. The purchase price consisted of approximately $31.0 million plus the assumption of approximately $7.4 million in financing arrangements. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Medical Diagnostics have been included in our consolidated financial statements from the date of acquisition.

    On March 12, 1998, we acquired Mobile Technology Inc., a provider of mobile MRI services in the United States, in a transaction accounted for as a purchase. We have included the operations of Mobile Technology in our consolidated financial statements from the date of acquisition. The purchase price consisted of $58.3 million for all of the equity interests in Mobile Technology plus direct acquisition costs of approximately $2.0 million. In connection with the acquisition, we also refinanced $37.4 million of Mobile Technology's outstanding debt and paid Mobile Technology's direct transaction costs of $3.5 million.

    On January 2, 1998, Canton Holding Corp., a wholly owned subsidiary of SMT, acquired all of the outstanding common stock of Mid American Imaging, Inc. and Dimensions Medical Group, Inc. The acquisition was accounted for as a purchase and accordingly, the results of operations of Mid American Imaging and Dimensions Medical Group have been included in our consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $10.4 million in cash plus the assumption of approximately
$5.1 million in financing arrangements.

RESULTS OF OPERATIONS

QUARTER ENDED MARCH 31, 2001 COMPARED TO QUARTER ENDED MARCH 31, 2000

    Revenue increased $7.0 million, or 8.3%, to $91.3 million in the first quarter of 2001 compared to $84.3 million in the first quarter of 2000 primarily due to higher scan-based MRI revenue and higher MRI revenue under fixed-fee contracts. Overall, scan-based MRI revenue for the quarter ended March 31, 2001 increased $5.2 million, or 7.4%, compared to the quarter ended March 31, 2000 primarily as a result of a 10.4% increase in our MRI scan volume. We attribute this increase to the increase in the number of scans for existing clients primarily as a result of our continuing MRI systems upgrade program, and to additional scan-based systems in operation. The average daily scan volume per MRI system increased to 9.5 in the first quarter of 2001 from 9.4 in the first quarter of 2000. The increase in scan-based revenue was partially offset by a 2.8% decrease in average price per MRI scan.

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The decrease in average price realized per scan is primarily the result of an increase in wholesale revenue compared to retail revenue, which has a higher per-scan price, as a percentage of total MRI revenue, granting price reductions to certain clients, and clients achieving discounted price levels on incremental scan volume. Fixed-fee MRI revenue increased $0.2 million, or 4.0%, due to an increase in short and long-term fixed-fee system rental contracts. Additionally, other revenue increased $1.6 million, or 19.1%, primarily due to an increase in positron emission tomography, or PET, revenue.

    We had 325 MRI systems at March 31, 2001 compared to 296 MRI systems at March 31, 2000. The increase was primarily a result of planned system additions to satisfy client demand.

    Operating expenses, excluding depreciation, increased $3.3 million, or 9.0%, to $39.9 million in the first quarter of 2001 compared to $36.6 million in the first quarter of 2000. Payroll and related employee expenses increased
$2.0 million, or 10.8%, primarily as a result of an increase in the number of employees necessary to support new systems in operation and an increase in technologists' wages. System maintenance expense increased $1.0 million, or 12.7%, primarily due to an increase in the number of systems in service. Medical supplies increased $0.4 million, or 30.4%, primarily as a result of an increase in radiopharmaceutical expenses associated with PET. Rental expense decreased $1.0 million, or 24.3%, resulting from a lower number of leased MRI systems and transportation units in operation. Expenses incurred under management agreements increased $0.3 million, or 28.7%. All other operating expenses, excluding depreciation, increased $0.6 million, or 13.3%, primarily due to an increase in the number of systems in operation and an increase in average daily scan volume. Operating expenses, excluding depreciation, as a percentage of revenue, increased from 43.4% in the first quarter of 2000 to 43.7% in the first quarter of 2001 as a result of the factors described above.

    Depreciation expense increased $2.7 million, or 21.3%, to $15.4 million in the first quarter of 2001 compared to $12.7 million in the first quarter of 2000 principally due to a higher amount of depreciable assets associated with system additions and upgrades.

    Selling, general and administrative expenses increased $1.9 million, or 20.7%, to $11.1 million in the first quarter of 2001 compared to $9.2 million in the first quarter of 2000. Payroll and related employee expenses increased
$1.1 million, or 21.1%, primarily due to increased staffing levels primarily in the areas of patient billing and scheduling, information services, corporate development, human resources and legal. Professional service expenses increased $0.4 million, or 130%, primarily as a result of increased consulting costs for information services, sales, and finance. Also, we recorded a $0.1 million charge for stock-based compensation in the first quarter of 2001. All other selling, general and administrative expenses increased $0.3 million. Selling, general and administrative expenses as a percentage of revenue increased from 10.9% in the first quarter of 2000, to 12.2% in the first quarter of 2001 as a result of the factors described above.

    Amortization expense, primarily related to goodwill, totaled $3.6 million in the first quarter of 2001 and 2000.

    Interest expense, net, decreased $0.1 million, or 0.1%, to $18.8 million in the first quarter of 2001 compared to $18.9 million in the first quarter of 2000, primarily as a result of a decrease in amortization of deferred financing costs and a decrease due to one less day in the first quarter of 2001 compared to the corresponding quarter in 2000. These factors were partially offset by higher average interest rates and higher average outstanding debt balances during the first quarter of 2001 as compared to the first quarter of 2000. The interest rate on substantially all of our long-term debt is variable.

    Provision for income taxes in the first quarter of 2001 was $1.2 million, resulting in an effective tax rate of 50.0%, primarily as a result of non-deductible goodwill and state income taxes. Provision for income taxes in the first quarter of 2000 was $1.4 million, resulting in an effective tax rate of 50.0%, primarily as a result of non-deductible goodwill and state income taxes.

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
    Our net income was $1.2 million in the first quarter of 2001 compared to net income of $1.4 million in the first quarter of 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Revenue increased $27.2 million, or 8.6%, to $345.3 million in 2000 compared to $318.1 million in 1999 primarily due to higher scan-based MRI revenue and higher MRI revenue under fixed-fee contracts. Overall, scan-based MRI revenue in 2000 increased $18.7 million, or 6.8%, compared to 1999 primarily as a result of an 11.5% increase in our MRI scan volume. We attribute this increase to the increase in the number of scans for existing clients primarily as a result of our continuing MRI systems upgrade program, and to additional scan-based systems in operation. The average daily scan volume per MRI system increased to 9.4 in 2000 from an estimated 9.3 in 1999. The increase in scan-based revenue was partially offset by a decrease in scan volume from clients who did not renew their contracts and an estimated 4.3% decrease in average price per MRI scan. The decrease in average price realized per scan is primarily the result of an increase in wholesale revenue compared to retail revenue, which has a higher per-scan price, as a percentage of total MRI revenue, granting price reductions to certain clients, and clients achieving discounted price levels on incremental scan volume. Fixed-fee MRI revenue increased $7.8 million, or 61.3%, due to an increase in short and long-term fixed-fee system rental contracts. Additionally, revenue associated with management agreements increased $1.6 million, or 23.8%, and other revenue decreased $0.9 million, or 3.8%.

    We had 319 MRI systems at December 31, 2000 compared to 283 MRI systems at December 31, 1999. The increase was primarily a result of planned system additions to satisfy client demand.

    Operating expenses, excluding depreciation, increased $8.5 million, or 5.9%, to $151.7 million in 2000 compared to $143.2 million in 1999. Payroll and related employee expenses increased $8.2 million, or 13.0%, primarily as a result of an increase in the number of employees necessary to support new systems in operation and an increase in technologists' wages. Fuel expense increased $1.1 million, or 36.6%, primarily as a result of an increase in fuel prices as well as an increase in the number of shared use MRI systems in operation. System rental expense decreased $2.3 million, or 20.3%, resulting from a lower number of leased MRI systems in operation. Expenses incurred under management agreements increased $1.1 million, or 29.7%. All other operating expenses, excluding depreciation, increased $0.4 million. Operating expenses, excluding depreciation, as a percentage of revenue, decreased from 45.0% in 1999 to 43.9% in 2000 as a result of spreading our fixed costs over a larger revenue base and a conversion of leased systems to owned systems upon the expiration of operating leases.

    Depreciation expense increased $7.8 million, or 16.6%, to $54.9 million in 2000 compared to $47.1 million in 1999 principally due to a higher amount of depreciable assets associated with system additions and upgrades.

    Selling, general and administrative expenses increased $7.2 million, or 23.2%, to $38.3 million in 2000 compared to $31.1 million in 1999. Payroll and related employee related expenses increased $2.3 million, or 11.9%, primarily due to increased staffing levels primarily in the areas of retail billing and collections, information systems, corporate development and legal. Professional service expenses increased $1.0 million, or 101%, primarily as a result of increased information services costs associated with training for the implementation of our retail billing system as well as increased costs incurred to support our financial, marketing and operations functions. Marketing and business development expenses increased $0.4 million, or 78.7%, primarily as a result of our sales and marketing efforts associated with positron emission tomography, or PET, services. The provision for doubtful accounts increased by $1.5 million primarily as a result of the growth in revenue. Also, we recorded $0.8 million in expenses associated with a compliance review and a $0.3 million charge for stock-based compensation in 2000. All other selling, general and administrative expenses increased $0.9 million. Selling, general and administrative expenses as a percentage of revenue increased from 9.8% in 1999, to 11.1% in 2000 as a result of the factors described above.

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    Amortization expense, primarily related to goodwill, totaled $14.4 million in 2000 and $14.6 million in 1999.

    Termination and related costs of $4.6 million for the year ended
December 31, 2000 represent $4.3 million associated with termination costs and the repurchase of stock options for an executive officer who resigned his management duties due to health-related issues and $0.3 million associated with the recruitment of his replacement.

    Recapitalization, merger integration and regulatory costs of $4.5 million for the year ended December 31, 2000 represent $0.7 million of professional fees paid in connection with the KKR acquisition, $0.6 million of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the KKR acquisition, $0.1 million related to additional severance for employees of SMT, $0.1 million of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $0.9 million for assessments and $2.1 million for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of our acquired entities.

    Recapitalization, merger integration and regulatory costs of $52.6 million for the year ended December 31, 1999 represent $19.6 million in professional fees paid in connection with the KKR acquisition, $17.1 million related to the purchase of outstanding stock options in connection with the KKR acquisition, $6.0 million in bonus payments paid in connection with the KKR acquisition, $1.1 million in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT Merger, $2.2 million in employee severance costs in connection with the SMT Merger, $3.1 million in professional fees and other merger integration costs associated with the SMT Merger and other acquired entities, and $3.5 million for assessments to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Interest expense, net, increased $25.1 million, or 48.3%, to $77.1 million in 2000 compared to $52.0 million in 1999, as a result of higher average outstanding debt balances during 2000 as compared to 1999. This increase was primarily related to debt incurred in connection with the KKR acquisition and increases in average interest rates in 2000 compared to 1999. The interest rate on substantially all of our long-term debt is variable.

    Although we had a pre-tax loss in 2000, provision for income taxes in 2000 was $2.0 million, primarily as a result of non-deductible goodwill, non-deductible KKR acquisition expenses and state income taxes. Although we had a pre-tax loss in 1999, the provision for income taxes in 1999 was $3.3 million, primarily as a result of non-deductible KKR acquisition expenses and also non-deductible goodwill and state income taxes.

    In 1999, we recorded a $17.8 million extraordinary loss on the early extinguishment of debt related to the KKR acquisition and SMT debt refinancing.

    We recorded a net loss in 2000 of $2.2 million, or $0.58 per share, compared to a net loss in 1999 of $43.5 million, or $8.92 per share. The net loss per common share calculation in 1999 reflects preferred stock dividends and financing fee accretion of $2.1 million and excess of consideration paid over carrying amount of preferred stock purchased of $2.8 million.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Revenue increased $74.8 million, or 30.7%, to $318.1 million in 1999 compared to $243.3 million in 1998, primarily due to acquisitions. The remaining increase was due to higher scan-based MRI revenue, higher fixed fee MRI revenue and an increase in other revenue, including revenue for other imaging and therapeutic services. Overall, scan-based MRI revenue increased $65.0 million, or 31.1%, compared to 1998 primarily as a result of a 35.7% increase in our MRI scan volume primarily related to acquisitions. We attribute the non-acquisition MRI scan volume increase to the increase in the

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number of scans for existing clients primarily as a result of our continuing MRI systems upgrade program. The average daily scan volume per MRI system (adjusted to include acquisitions) was an estimated 9.3 in 1999. We experienced an estimated 3.4% decrease in the average revenue realized per MRI scan as compared to 1998. The decrease in average revenue realized per scan is primarily the result of clients achieving discount price levels on incremental scan volume and granting price reductions to certain clients. Fixed fee MRI revenue increased $5.7 million, or 80.9%, in 1999 compared to 1998 due to an increase in short-and long-term fixed fee system rental contracts. Other revenue increased
$4.1 million, or 14.9%, primarily due to an increase in revenues from all other imaging and therapeutic services.

    We had 283 MRI systems at December 31, 1999 compared to 273 MRI systems at December 31, 1998. The increase was primarily a result of planned system additions due to a growth in our client base.

    Operating expenses, excluding depreciation, increased $31.3 million, or 28.0%, to $143.2 million in 1999 compared to $111.9 million in 1998. Payroll and related employee expenses increased $15.7 million, or 33.7%, primarily as a result of the American Shared, Mobile Technology, and Medical Diagnostics acquisitions as well as an increase in the number of employees necessary to support new MRI systems in operation and increased scans per MRI system. System maintenance expense increased $6.3 million, or 31.1%, due to an increase in the number of systems in service and the expiration of warranties on an increased number of MRI systems. All other operating expenses, excluding depreciation, increased $9.3 million, or 20.6%, primarily as a result of increased costs associated with revenue growth. Operating expenses, excluding depreciation, as a percentage of revenue, decreased from 46.0% in 1998 to 45.0% in 1999 as a result of spreading costs over a larger revenue base and a conversion of leased systems to owned systems upon the expiration of operating leases.

    Depreciation expense increased $13.6 million, or 40.6%, to $47.1 million in 1999 compared to $33.5 million in 1998 principally due to a higher amount of depreciable assets associated with system additions and upgrades and systems acquired through acquisitions.

    Selling, general and administrative expenses increased $6.7 million, or 27.5%, to $31.1 million in 1999 compared to $24.4 million in 1998. Payroll and related expenses increased $4.3 million, or 32.7%, primarily as a result of increased staffing levels necessary to support our increased level of operations and increased employee compensation related to increased sales commissions. The provision for doubtful accounts increased $0.4 million primarily as a result of our growth in revenue. All other selling, general and administrative expenses increased $2.0 million, or 26.4%, primarily as a result of increased costs associated with revenue growth. Selling, general and administrative expenses, as a percentage of revenue, decreased from 10.0% in 1998 to 9.8% in 1999.

    Amortization expense, primarily related to goodwill, increased
$3.3 million, or 29.2%, to $14.6 million in 1999 compared to $11.3 million in 1998 as a result of acquisitions made during 1998.

    Recapitalization, merger integration and regulatory costs of $52.6 million for the year ended December 31, 1999 represents $19.6 million in professional fees paid in connection with the KKR acquisition, $17.1 million related to the purchase of outstanding stock options in connection with the KKR acquisition, $6.0 million in bonus payments paid in connection with the KKR acquisition, $1.1 million in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT Merger, $2.2 million in employee severance costs in connection with the SMT Merger, $3.1 million in professional fees and other merger integration costs associated with the SMT Merger and other acquired entities, and $3.5 million for assessments to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Recapitalization, merger integration and regulatory costs of $2.8 million in 1998 represent $1.8 million in special non-recurring bonuses paid in connection with the Mobile Technology acquisition, $0.7 million in professional fees associated with accounting and billing systems conversions of acquired companies, and a $0.3 million provision for doubtful accounts conforming accounting adjustment made in connection with the American Shared acquisition.

    Interest expense, net, increased $10.2 million, or 24.4%, to $52.0 million in 1999 compared to $41.8 million in 1998. This increase was primarily related to debt incurred in connection with the KKR acquisition merger as well as acquisitions made during this period. The interest rate on substantially all of our long-term debt as of December 31, 1999 was variable.

    Although we had a pre-tax loss in 1999, provision for income taxes in 1999 was $3.3 million, primarily as a result of non-deductible KKR acquisition expenses, and also non-deductible goodwill and state income taxes. Provision for income taxes in 1998 was $8.7 million, resulting in an effective tax rate of 49.6% which differed from the statutory tax rate primarily as a result of non-deductible goodwill.

    In 1999, we recorded a $17.8 million extraordinary loss on the early extinguishments of debt related to the KKR acquisition and acquisitions. In 1998, we recorded a $2.3 million extraordinary loss on early extinguishments of debt related to acquisitions.

    We recorded a net loss in 1999 of $43.5 million, or $8.92 per share, compared to net income in 1998 of $6.6 million, or $0.77 per share. The net loss per common share calculation in 1999 reflects preferred stock dividends and financing fee accretion of $2.1 million and excess of consideration paid over carrying amount of preferred stock purchased of $2.8 million. In 1998, the net loss per common share calculation reflects preferred stock dividends and financing fee accretion of $2.2 million.

LIQUIDITY AND CAPITAL RESOURCES

    We generated cash of $92.0 million and $38.2 million from operating activities in 2000 and 1999, respectively and $8.3 million for the first quarter of 2001. We used cash of $91.0 million and $104.1 million for investing activities in 2000 and 1999, respectively and $18.8 million for the first quarter of 2001. We incur capital expenditures for the purposes of:

    - providing upgrades of our MRI systems and upgrading our corporate infrastructure for future growth;

    - purchasing systems upon termination of operating leases;

    - replacing less advanced systems with new systems; and

    - purchasing new systems.

    Capital expenditures totaled $101.6 million during the year ended
December 31, 2000. Capital expenditures totaled $95.9 million during the year ended December 31, 1999. Capital expenditures totaled $21.2 million during the quarter ended March 31, 2001. During the year ended December 31, 2000, we purchased 55 MRI systems, including replacement systems. During the quarter ended March 31, 2001, we purchased 10 MRI systems, including replacement systems. Our decision to purchase a new system is typically predicated on obtaining new or extending existing client contracts, which serve as the basis of demand for the new system. We expect to purchase additional systems in 2001 and finance substantially all of these purchases with our available cash, cash from operating activities and our revolving line of credit. We expect capital expenditures to total approximately $75 million in 2001, which expenditures shall consist primarily of equipment purchases and upgrades.

    In connection with the KKR acquisition, we entered into a $616.0 million credit agreement and also entered into a $260.0 million senior subordinated credit facility agreement with KKR. The credit agreement contains restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, capital expenditures and prepayments of other indebtedness. Additionally, the credit agreement contains financial covenants which require a minimum interest coverage ratio of 1.5 to 1.0, as well as a maximum leverage ratio of 6.0 to 1.0. As of March 31, 2001, we are in compliance with all of the material covenants contained in our credit agreement and other indebtedness.

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
    We used the aggregate proceeds from the offering of the old notes to repay our senior subordinated credit facility.

    The maturities of our existing long-term debt total $15.9 million in 2001, $18.0 million in 2002, $28.4 million in 2003, $28.8 million in 2004 and $35.6 million in 2005.

    We believe that, based on current levels of operations and anticipated growth, our cash from operations, together with other available sources of liquidity, including borrowings available under our revolving loan facility, will be sufficient over the next year to fund anticipated capital expenditures and make required payments of principal and interest on our debt, including payments due under our credit agreement. Neither the KKR acquisition nor our current level of debt has altered our practice of making capital expenditures.

    Our expansion and acquisition strategy may require substantial capital, and no assurance can be given that we will be able to raise any necessary additional funds through bank financing or the issuance of equity or debt securities on terms acceptable to us, if at all.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We sell our services exclusively in the United States and receive payment for our services exclusively in United States dollars. As a result, our financial results are unlikely to be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

    Our interest expense is sensitive to changes in the general level of interest rates in the United States, particularly because the majority of our indebtedness has interest rates which are variable. The recorded carrying amount of our long-term debt approximates fair value as these borrowings have variable rates that reflect currently available terms and conditions for similar debt.

    Our interest income is sensitive to changes in the general level of interest rates in the United States, particularly because the majority of our investments are in short-term instruments.

    The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short-term maturities.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 had no impact on our results of operations or financial position.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation". FIN 44 clarifies the application of Accounting Principles Board ("APB") Opinion No. 25 regarding (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 15, 1998, or January 12, 2000. We believe that the adoption of FIN 44 will not have a material effect on our consolidated results of operations or financial position.

    Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities", as amended. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. We currently do not have any derivative instruments, which require fair value measurement under SFAS 133 and, accordingly, the effect of the adoption will not have a material impact on our results of operations or financial position.

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                                    BUSINESS

    We are a leading national provider of outsourced diagnostic imaging services, with 91% of our 2000 revenues and 90% of our revenues for the first quarter of 2001 derived from MRI. We provide imaging and therapeutic services primarily to hospitals and other healthcare providers on a mobile, shared-service basis. Our services normally include the use of our imaging or therapeutic systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day operations. We also offer ancillary services including marketing support, education and training and billing assistance. We had 392 diagnostic imaging and therapeutic systems, including 325 MRI systems, and 1,218 clients in 43 states at March 31, 2001.

    We typically deliver our services through exclusive, long-term contracts with hospitals and other healthcare providers which generally require them to pay us monthly, based on the number of scans we perform. These contracts are usually three to five years in length, are typically non-cancelable by our clients and often contain automatic renewal provisions. For the year ended December 31, 2000 and the quarter ended March 31, 2001, we received approximately 90% of our revenues from direct billing of our clients.

    Our clients, primarily small-to-mid-sized hospitals, contract with us to provide outsourced diagnostic imaging systems and therapeutic services in order to:

    - avoid capital investment and financial risk associated with the purchase of their own systems;

    - provide access to MRI and other services for their patients when the demand for these services does not justify the purchase of a system;

    - benefit from upgraded imaging systems without direct capital expenditures;

    - eliminate the need to recruit, train and manage qualified technologists;

    - make use of our ancillary services; and

    - gain access to services under our regulatory and licensing approvals when they do not have these approvals.

    On November 2, 1999, we merged with an affiliate of Kohlberg Kravis
Roberts & Co., L.P., or KKR, who acquired control of Alliance from existing shareholders in a leveraged recapitalization transaction. We refer to this transaction as the KKR acquisition throughout this prospectus. The total value of the transaction, including fees and expenses, was approximately
$980 million. The transaction was funded with senior secured credit facilities, a senior subordinated credit facility, and common equity. The KKR acquisition did not result in any material changes in the nature of our business other than the before-mentioned increase in our indebtedness.

INDUSTRY OVERVIEW

    Diagnostic imaging services are noninvasive procedures that generate representations of the internal anatomy and convert them to film or digital media. Diagnostic imaging systems facilitate the early diagnosis of diseases and disorders, often minimizing the cost and amount of care required and reducing the need for costly and invasive diagnostic procedures. The market for diagnostic imaging services in the United States was estimated to be approximately $66 billion in 1999.

MRI

    The market for MRI services in the United States was estimated to be $6.7 billion in 1999. Of the approximately 14.6 million MRI scans in 2000, 44% were performed by hospitals with their own equipment, 33% were performed by independent imaging centers and 23% were performed by mobile MRI providers.

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    MRI involves the use of high-strength magnetic fields to produce computer-processed cross-sectional images of the body. Due to its superior image quality, MRI is the preferred imaging technology for evaluating soft tissue and organs, including the brain, spinal cord and other internal anatomy. With advances in MRI technology, MRI is increasingly being used for new applications such as imaging of the heart, chest and abdomen. Conditions that can be detected by MRI include multiple sclerosis, tumors, strokes, infections, and injuries to the spine, joints, ligaments, and tendons. Unlike x-rays and computed tomography, which are other diagnostic imaging technologies, MRI does not expose patients to potentially harmful radiation.

    MRI technology was first patented in 1974, and MRI systems first became commercially available in 1983. Since then, manufacturers have offered increasingly sophisticated MRI systems and related software to increase the speed of each scan and improve image quality. Magnet strengths are measured in tesla, and MRI systems typically use magnets with strengths ranging from 0.2 to
1.5 tesla. The 1.0 and 1.5 tesla strengths are generally considered optimal because they are strong enough to produce relatively fast scans but are not so strong as to create discomfort for most patients. Manufacturers have worked to gradually enhance other components of the machines to make them more versatile. Many of the hardware and software systems in recently manufactured machines are modular and can be upgraded for much lower costs than purchasing new systems.

    MRI has gradually captured a larger portion of the diagnostic imaging market. The total number of MRI scans has increased at an estimated compound annual growth rate of 10.5% from 5.4 million in 1990 to approximately
14.6 million in 2000. The number of MRI scans is projected to grow at approximately the same rate through 2006.

    The MRI industry has experienced growth as a result of:

    - recognition of MRI as a cost-effective, noninvasive diagnostic tool;

    - superior soft-tissue image quality of MRI versus that of other diagnostic imaging technologies;

    - wider physician acceptance and availability of MRI technology;

    - growth in the number of MRI applications;

    - MRI's safety when compared to other diagnostic imaging technologies, because it does not use potentially harmful radiation; and

    - increased overall demand for healthcare services, including diagnostic services, for the aging population.

OTHER DIAGNOSTIC IMAGING SERVICES

    - POSITRON EMISSION TOMOGRAPHY, OR PET. PET is a nuclear medicine procedure that produces pictures of the body's metabolic and biologic functions. PET can provide earlier detection of certain cancers, coronary diseases or neurologic problems than other diagnostic imaging systems. It is also useful for the monitoring of these conditions.

    - COMPUTED TOMOGRAPHY, OR CT. In CT imaging, a computer analyzes the information received from an x-ray beam to produce multiple cross-sectional images of a particular organ or area of the body. CT imaging is used to detect tumors and other conditions affecting bones and internal organs.

    - OTHER SERVICES. Other diagnostic imaging technologies include x-ray, single photon emission computed tomography, and ultrasound.

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IMAGING SETTINGS

    MRI and other imaging services are typically provided in one of the following settings:

    - HOSPITALS AND CLINICS. Imaging systems are located in and owned and operated by a hospital or clinic. These systems are primarily used by patients of the hospital or clinic, and the hospital or clinic bills third-party payors, such as health insurers, Medicare or Medicaid.

    - INDEPENDENT IMAGING CENTERS. Imaging systems are located in permanent facilities not generally owned by hospitals or clinics. These centers depend upon physician referrals for their patients and generally do not maintain dedicated, contractual relationships with hospitals or clinics. In fact, these centers may compete with hospitals or clinics that have their own systems to provide imaging services to these patients. Like hospitals and clinics, these centers bill third-party payors for their services.

    - OUTSOURCED. Imaging systems, largely located in mobile trailers but also provided in fixed facilities, provide services to a hospital or clinic on a shared-service or full-time basis. Generally, the hospital or clinic contracts with the imaging service provider to perform scans of its patients, and the imaging service provider is paid directly by that hospital or clinic instead of by a third-party payor.

OUR COMPETITIVE STRENGTHS

LARGEST NATIONAL PROVIDER OF OUTSOURCED MRI SERVICES

    We believe we are the largest national provider of outsourced MRI services, based on systems deployed, with 325 MRI systems in operation in 42 states at March 31, 2001. We believe our size allows us to achieve operating, purchasing and administrative efficiencies, including:

    - the ability to maximize equipment utilization through efficient deployment of our mobile systems;

    - equipment purchasing savings from equipment manufacturers;

    - favorable service and maintenance contracts from equipment manufacturers; and

    - the ability to minimize the time our systems are unavailable to our clients as a result of our flexibility in system deployment.

    We also believe our size has enabled us to establish a well-recognized brand name and an experienced management team with a detailed knowledge of the competitive and regulatory environments within the diagnostic imaging services industry.

EXCLUSIVE, LONG-TERM CONTRACTS WITH A DIVERSE CLIENT BASE

    We generate substantially all of our revenues from exclusive, long-term contracts with hospitals and other healthcare providers. These contracts are usually three to five years in length, are typically non-cancelable by our clients and often have automatic renewal provisions. We believe we have developed strong relationships with our clients, as evidenced by our contract renewal rate of 85% in 2000 and 81% for the first quarter of 2001. During 2000 and for the first quarter of 2001, no single client accounted for more than 3% of our revenue.

REDUCED REIMBURSEMENT RISK

    Generally, hospitals, clinics and independent imaging centers bill patients or third-party payors, such as health insurers, for their imaging services. In contrast, for the year ended December 31, 2000 and for the quarter ended
March 31, 2001, approximately 90% of our revenues were generated by providing services to hospitals and clinics that are obligated to pay us regardless of their receipt of reimbursement from third-party payors. Accordingly, our exposure to uncollectible patient receivables is

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minimized, as evidenced by our bad debt expense of only 1.6% of net revenues for the year ended December 31, 2000 and for the quarter ended March 31, 2001. In addition, we believe that the number of days outstanding for our receivables, which averaged 55 days for the year ended December 31, 2000 and 57 days for the quarter ended March 31, 2001, is among the most favorable in the healthcare services industry.

COMPREHENSIVE OUTSOURCING SOLUTION

    We offer our clients a comprehensive outsourcing solution which includes our imaging services and ancillary services, such as marketing support, education and training and billing assistance. In some cases, we provide services under our regulatory and licensing approvals for clients when they do not have these approvals. We believe that a comprehensive outsourcing solution is an important factor when potential clients select an outsourcing provider. We also believe that some clients recognize the benefits of our solution and will continue to contract for our outsourcing services even if their scan volume may justify the purchase of their own imaging system.

ADVANCED MRI SYSTEMS

    Our MRI systems are among the newest and most advanced in the industry due to the significant resources we have invested over the last three years to replace and upgrade existing systems and to purchase new systems. Our technologically advanced systems can perform high quality scans more rapidly and can be used for a wider variety of imaging applications than less advanced systems. Approximately 58% of our MRI systems have been purchased in the last three years and approximately 88% of our MRI systems are equipped with high-strength magnets that allow high-speed imaging. Moreover, technological change in this field is gradual and most of our systems can be upgraded with software and hardware enhancements, which should allow us to continue to provide advanced technology without purchasing entire new systems.

EXPERIENCED EXECUTIVE MANAGEMENT TEAM

    We have an experienced team of executives who have worked in the healthcare industry an average of 19 years. Our executive management team currently owns approximately 12% of our common equity on a fully diluted basis.

OUR GROWTH STRATEGIES

INCREASE THE NUMBER OF SCANS AT EXISTING CLIENTS

    We intend to continue to increase the overall number of scans we perform for our existing clients. We have invested in advanced MRI systems which are faster and capable of scanning for a broad range and increasing number of medical conditions. We believe these capabilities will result in an increase in the number of scans performed for our clients. Furthermore, we attempt to educate physicians about the advantages of MRI and new imaging procedures and applications, which we believe will also lead to increased number of scans.

ESTABLISH NEW CLIENT RELATIONSHIPS

    We primarily target small-to-mid-sized hospitals and other healthcare providers as potential new clients for our services. As of December 31, 1999, the small-to-mid-sized hospital market was estimated to include 4,956 hospitals. Additionally, we intend to pursue relationships with physician groups, clinics and other healthcare providers that could benefit from our shared-service outsourcing solution. Providers in these markets are under increasing pressure to offer a full range of services and must remain technologically competitive. Because of this pressure, we believe this market represents an attractive target for our outsourcing services. Additionally, we believe new client growth will continue to come from healthcare providers requesting our other outsourced imaging services.

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
INCREASE MRI SYSTEM UTILIZATION

    The average number of scans performed for each of our MRI systems on a given day was 9.4 in 2000 and 9.5 for the first quarter of 2001. We believe we can increase this figure through efficient deployment of our mobile MRI systems to existing and new clients. We believe we can further improve utilization of our systems by working with our clients to improve patient scheduling and ensure patient presence at these appointments. We also believe that our size and geographic diversity positions us to benefit from increased demand for MRI services.

EXPAND MRI APPLICATIONS

    We intend to use our existing national presence and client service capabilities to introduce new MRI applications, including cardiac evaluation and advanced chest and abdomen imaging. Most of these applications can be performed by existing MRI systems, which may require some upgraded software and hardware enhancements.

OFFER NEW IMAGING SERVICES

    We also intend to use our existing nationwide sales and operational infrastructure and our client relationships to expand our outsourcing services to include other imaging services. For example, we recently began expanding our offering of positron emission tomography, or PET, services which are utilized in the detection of certain cancers, coronary diseases or neurologic problems. Due to recent approval of reimbursement for selected PET procedures by the Health Care Financing Administration, we believe PET services present growth opportunities.

PURSUE SELECTED STRATEGIC ACQUISITIONS

    We have been an active acquirer of imaging businesses, having acquired 141 MRI systems in five separate acquisitions since 1997. We believe our scale and geographic diversity allows us to realize synergies from the acquisition of imaging providers. We expect to continue to identify and evaluate opportunities for acquisitions within our industry, although currently there are no agreements or negotiations with respect to any specific transaction.

OUR SERVICES

    As of December 31, 2000, we provided our outsourcing services on the following bases:

    - SHARED SERVICE. We offered 77% of our diagnostic imaging systems on a part-time basis. These systems are located in mobile trailers which are transported to our clients' locations. We schedule deployment of these mobile systems so that multiple clients can share use of the same system. The typical shared-service contract is three to five years in length.

    - FULL-TIME SERVICE. We offered 17% of our diagnostic imaging systems on a full-time, long-term basis. These systems are located in either mobile units or buildings located at or near a hospital or clinic. Full-time service systems are provided for the exclusive use of a particular hospital or clinic. We typically offer full-time services under contracts that range from five to ten years in length. Our relationships with our higher-volume shared-service clients have, from time to time, evolved into full-time arrangements.

    - INTERIM AND RENTAL SERVICES. We offered 6% of our diagnostic imaging systems to clients on a full-time, temporary basis. These systems are located in mobile trailers which are transported to our clients' locations. These clients may be unable to maintain the extra capacity to accommodate periods of peak demand for imaging services or may require temporary assistance until they can develop permanent imaging service centers at or near their facilities. Generally, we do not provide technologists to operate our systems in these arrangements.

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CONTRACTS AND PAYMENT

    Our typical contract is exclusive, three to five years in length, non-cancelable by our clients and often subject to automatic renewal. Most of our contracts require a fee for each scan we perform. With other contracts, clients are billed on a fixed-fee basis for a period of time, regardless of the number of scans performed. These fee levels are affected primarily by the number of scans performed, the type of imaging system provided and the length of the contract. To a lesser extent, our revenues are generated from direct billings to patients or their medical payors. We typically reserve the right to reduce a client's number of service days or terminate an unprofitable contract. In addition, our sales representatives have been successful in renewing and extending contracts prior to expiration, achieving an 85% contract renewal rate in 2000 and an 81% contract renewal rate for the first quarter of 2001.

IMAGING SYSTEMS

    As of March 31, 2001, we operated 373 diagnostic imaging systems, comprising 325 MRI systems, 26 computed tomography systems, six positron emission tomography systems and 16 other systems, substantially all of which we own. We have made significant investments in our systems in an effort to ensure that we maintain the newest, most advanced imaging systems that meet our clients' needs. As of December 31, 2000, over 58% of our MRI systems had been purchased in the last three years. Moreover, because we can upgrade most of our current MRI systems, we believe we have reduced the potential for technological obsolescence.

    We purchase our imaging systems from major medical equipment manufacturers, primarily General Electric Medical Systems, Siemens Medical Systems and Philips Medical Systems. Generally, we contract with clients for new or expanded services prior to ordering new imaging systems in order to reduce our system utilization risk. As one of the largest commercial purchasers of MRI systems in the world, we believe we receive relatively attractive pricing for equipment and service contracts from these equipment manufacturers.

THERAPEUTIC SERVICES

    In addition to diagnostic imaging, we also offer our clients therapeutic services including lithotripsy and brachytherapy. Lithotripsy is a minimally invasive therapeutic procedure for the treatment of kidney stones, typically performed on an outpatient basis. Brachytherapy is a localized radiation treatment for cancer. As of March 31, 2001, we owned 19 therapeutic systems.

SYSTEM MANAGEMENT AND MAINTENANCE

    We have divided the country into nine geographic regions. We have a local presence in each region, none of which accounts for more than 17% of our revenues. We believe we benefit from our regional managers' direct contact with and knowledge of the markets we serve, which allows us to address the specific needs of each local operating environment. Each region markets, manages, and staffs the operation of its imaging systems and is run as a separate profit center responsible for its own revenues, expenses and overhead. To complement this regional arrangement, we have developed standardized contracts, operating policies, and other procedures, which are implemented nationwide in an effort to ensure quality, consistency and efficiency across all regions.

    We actively manage deployment of our imaging systems to increase their utilization through the coordinated transportation of our mobile systems using 238 tractors. We examine client requirements, route patterns, travel times, fuel costs and system availability in our deployment process. Our mobile shared-service MRI systems are currently scheduled for as little as one-half day and up to seven days per week at any particular client, with an average usage of
1.7 days per week per client. Drivers typically move the systems at night and activate them upon arrival at each client location so that the systems are operational when our technologists arrive.

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    Timely, effective maintenance is essential for achieving high utilization rates of our MRI systems. We contract with the original equipment manufacturers for comprehensive maintenance programs on our systems to minimize the period of time the equipment is unavailable. System repair typically takes less than one day but could take longer, depending upon the nature of the repair. During the warranty period and maintenance contract term, we receive guarantees related to equipment operation and availability.

SALES AND MARKETING

    Our national sales force consists of 28 members who identify and contact potential clients. We also have 55 marketing representatives who are focused on increasing the number of scans performed with our systems by educating physicians about our new imaging applications and service capabilities. The sales force is organized regionally under the oversight of regional vice presidents and senior management. Furthermore, certain of our executive officers and regional vice presidents also spend a portion of their time participating in contract negotiations.

COMPETITION

    The market for diagnostic imaging services is highly fragmented and has few national imaging service providers. We believe that the key competitive factors affecting our business include:

    - the quality and reliability of service;

    - the quality and type of equipment available;

    - the availability of types of imaging and ancillary services;

    - the availability of imaging center locations and flexibility of scheduling;

    - pricing;

    - the knowledge and service quality of technologists;

    - the ability to obtain regulatory approvals; and

    - the ability to establish and maintain relationships with healthcare providers and referring physicians.

    We are, and expect to continue to be, subject to competition in our targeted markets from businesses offering diagnostic imaging services, including existing and developing technologies. There are many companies engaged in this market, including one national competitor and many smaller regional competitors. Some of our competitors may now or in the future have access to greater resources than we do. We compete with other mobile providers, independent imaging centers, physicians, hospitals, and other healthcare providers that have their own diagnostic imaging systems, and equipment manufacturers that sell or lease imaging systems to healthcare providers for mobile or full-time use. We may also experience greater competition in states that currently have certificates of need laws should these laws be repealed, thereby reducing barriers to entry in that state.

EMPLOYEES

    As of April 30, 2001, we had 1,972 employees, of whom 1,501 were trained diagnostic imaging technologists, patient coordinators or other technical support staff. None of our employees are represented by a labor organization and we are not aware of any activity seeking such organization. We believe we have good relationships with our employees.

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PROPERTIES

    We lease approximately 43,400 square feet of space in four office buildings in Anaheim, California for our executive and principal administrative offices. We also lease a 15,600 square foot operations warehouse in Orange, California and a 9,000 square foot operations warehouse in Childs, Pennsylvania, as well as space for our regional offices.

REGULATION

    Our business is subject to extensive federal and state government regulation. Although we believe that our operations comply with the laws governing our industry, it is possible that new laws or interpretations of existing laws will adversely affect our financial performance.

FRAUD AND ABUSE LAWS; PHYSICIAN REFERRAL PROHIBITIONS

    The healthcare industry is subject to extensive federal and state regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and payment for services.

    In particular, the federal Anti-Kickback Law prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid Programs. The definition of "remuneration" has been broadly interpreted to include anything of value, including for example gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests, and providing anything at less than its fair market value. In addition, there is no one generally accepted definition of intent for purposes of finding a violation of the Anti-Kickback Law. For instance, one court has stated that an arrangement will violate the Anti-Kickback Law where any party has the intent to unlawfully induce referrals. In contrast, another court has opined that a party must engage in the proscribed conduct with the specific intent to disobey the law in order to be found in violation of the Anti-Kickback Law. The lack of uniform interpretation of the Anti-Kickback Law makes compliance with the law difficult. The penalties for violating the Anti-Kickback Law can be severe. These sanctions include criminal penalties and civil sanctions, including fines, imprisonment and possible exclusion from the Medicare and Medicaid programs.

    The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Law is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the U.S. Department of Health and Human Services issued regulations in July of 1991, which the Department has referred to as "safe harbors." These safe harbor regulations set forth certain provisions which, if met, will assure healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Law. Additional safe harbor provisions providing similar protections have been published intermittently since 1991. Our arrangements with physicians, physician practice groups, hospitals, and other persons or entities who are in a position to refer may not fully meet the stringent criteria specified in the various safe harbors. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Law, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Law will be pursued. Although our arrangements may not fall within a safe harbor, we believe that our business arrangements do not violate the Anti-Kickback Law because we are careful to structure our arrangements to reflect fair market value and ensure that the reasons underlying our decision to enter into a business arrangement comport with the Anti-Kickback Law. However, even though we continuously strive to comply with the

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requirements of the Anti-Kickback Law, liability under the Anti-Kickback Law may still arise because of the intentions of the parties with whom we do business.
In addition, we may have Anti-Kickback Law liability based on arrangements established by the entities we have acquired if any of those arrangements involved an intention to exchange remuneration for referrals covered by the Anti-Kickback Law. While we are not aware of any such intentions, we have only limited knowledge regarding the intentions underlying those arrangements.
Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities such as the Office of the Inspector General of the U.S. Department of Health and Human Services, or OIG.

    Many states have adopted laws similar to the federal Anti-Kickback Law. Some of these state prohibitions apply to referral of patients for healthcare services reimbursed by any source, not only the Medicare and Medicaid Programs. Although we believe that we comply with both federal and state anti-kickback laws, any finding of a violation of these laws could subject us to criminal and civil penalties or possible exclusion from federal or state healthcare programs. Such penalties would adversely affect our financial performance and our ability to operate our business.

    In addition, the Ethics in Patient Referral Act of 1989, commonly referred to as the federal physician self-referral prohibition or Stark Law, prohibits physician referrals of Medicare and Medicaid patients to an entity providing certain designated health services (including MRI and other diagnostic imaging services) if the physician or an immediate family member has any financial arrangement with the entity and no statutory or regulatory exception applies. The Stark Law also prohibits the entity from billing for any such prohibited referral. Initially, the Stark Law applied only to clinical laboratory services and regulations applicable to clinical laboratory services were issued in 1995. Earlier that same year, the Stark Law's self-referral prohibition expanded to additional goods and services, including MRI and other imaging services. In 1998, the Health Care Financing Administration, or HCFA, published proposed rules for the remaining designated health services, including MRI and other imaging services, and in January of 2001, HCFA published a final rule which it characterized as the first phase of what will be a two-phase final rule. Although HCFA has stated that it intends to publish phase two shortly, it is unclear when this will occur. Based on HCFA commentary and recent presidential action, phase one of these final Stark Law regulations will likely become effective in early 2002.

    A person who engages in a scheme to circumvent the Stark Law's referral prohibition may be fined up to $100,000 for each such arrangement or scheme. In addition, any person who presents or causes to be presented a claim to the Medicare or Medicaid Program in violation of the Stark Law is subject to civil monetary penalties of up to $15,000 per bill submission, an assessment of up to three times the amount claimed, and possible exclusion from participation in federal healthcare programs. Bills submitted in violation of the Stark Law may not be paid by Medicare or Medicaid, and any person collecting any amounts with respect to any such prohibited bill is obligated to refund such amounts.

    Several states in which we operate have enacted or are considering legislation that prohibits physician self-referral arrangements or requires physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Possible sanctions for violating these state law physician self-referral and disclosure requirements include loss of license and civil and criminal sanctions. State laws vary from jurisdiction to jurisdiction and have been interpreted by the courts or regulatory agencies infrequently.

    We believe our operations comply with these federal and state physician self-referral prohibition laws. We do not believe we or anyone else has established any arrangements or schemes involving any service of ours which would violate the Stark Law prohibition against schemes designed to circumvent the Stark Law, or any similar state law prohibitions. Because we have financial arrangements with physicians and possibly their immediate family members, and because we may not be aware of all those

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financial arrangements, we rely on physicians and their immediate family members to avoid making referrals to us in violation of the Stark law and similar state laws. If we receive such a prohibited referral which is not covered by exceptions under the Stark law and applicable state law, our submission of a bill for the referral could subject us to sanctions under the Stark law and applicable state law. Any sanctions imposed on us under the Stark Law or any similar state laws could adversely affect our financial results and our ability to operate our business.

    The Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs such as the Medicare and Medicaid Programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. The Health Insurance Portability and Accountability Act of 1996 also will require us to follow federal privacy standards for individually identifiable health information and computer security standards for all health information. The government recently published regulations to implement the privacy standards under the Act. We are beginning to address compliance with the Act and applicable regulations. At this time we have not projected the financial impact of compliance, which may be significant. A violation of the Act's health fraud, privacy or security provisions may result in criminal and civil penalties, which may adversely affect our financial performance and our ability to operate our business.

    Both federal and state government agencies are continuing heightened and coordinated civil and criminal enforcement efforts. As part of announced enforcement agency work plans, the federal government will continue to scrutinize, among other things, the billing practices of hospitals and other providers of healthcare services. The federal government also has increased funding to fight healthcare fraud, and it is coordinating its enforcement efforts among various agencies, such as the U.S. Department of Justice, the U.S. Department of Health and Human Services Office of Inspector General, and state Medicaid fraud control units. We believe that the healthcare industry will continue to be subject to increased government scrutiny and investigations.

FEDERAL FALSE CLAIMS ACT

    Another trend affecting the healthcare industry is the increased use of the federal False Claims Act and, in particular, actions under the False Claims Act's "whistleblower" provisions. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If the government declines to join the lawsuit, then the individual may choose to pursue the case alone, in which case the individual's counsel will have primary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. If the litigation is successful, the individual is entitled to no less than 15%, but no more than 30%, of whatever amount the government recovers. The percentage of the individual's recovery varies, depending on whether the government intervened in the case and other factors. Recently, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states are considering or have enacted laws modeled after the federal False Claims Act. Even in instances when a whistleblower action is dismissed with no judgment or settlement, we may incur substantial legal fees and other costs relating to an investigation. We are currently subject to a whistleblower action. See "Business--Legal and Administrative Proceedings." Future actions under the False Claims Act may result in significant fines and legal fees, which would adversely affect our financial performance and our ability to operate our business.

    When an entity is determined to have violated the federal False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,000 to $10,000 for each separate false claim. Liability arises, primarily, when an entity knowingly submits a false claim for reimbursement to the federal government. Simple negligence should not give rise to liability, but submitting a claim with reckless disregard of its truth or falsity could result in substantial civil liability.

    Although simple negligence should not give rise to liability, the government or a whistleblower may attempt and could succeed in imposing liability on us for a variety of previous or current failures, including for example:

    - Failure to comply with the many technical billing requirements applicable to our Medicare and Medicaid business.

    - Failure to comply with Medicare requirements concerning the circumstances in which a hospital, rather than we, must bill Medicare for diagnostic imaging services we provide to outpatients treated by the hospital.

    - Failure of our hospital clients to accurately identify and report our reimbursable and allowable services to Medicare.

    - Failure to comply with the prohibition against billing for services ordered or supervised by a physician who is excluded from any federal healthcare programs, or the prohibition against employing or contracting with any person or entity excluded from any federal healthcare programs.

    - Failure to comply with the Medicare physician supervision requirements for the services we provide, or the Medicare documentation requirements concerning such physician supervision.

    - The past conduct of the companies we have acquired.

    We strive to ensure that we meet applicable billing requirements. However, the costs of defending claims under the False Claims Act, as well as sanctions imposed under the Act, could significantly affect our financial performance.

UNLAWFUL PRACTICE OF MEDICINE AND FEE SPLITTING

    The marketing and operation of our diagnostic imaging and therapeutic systems are subject to state laws prohibiting the practice of medicine by non-physicians. We believe that our operations do not involve the practice of medicine because all professional medical services relating to our operations, including the interpretation of scans and related diagnoses, are separately provided by licensed physicians not employed by us. Some states have laws that prohibit any fee-splitting arrangement between a physician and a referring person or entity that would provide for remuneration paid to the referral source on the basis of revenues generated from referrals by the referral source. We believe that our operations do not violate these state laws with respect to fee splitting.

CERTIFICATE OF NEED LAWS

    In some states, a certificate of need or similar regulatory approval is required prior to the acquisition of high-cost capital items or services, including diagnostic imaging systems or provision of diagnostic imaging services by us or our clients. Certificate of need regulations may limit or preclude us from providing diagnostic imaging services or systems. At present, 17 states in which we operate have certificate of need laws that restrict the supply of MRI machines and other types of advanced medical equipment to certain incumbent providers. Revenue from states with certificate of need regulations represents approximately 50% of our total revenue in 2000.

    Certificate of need laws were enacted to contain rising healthcare costs, prevent the unnecessary duplication of health resources, and increase patient access for health services. In practice, certificate of need laws have prevented hospitals and other providers who have been unable to obtain a certificate of need from acquiring new machines or offering new services. In the past
17 years, some states have liberalized exemptions from certificate of need laws, including, for example, Pennsylvania, Nebraska, New York, Ohio and Tennessee. However, this liberalization of certificate of need restrictions has had little impact on our performance. Our current contracts will remain in effect even if the certificate-of-need states in which we operate modify their certificate of need programs. However, a significant increase in the number of states regulating our business through certificate of need or similar programs could adversely affect us. Conversely, repeal of existing certificate of need regulations in jurisdictions where we have obtained a certificate of need, or certificate of need exemption, also could adversely affect us by allowing competitors to enter our markets. Certificate of need laws are the subject of continuing legislative activity.

REIMBURSEMENT

    We derive most of our revenues directly from healthcare providers rather than third-party payors, including government programs such as the Medicare Program. We derive a small percentage of our revenues from direct billings to patients or their third-party payors. Services for which we submit direct billings for Medicare and Medicaid patients typically are reimbursed by contractors on a fee schedule basis. Net revenues from direct patient billing amounted to approximately 10% of our revenue in 2000 and for the first quarter of 2001.

    As a result of federal cost-containment legislation currently in effect, Medicare generally pays for inpatient services under a prospective payment system based upon a fixed amount for each Medicare patient discharge. Each discharge is classified into one of many diagnosis related groups, or DRGs. A pre-determined amount covers all inpatient operating costs, regardless of the services actually provided or the length of the patient's stay. Because Medicare reimburses a hospital for all services rendered to a Medicare patient on the basis of a pre-determined amount based on the DRG, a hospital or free-standing facility cannot be separately reimbursed for an MRI scan or other procedure performed on the hospital inpatient. Many state Medicaid Programs have adopted comparable payment policies.

    On August 1, 2000, the Health Care Financing Administration implemented a Medicare outpatient prospective payment system under which services and items furnished in hospital outpatient departments are reimbursed using a pre-determined amount for each ambulatory payment classification, or APC. Each APC is based on the specific procedures performed and items furnished during a patient visit. Certain items and services are paid on a fee schedule, and for certain drugs, biologics and new technologies, hospitals are reimbursed additional amounts. This new development in reimbursement may significantly affect our financial performance.

    In order for our hospital customers to receive payment from Medicare with respect to our services, our services must be furnished in a "provider-based" department or be a covered service furnished "under arrangements." On April 7, 2000, Medicare published new rules establishing criteria for being a "provider-based" department. Our services to hospitals possibly may not meet Medicare's new standards for being a "provider-based" service, although that is uncertain because at this time very little guidance exists regarding the proper interpretation of this new Medicare regulation. If our services to hospital customers are not furnished in a "provider-based" setting, the services would not be covered by Medicare unless they are found to be a service furnished "under arrangements" to a hospital. The extent to which "under arrangements" services may be covered by Medicare when they do not meet the "provider-based" standards is unclear. In the Benefits Improvement and Protection Act of 2000,

Congress postponed the effective date of the new regulations until October 1, 2002. In addition, Congress "grandfathered" until October 1, 2002 all sites that were paid as provider-based sites as of October 1, 2000. As the Medicare rules are clarified and as October 1, 2002 approaches, it may be necessary for us to modify the contracts we have with hospital customers or to take other steps that may affect our cost for our wholesale business or the manner in which we furnish wholesale services to hospital customers.

    Payments to us by third-party payors depend substantially upon each payor's reimbursement policies. Third-party payors may impose limits on reimbursement for diagnostic imaging services or deny reimbursement for tests that do not follow recommended diagnostic procedures. Because unfavorable reimbursement policies have and may continue to constrict the profit margins of the hospitals and clinics we bill directly, we have and may continue to need to lower our fees to retain existing clients and attract new ones. Alternatively, at lower reimbursement rates, a healthcare provider might find it financially unattractive to own an MRI or other diagnostic imaging system, but could benefit from purchasing our services. It is possible that third-party reimbursement policies will affect the need or price for our services in the future, which could significantly affect our financial performance and our ability to conduct our business.

ENVIRONMENTAL, HEALTH AND SAFETY LAWS

    Our PET service and some of our other imaging and therapeutic services require the use of radioactive materials. While this material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, using such materials presents the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing the storage, use and disposal of materials and waste products. Although we believe that our safety procedures for storing, handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's attention in order to comply with current or future environmental laws and regulations. We have not had material expenses related to environmental, health and safety laws or regulations to date.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

    In late 1999, we identified through a self-audit possible errors in billing Medicare claims in Massachusetts, and we conducted a Medicare claims audit of our Massachusetts retail billing operations for the preceding five-year period. Upon completion of that audit and in the first part of 2000, we disclosed the audit results to our Medicare Part B contractor, National Heritage Insurance Company, or NHIC. NHIC reviewed the Medicare audit results and also reviewed claims information with respect to a random sample of 30 claims that were supplied to them in November 2000. On March 2, 2001, the Medicare carrier sent a letter to us indicating its completion of its assessment and verification of our comprehensive review of Medicare claims in Massachusetts. The letter assessed an overpayment of $2.2 million and advised us of administrative appeals procedures applicable to this overpayment. We have since remitted this amount to NHIC. Also, related to the NHIC Audit, we expect to pay approximately $713,000 to the Massachusetts MassHealth Program, approximately $35,000 to the federal Department of Defense TRICARE Program, and approximately $475,000 pertaining to coinsurance payments from patients. These amounts have been accrued and are reflected in our statements of operations presented in this prospectus.

    An administrative action is pending, stemming from an audit of Medicaid claims by MassPRO for outpatient MRI services provided during a twelve-month period ending January 31, 1999. MassPRO is a Massachusetts not-for-profit organization that has contracted with the Massachusetts Division of Medical Assistance and the Massachusetts Medicaid Fraud Control Unit to oversee utilization management and billing compliance for the State's Medicaid Program, which is part of a Massachusetts program called MassHealth. The Division of Medical Assistance is the agency responsible for implementing the State's MassHealth Program and the Massachusetts Medical Fraud Control Unit is the agency responsible for ensuring legal compliance with the Massachusetts Medicaid Program. The case involves an audit of Greater Boston MRI, a limited partnership wholly owned by us. MassPRO alleged deficiencies in documentation and billing requirements for MRI claims made by Greater Boston MRI. The Massachusetts Division of Medical Assistance has revised its initial determination by lowering the amount to be recovered in this matter based on our administrative appeal; the Massachusetts Division of Medical Assistance is now seeking approximately a $212,000 recovery related to the alleged deficiencies in this case. Based on the audit, the Massachusetts Division of Medical Assistance also sent a notice of proposed suspension from the program. At the present time, Massachusetts is not seeking suspension of Greater Boston MRI, but may require post-settlement reporting by the provider for some period of time to ensure compliance with the Massachusetts MassHealth Program. This matter is in the final stages of administrative settlement.

    We have accrued $4,350,000 for probable settlement of all of these issues. While actual results could vary from this estimate, we believe that the resolution of any deficient billing process will not have a material adverse effect on our business.

    From time to time we are involved in routine litigation incidental to the conduct of our business. We believe that none of this litigation pending against us will have a material adverse effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Our executive officers and directors, and their ages and positions, are as follows:

NAME                                          AGE                              POSITION
----                                        --------   --------------------------------------------------------
Richard N. Zehner.........................     48      Chairman of the Board of Directors and Chief Executive
                                                       Officer

Jamie E. Hopping..........................     47      Director, President and Chief Operating Officer

Kenneth S. Ord............................     55      Executive Vice President and Chief Financial Officer

Cheryl A. Ford............................     45      Executive Vice President

Terry A. Andrues..........................     50      Executive Vice President

Jay A. Mericle............................     46      Executive Vice President

Russell D. Phillips, Jr...................     38      General Counsel and Secretary

Howard K. Aihara..........................     37      Vice President and Corporate Controller

Henry R. Kravis...........................     57      Director

Michael W. Michelson......................     49      Director

George R. Roberts.........................     57      Director

David H.S. Chung..........................     33      Director

    RICHARD N. ZEHNER has served as our chairman and chief executive officer since November 1988. Mr. Zehner was our founder and also served as our president from 1983 through February 1998. He has served as a director since 1987. Prior to founding the company, Mr. Zehner managed the diagnostic shared-services division of National Medical Enterprises, the predecessor of Tenet Corporation, a nationwide provider of healthcare services. Mr. Zehner began his career as an x-ray technician and subsequently became a radiology department manager.

    JAMIE E. HOPPING has served as our president and chief operating officer since November 2000 and has been a director since November 2000. Prior to joining us, Ms. Hopping was an independent consultant to various healthcare providers including Catholic Health East and Quorum Health from 1997 to 1999. She was employed by Columbia/HCA Healthcare Corporation as the Western Group president from 1996 to 1997, president of the South Florida Division from 1994 to 1996, chief operating officer of South Florida Division from 1993 to 1994 and chief executive officer of Deering Hospital and Grant Center from 1990 to 1993.

    KENNETH S. ORD has served as our executive vice president and chief financial officer since November 1998. From January 1998 to November 1998, he served as our senior vice president, chief financial officer and secretary. From February 1997 to September 1997 he served as executive vice president and chief financial officer of Talbert Medical Management Corporation and from February 1994 to February 1997 he served as senior vice president and chief financial officer of FHP International Corporation, a publicly traded health maintenance organization.

    CHERYL A. FORD has served as our executive vice president, Eastern United States since November 1998. She is responsible for managing the Eastern, Mid-Atlantic, New England and Southern regions. From February 1995 to November 1998, she was our senior vice president, Eastern Region.

    TERRY A. ANDRUES has served as our executive vice president, Western United States since November 1998. He is responsible for managing the Pacific, Northwestern, Western, Central and Great Lakes regions. From 1991 to
November 1998, he served as our senior vice president of the Central and Pacific Regions and from May 1987 to November 1991, he was our customer support manager with responsibilities in technical education and marketing. Prior to joining us, Mr. Andrues worked as a technologist at Pasadena's Huntington Medical Research Institute, site of the nation's first clinical MRI system. Mr. Andrues maintains his credential as a registered MRI technologist.

    JAY A. MERICLE has served as our executive vice president, equipment and services since February 1999. Mr. Mericle was our senior vice president from 1991 to 1999 and our vice president of operations from 1988 to 1991.

    RUSSELL D. PHILLIPS, JR. has served as our general counsel and secretary since March 1998. Prior to joining us, Mr. Phillips served as chief legal officer of Talbert Medical Management Corporation, a publicly traded physician practice management corporation from May 1997 to September 1997, and corporate counsel to FHP International Corporation, a publicly traded health maintenance organization from June 1992 to April 1997. Mr. Phillips was an associate with Skadden, Arps, Slate, Meagher & Flom, LLP from 1987 through 1992.

    HOWARD K. AIHARA has served as our vice president, corporate controller since September 2000. From 1997 until September 2000, Mr. Aihara was vice president, finance, for UniMed Management Company, a physician practice management company in Burbank, California. From 1995 through 1997, he was executive director and corporate controller for AHI Healthcare Systems, Inc. of Downey, California. AHI was a publicly traded physician practice management company.

    HENRY R. KRAVIS has been a director since November 1999. Mr. Kravis has been a founding partner of Kohlberg Kravis Roberts & Co., L.P. since its inception in 1976, and is a managing member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Kravis is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., Evenflo Company Inc., The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, MedCath Inc., PRIMEDIA Inc., Regal Cinemas, Inc., Sotheby's Holdings, Inc., Spalding Holdings Corporation and Trinity Acquisition plc (Willis Corroon). Messrs. Kravis and Roberts are first cousins.

    MICHAEL W. MICHELSON has been a director since November 1999. Mr. Michelson is a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Michelson is also a director of Amphenol Corporation, AutoZone, Inc., Owens-Illinois, Inc., and KinderCare Learning Centers, Inc.

    GEORGE R. ROBERTS has been a director since November 1999. Mr. Roberts has been a founding partner of Kohlberg Kravis Roberts & Co. L.P. since its inception in 1976, and is a managing member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P.
Mr. Roberts is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyd Collection, Ltd., DPL Inc. (The Dayton Power & Light Company), Evenflo Company Inc., IDEX Corporation, KinderCare Learning
Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc.,
PRIMEDIA, Inc., Safeway Inc., Spalding Holdings Corporation and Trinity Acquisition plc (Willis Corroon). Messrs. Roberts and Kravis are first cousins.

    DAVID H.S. CHUNG has been a director since November 1999. Mr. Chung has been an executive of Kohlberg Kravis Roberts & Co. since 1995. From 1993 to 1995,
Mr. Chung was a management consultant at McKinsey & Co. Mr. Chung is also a director of Centric Software, Inc., MedCath Inc. and WorldCrest Group, Inc.

BOARD COMMITTEES

    We have an audit committee, a compensation committee and an executive committee. The audit committee is responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The compensation committee is responsible for reviewing and recommending to the board of directors the amount and type of non-stock compensation to be paid to senior management and establishing, reviewing general policies relating to compensation and benefits of employees and administering our stock option plan. No interlocking relationship will exist between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

    The executive committee exercises all powers and authority of the board of directors with some exceptions as provided under Delaware law. The purpose of the executive committee is to allow for decisions to be made on our behalf between regular meetings of the board of directors.

DIRECTOR COMPENSATION

    Our non-employee directors receive an annual fee of $25,000 and reimbursement of travel expenses. Effective January 1, 2000, we established a directors' deferred compensation plan for all non-employee directors. Each of the four non-employee directors has elected to participate in the director plan and have their annual fee of $25,000 deferred into a stock account and converted quarterly into phantom shares. Upon retirement, separation from the board of directors, or the occurrence of a change of control, each director has the option of being paid cash or issued common stock for their phantom shares. Upon issuance of the phantom shares, we recorded non-cash compensation of an additional $68,000 for the difference between the fair market value and the issuance price of the phantom shares.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned including salary, bonuses, commissions, stock options and other compensation during the three fiscal years ended December 31, 1998, 1999 and 2000 by our chief executive officer and our four next most highly compensated executive officers, each of whose total annual compensation exceeded $100,000 in 2000 and Mr. Vincent Pino, who would have been of one of our most highly compensated executive officers for the year ended December 31, 2000 but for his retirement earlier that year. We refer to these officers as our named executive officers elsewhere in this prospectus.

                                                                                                 LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION               -----------------------------------------
                                           ------------------------------------------   SECURITIES
                                                                           OTHER        UNDERLYING
                                                                          ANNUAL          STOCK         LTIP         ALL OTHER
PRINCIPAL POSITION              YEAR(1)     SALARY      BONUS         COMPENSATION(2)   OPTIONS(3)   PAYOUTS(4)   COMPENSATION(5)
------------------              --------   --------   ----------      ---------------   ----------   ----------   ---------------
Richard N. Zehner ............    2000     $369,900   $  160,624          --               --           --          $   16,520
  Chief Executive Officer,        1999      351,300    2,746,090(6)       --              124,750       --           1,968,830
  Chairman of the Board of        1998      350,000      727,738(7)       --               25,000      $31,250         755,978
  Directors

Vincent S. Pino(8) ...........    2000     $315,100   $  428,776(9)       --               --           --          $   22,174
  Former President, Chief         1999      299,100    2,095,786(6)       --              114,800       --             774,277
  Operating Officer and           1998      275,000      537,435(7)       --               20,000      $25,000         451,776
  Director

Kenneth S. Ord ...............    2000     $285,500   $  212,561(9)       --               --           --          $      414
  Executive Vice President and    1999      271,000      847,825(6)       --               83,850       --             506,571
  Chief Financial Officer         1998      247,981      179,875          --               45,000       --                 320

Cheryl A. Ford ...............    2000     $173,200   $   61,000          --               --           --          $    3,999
  Executive Vice President        1999      165,500       92,194          --               30,000       --             215,152
                                  1998      145,000       70,035          --               13,500      $12,500           3,595

Terry A. Andrues .............    2000     $173,200   $   60,292          --               --           --          $    3,979
  Executive Vice President        1999      165,500       87,244          --               30,000       --             215,271
                                  1998      145,000       70,035          --               13,500      $12,500           3,595

Jay A. Mericle ...............    2000     $163,800   $   47,415          --               --           --          $    7,146
  Executive Vice President        1999      155,500       76,376          --               30,000       --           1,004,224
                                  1998      145,000       70,035          --               13,500      $12,500           6,191

------------------------------

 (1) Rows specified "2000," "1999" and "1998" represent fiscal years ended December 31, 2000, 1999 and 1998, respectively.

 (2) With respect to each named officer for each fiscal year this table excludes perquisites which did not exceed the lesser of $50,000 or 10% of the named officer's salary and bonus for the fiscal year.

 (3) Stock options were granted under our 1999 Equity Plan and 1997 Option Plan.

 (4) We made our final payments made under our 1995 long-term executive incentive plan in 1998.

 (5) Includes:

       - $736,525 and $426,900 in change in control payments which were paid in 1998 to Messrs. Zehner and Pino, respectively, pursuant to their prior employment agreements.

       - 401(k) matching contributions (for 2000, 1999 and 1998, respectively):
         Mr. Zehner--$4,250, $4,443 and $3,330; Mr. Pino--$4,250, $4,522 and
         $3,330; Ms. Ford--$3,777, $3,603 and $3,330; Mr. Andrues--$3,757,
         $3,603, $3,330 and Mr. Mericle--$3,797, 3,576, and 3,330.

       - Cash payments in lieu of accrued vacation (for 2000, 1999 and 1998, respectively): Mr. Zehner--$0, $15,313 and $6,731; Mr. Pino--$17,510,
         $11,462 and $21,154; and Mr. Mericle--$3,144, $2,981 and $2,596.

       - Cash payments for options tendered pursuant to our recapitalization in 1999. Amounts paid in 1999 were as follows: Mr. Zehner--$1,930,196; Mr. Pino--$757,621; Mr. Ord--$505,899, Ms. Ford--$211,353;
         Mr. Andrues--$211,353 and Mr. Mericle--$997,448.

       - The balance for each named officer represents life insurance premiums paid by us.

 (6) Includes $2,458,651, $1,900,000 and $700,000 in bonus payments paid to Messrs. Zehner, Pino and Ord, respectively, upon closing of our recapitalization in 1999.

 (7) Includes $350,000 and $300,000 in bonus payments paid to Messrs. Zehner and Pino, respectively, upon the closing of the Mobile Technology Inc. acquisition in 1998.

 (8) Mr. Pino retired in 2000.

 (9) Includes $310,209 and $129,911 in bonus payments to Messrs. Pino and Ord in 2000, respectively, pursuant to retention bonus agreements.

OPTION GRANTS IN LAST FISCAL YEAR

    We did not grant stock options to the named executive officers during the 2000 fiscal year. No stock appreciation rights have ever been granted to the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table presents information with respect to options exercised by each of the named executive officers in 2000 or cancelled in exchange for payment in cash, as well as the unexercised options to purchase our common stock granted under the 1999 Equity Plan and the 1997 Option Plan to the named executive officers and held by them as of December 31, 2000.

                                                                        NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                       SHARES                          OPTIONS AT YEAR-END              AT FISCAL YEAR-END(1)
                                      ACQUIRED       VALUE         ---------------------------      -----------------------------
NAME AND PRINCIPAL POSITION          ON EXERCISE    REALIZED       EXERCISABLE   UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
---------------------------          -----------   ----------      -----------   -------------      -------------   -------------
Richard N. Zehner .................     --             --            114,552        112,275         $   9,086,569   $   4,406,794
  Chief Executive Officer and
  Chairman of the Board of
  Directors

Vincent S. Pino ...................     85,350     $3,084,000(2)      11,480        103,320(3)            450,590       4,055,310
  Former President, Chief Operating
  Officer and Director

Kenneth S. Ord ....................      6,750        303,539(2)      24,135         86,715             1,655,576       3,909,476
  Executive Vice President and
  Chief Financial Officer

Cheryl A. Ford ....................     --             --             11,800         27,000               858,886       1,059,750
  Executive Vice President

Terry A. Andrues ..................     --             --             11,800         27,000               858,886       1,059,750
  Executive Vice President

Jay A. Mericle ....................     --             --             11,800         27,000               858,886       1,059,750
  Executive Vice President

------------------------------

(1) There was no public trading market for our common stock as of December 31, 2000. Accordingly, these values have been calculated based on our board of directors' determination of the fair market value of the underlying shares as of December 31, 2000 of $95.22 per share, less the applicable exercise price per share, multiplied by the number of underlying shares.

(2) Represents cash payments in exchange for cancellation of options.

(3) Unexercisable options were forfeited and cancelled as of January 1, 2001 by mutual agreement between us and Mr. Pino.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    We have entered into employment agreements with Mr. Zehner, Ms. Hopping and Mr. Ord. Base compensation under the employment agreement for each of these executives is subject to adjustment by the board of directors each year. In addition, Mr. Zehner, Ms. Hopping and Mr. Ord are entitled to receive an annual cash bonus based upon our achievement of certain operating and financial goals, with an annual target bonus amount equal to a specified percentage of their then-current annual base salary (75% in the case of Mr. Zehner, 70% in the case of Ms. Hopping and 50% in the case of Mr. Ord). Ms. Hopping's cash bonus for 2001 will not be less than 46.2% of her base salary notwithstanding the achievement of these goals. This bonus plan has been adopted and will be administered by the compensation committee of the board of directors.

    The employment agreements have terms of two years in the case of Messrs. Zehner and Ord and one year in the case of Ms. Hopping. The terms of the employment agreements of Mr. Zehner, Ms. Hopping and Mr. Ord automatically extend by three months on the last day of each quarterly period and will continue to be so extended unless either we or the executive give notice of a desire to modify or terminate the agreement at least thirty days prior to the quarterly extension date. We may terminate Mr. Zehner's, Ms. Hopping's or Mr. Ord's employment at any time and for any reason and Mr. Zehner, Ms. Hopping and Mr. Ord may resign at any time and for any reason. If we terminate the employment of Mr. Zehner, Ms. Hopping or Mr. Ord without cause, or any of them resigns with good cause, the employment agreements obligate us to:

    - pay any earned but unpaid salary, benefits or bonuses, including a prorated bonus for the year in which the severance occurred;

    - continue to provide for periods of two years in the case of Messrs. Zehner and Ord, and one year in the case of Ms. Hopping, benefits at least equal to those received prior to severance; and

    - provide the executive with outplacement services at a cost not to exceed $25,000.

    Additionally, each of Messrs. Zehner and Ord would receive, over time, an amount equal to at least two times his combined then-current annual salary and bonus for the prior year and Ms. Hopping would receive, over time, an amount equal to her combined then-current annual salary and bonus for the prior year.

    We have also entered into employment agreements with Ms. Ford and Messrs. Andrues and Mericle. Each employment agreement remains in effect until notice of termination is given by either party. Each contract provides that the officer will continue to receive his or her base salary and be entitled to earn bonuses and participate in all benefit plans and programs at levels and pursuant to terms that are substantially consistent with current levels and terms, subject to periodic review and possible increases by our board of directors or compensation committee. In addition, each contract provides that if the officer is terminated by us other than for just cause, as defined in the agreement, or if the officer terminates his or her employment as a result of a constructive discharge, as defined in the agreement, then the officer will be entitled to a cash severance benefit equal to six months of salary at his or her then current rate of salary, payment of a cash amount based on the officer's historical incentive compensation, acceleration of the vesting of stock options and extension of the officer's participation in our benefits plan and receipt of a car allowance for six months. If severance were to occur within one year prior to or following a change of control or the officer elects to terminate his or her employment for any reason within one year after a change in control, then each employment agreement provides for a doubled cash severance benefit and further extension of the officer's benefits and car allowance. For the purposes of these employment agreements, a change of control has occurred if:

    - we transfer all or substantially all of our assets to any person or group;

    - any person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power represented by all of our voting stock; or

    - any person or group obtains the right or power to elect or designate a majority of our board of directors.

401(K) PLAN

    We established a tax deferred 401(k) savings plan in January 1990. Effective January 1, 2001, the 401(k) plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 15% of their annual compensation. We match 50 cents for every dollar of employee contributions up to 5% of their compensation, subject to statutory limitations. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Internal Revenue Code of 1986, as amended, so that the 401(k) plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee's individual account, which are invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee's pre-tax contributions are fully vested and nonforfeitable at all times. Matching contributions vest over four years of service. An employee may forfeit unvested amounts upon termination of employment, unless the termination is because of death, disability or retirement, in which case matching contributions vest in their entirety.

    Matching contributions made by us pursuant to the 401(k) plan to the named executive officers for the 2000 fiscal year are included under "All Other Compensation" in the Summary Compensation Table.

STOCK OPTION PLANS

    We have issued stock option to our employees under the following three plans:

    - The 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries dated November 2, 1999, or the 1999 Equity Plan;

    - The Alliance Imaging, Inc. 1997 Stock Option Plan dated December 18, 1997, as amended, or the 1997 Option Plan; and

    - The Three Rivers Holding Corp. 1997 Stock Option Plan dated October 14, 1997, as amended, or the Three Rivers Plan.

    The 1999 Equity Plan, the 1997 Option Plan and the Three Rivers Plan are collectively referred to in this registration statement as the plans. The plans are designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service.

        TYPES OF OPTIONS. The Three Rivers Plan provides for the grant of options to our employees that are qualified as incentive stock options as defined by Section 422 of the Internal Revenue Code. The 1997 Option Plan provides for the grant of options to employees that are either incentive stock options or non-qualified options. The 1999 Equity Plan provides for the grant of options to employees, consultants or other persons with a unique relationship to us or our subsidiaries, and that are non-qualified options.

        OPTIONS AVAILABLE AND OUTSTANDING. A total of 632,500 shares are reserved for issuance under the 1999 Equity Plan, of which 468,280 are currently subject to outstanding options. Currently there are options outstanding to purchase 182,327 shares under the 1997 Option Plan and 44,777 shares under the Three Rivers Plan. The 1997 Option Plan and the Three Rivers Plan were amended upon completion of the KKR acquisition to provide that no further options would be granted under those plans after November 2, 1999, and there are no additional shares reserved for issuance under those plans. Options under the 1997 Option Plan and the Three Rivers Plan that were not cancelled as part of the KKR acquisition remain outstanding subject to the terms and conditions of the 1997 Option Plan, the Three Rivers Plan and the option agreements under which they were granted, as they have been amended. Upon completion of the KKR acquisition, most options granted under the 1997 Option Plan and the Three Rivers Plan became fully vested and exercisable. Certain individuals, including Messrs. Pino and Ord, waived immediate vesting of their options under the 1997 Option Plan upon completion of the KKR acquisition. Except for options for 11,250 shares issued under the 1997 Option Plan that will vest on December 31, 2001 according to the terms of that plan, all options issued under the 1997 Option Plan and the Three Rivers Plan are fully vested.

        ADMINISTRATION. The compensation committee administers each of the plans. The compensation committee has authority to select the employees, consultants or others to whom options will be granted under the plans, the number of shares to be subject to those options, and the terms and conditions of the options. In addition, the compensation committee has the authority to construe and interpret the plans and to adopt rules for the administration, interpretation and application of the plans that are consistent with the terms of the plans. Options granted under the 1999 Equity Plan become vested and exercisable as determined by the compensation committee at the time of the grant, at a price determined by the committee. However, options granted under the 1999 Equity Plan may not have an exercise price less than 85% of the fair market value of a share of common stock on the date of the grant.

        STOCKHOLDERS' AGREEMENT. The options and shares acquired upon exercise of the options are subject to the terms and conditions of stockholders' agreements entered into by the option holders. The stockholders' agreements provide that except for limited exceptions, the option holder may not transfer, sell or otherwise dispose of any shares prior to the fifth anniversary of the purchase date. The restricted period for options granted under the 1997 Option Plan and the Three Rivers Plan that were not cancelled upon completion of the KKR acquisition began on November 2, 1999.

        AMENDMENT. The 1997 Stock Option Plan and the Three Rivers Plan may be amended or modified by the board of directors. The 1999 Equity Plan may be amended or modified by the compensation committee, and may be terminated by the board of directors.

        EXERCISE. Options granted under the plans may be exercised in cash or, at the discretion of the compensation committee, through the delivery of previously owned shares, through the surrender of shares which would otherwise be issuable upon exercise of the option, or any combination of the foregoing. In order to use previously owned shares to exercise an option granted under the Three Rivers Plan, the option holder must have owned the shares used for at least six months prior to the exercise of the option.

        CHANGE OF CONTROL. Options granted under the 1997 Option Plan that have not vested will become fully vested and exercisable upon a change of control. A change of control is defined in the 1997 Option Plan as the occurrence of any of the following:

       - a sale to any person other than an affiliate of all our substantially all of our assets;

       - a sale by us of shares, by merger or otherwise, to a person other than an affiliate which would result in the person owning more than 50% of our outstanding capital stock; or

       - a sale by one of our stockholders of shares to a person other than an affiliate which would result in the person owning more than 50% of our outstanding capital stock.

        Under the 1999 Equity Plan, the compensation committee may, in its sole discretion, provide that options granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable prior to the completion of the change of control. The committee may also provide that options remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. A change of control is defined in the 1999 Equity Plan as the:

       - merger or consolidation of our corporation into another corporation;

       - exchange of all or substantially all of our assets for the securities of another corporation;

       - acquisition by another corporation of 80% or more of our then outstanding shares of voting stock; or

       - recapitalization, reclassification, liquidation or dissolution of our corporation, or other adjustment or event which results in shares of our common stock being exchanged for or converted into cash, securities or other property.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of our directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to our company or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - any transaction from which the director derived an improper personal benefit.

    The limits on a director or officer's liability in our certificate of incorporation do not apply to liabilities arising under the federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation together with our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

    At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company where indemnification will be required or permitted. Nor are we aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

    We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

    On November 27, 2000 in connection with the purchase of 5,360 shares of our common stock, Jamie E. Hopping, our president, chief operating officer and director issued a full recourse promissory note to us in the amount of approximately $300,000 plus interest at an annual rate of 6%. Payment of the note is secured by the shares of common stock purchased. Principal in the amount of $200,000 and the interest on that amount will be due upon the sale of Ms. Hopping's Texas residence, and the remaining principal and interest will be due upon the earlier of November 27, 2007 or Ms. Hopping's sale of the purchased common stock.

    On August 8, 2000, in connection with the termination of Vincent S. Pino, our former president, chief operating officer and director, management duties, we purchased all of his options under the 1997 Stock Option Plan at a price in the aggregate of approximately $3.8 million.

    On November 2, 1999, after obtaining the approval of our stockholders, we were acquired by Kohlberg Kravis Roberts & Co., or KKR, in a leveraged recapitalization merger transaction. As a result of the KKR acquisition, we experienced an approximate 92% ownership change and Viewer Holdings LLC, which was formed and is wholly owned by affiliates of KKR, obtained ownership of approximately 92% of our outstanding common stock, and we refinanced substantially all of our long-term debt. We paid $12,140,000 to KKR for professional services rendered in connection with the KKR acquisition. In addition, some of our executive officers agreed to indemnify us for breaches of representations and warranties made on our behalf in the transaction documentation.

    In connection with the KKR acquisition, we entered into an agreement for a $260 million senior subordinated facility with KKR. The aggregate proceeds of the offering of the old notes were used to repay the senior subordinated credit facility. Pursuant to an agreement that was entered into in connection with the KKR acquisition, KKR provides management, consulting and financial services to us, including its service on our board of directors, and we paid KKR an annual fee of $650,000 in 2000, and $122,000 in 1999 in quarterly installments in arrears at the end of each calendar quarter, for these services. In addition, we reimburse KKR and its affiliates for all reasonable costs and expenses incurred in connection with:

    - the management, consulting and financial services provided by KKR; and

    - the ownership of our shares of common stock by KKR's affiliates.

    Pursuant to a purchase agreement dated as of September 1, 1999 with Alliance Imaging Management, Inc., Acclaim Medical LLC and certain other individuals, we completed the acquisition of Acclaim Medical LLC for the sum of $500,000 plus warrants to purchase 20% of the equity interest in Acclaim Medical LLC as of August 31, 2001. One of the former members of Acclaim Medical LLC is a child of one of our named executive officers. One of the former members of Acclaim Medical LLC is a child of one of our former executive officers.

    In 1999 and 1998, we paid Apollo Management, L.P. $628,000 and $750,000, respectively, which represented a pro rata portion of its annual management fee. Additionally, in 1998 we paid Apollo fees of $1,000,000 and $460,000 as consideration for services rendered in structuring and negotiating the acquisition of Mobile Technology and American Shared, respectively, and also reimbursed Apollo for expenses of approximately $275,000 associated with these acquisitions.

    On May 13, 1999, we acquired all the outstanding common stock of Three Rivers Holding Corp., the parent corporation of SMT Health Services, Inc. in a stock-for-stock merger. We exchanged approximately 1.6 million shares of common stock for all the outstanding common shares of Three Rivers. At the time of the merger, Three Rivers was wholly-owned by affiliates of Apollo, which held approximately 82.6% of our outstanding common stock.

    Ten members of our current and former management have agreed to indemnify us for designated costs, fees and expenses incurred by us in connection with possible errors in billing Medicare claims in Massachusetts as described in "Business--Legal and Administration Proceedings."

    From January 1998 to December 31, 2000, we have granted options to our directors and current executive officers, including the named executive officers as follows:

NAME                                          NUMBER OF SHARES       GRANT DATE       EXERCISE PRICE
----                                          ----------------   ------------------   --------------
Richard N. Zehner...........................       25,000        February 6, 1998         $11.00

                                                  124,750        November 2, 1999          55.97

Jamie E. Hopping............................       70,000        November 27, 2000         55.97

Vincent S. Pino.............................       20,000        February 6, 1998          11.00

                                                  114,800        November 2, 1999          55.97

Kenneth S. Ord..............................       45,000        January 19, 1998          11.00

                                                   83,850        November 2, 1999          55.97

Cheryl A. Ford..............................       13,500        January 2, 1998           11.00

                                                   30,000        November 2, 1999          55.97

Terry A. Andrues............................       13,500        January 2, 1998           11.00

                                                   30,000        November 2, 1999          55.97

Jay A. Mericle..............................       13,500        January 2, 1998           11.00

                                                   30,000        November 2, 1999          55.97

Russell D. Phillips, Jr.....................        5,000        April 28, 1998            16.50

                                                    5,000        March 1, 1999             22.00

                                                    5,500        November 2, 1999          55.97

Howard K. Aihara............................        3,500        November 1, 2000          55.97

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date hereof, 2001 by each person or group that we are aware owns 5% or more of our common stock, each of our named executive officers and directors and our executive officers and directors as a group.

                                                               COMMON STOCK
                                                                   OWNED        PERCENTAGE OF SHARES
NAME                                                          BENEFICIALLY(1)    BENEFICIALLY OWNED
----                                                          ---------------   --------------------
KKR 1996 GP L.L.C.(2).......................................     3,461,740          90.9%
Strata L.L.C.(3)............................................        52,717          1.4%
Apollo Capital Management II, Inc. related entities(4)......       272,257          7.2%
Richard N. Zehner(5)........................................       114,522          2.8%
Jamie E. Hopping............................................         5,360            *
Vincent S. Pino(6)..........................................        11,480            *
Kenneth S. Ord(7)...........................................        24,135            *
Cheryl A. Ford(8)...........................................        11,800            *
Terry A. Andrues(9).........................................        11,800            *
Jay A. Mericle(10)..........................................        11,800            *
Henry R. Kravis(2)(3).......................................     3,514,457          92.3%
Michael W. Michelson(2)(3)..................................     3,514,457          92.3%
George R. Roberts(2)(3).....................................     3,514,457          92.3%
David H.S. Chung(2)(3)......................................       --                --
All Present Executive Officers and Directors
  (12 persons)(11)..........................................     3,705,354          92.7%

------------------------

   * Less than 1%

(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 3,806,836 shares outstanding as of February 23, 2001, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of February 23, 2001. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of February 23, 2001 are based upon the sum of 3,806,836 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of February 23, 2001 held by them, as indicated in the following notes.

(2) Shares of Common Stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. As of the date hereof, KKR 1996 Fund L.P. is the senior member of Viewer Holdings L.L.C. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Robert I. Macdonell, Johannes Huth, Todd A. Fisher, Alexander Navab and Neil A. Richardson. Messrs. Kravis, Roberts and Michelson are members of our board of directors. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership. Mr. Chung is a member of our board of directors and is also an executive of KKR and a limited partner of KKR Associates 1996 L.P. Mr. Chung disclaims that he is the beneficial owner of any shares beneficially owned by KKR Associates 1996 L.P. The address of KKR 1996 GP L.L.C. and Messrs. Henry R.

    Kravis, Michael W. Michelson and George R. Roberts is: c/o Kohlberg Kravis Roberts & Co., 9 West 57 th Street, New York, NY 10019.

(3) Shares of Common Stock shown as beneficially owned by Strata L.L.C. are held by Viewer Holdings L.L.C. Strata L.L.C. is the sole general partner of
    KKR Associates (Strata) L.P., which is a general partner of KKR Partners II L.P. As of the date hereof, KKR Partners II L.P. is a member of Viewer Holdings L.L.C. Strata L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. Macdonell. Messrs. Kravis, Roberts and Michelson are members of our board of directors. Each of such individuals may be deemed to share beneficial ownership of any shares beneficially owned by Strata L.L.C. Each of such individuals disclaims beneficial ownership. Mr. Chung is a member of our board of directors and a limited partner of KKR Associated (Strata) L.P. Mr. Chung disclaims that he is the beneficial owner of any shares beneficially owned by Strata L.L.C.

(4) This amount includes 248,244 shares owned by Apollo Investment Fund III, L.P., 14,838 shares owned by Apollo Overseas Partners III, L.P. and 9,175 shares owned by Apollo (U.K) Partners III, L.P. Apollo Capital Management II, Inc., a Delaware Corporation, is the general partner of Apollo Advisor II L.P., a Delaware limited partnership, which is the general partner of Apollo Investment Fund III, L.P., and Apollo Overseas Partners III, L.P. and Apollo (U.K.) Partners III, L.P. The address of Apollo Capital Management II, Inc. related entities is: 1301 Avenue of the Americas, 38th Floor, New York, New York 10019.

(5) This amount represents 114,522 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(6) This amount represents 11,480 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(7) This amount represents 24,135 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(8) This amount represents 11,800 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(9) This amount represents 11,800 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(10) This amount represents 11,800 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(11) This amount includes 150,337 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

    THE FOLLOWING SUMMARY OF OUR CREDIT FACILITY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENTS DESCRIBED, INCLUDING THE DEFINITIONS OF CERTAIN CAPITALIZED TERMS USED IN THIS SECTION, COPIES OF WHICH ARE AVAILABLE UPON REQUEST. ANY TERMS NOT DEFINED IN THIS SECTION ARE DEFINED IN THE DOCUMENTATION FOR OUR CREDIT FACILITY. SEE "AVAILABLE INFORMATION."

CREDIT AGREEMENT

    GENERAL

    Pursuant to a credit agreement dated as of November 2, 1999, as amended, among Alliance, Bankers Trust Company, as administrative agent, and certain other lenders, we received commitments for up to $616 million in financing. The credit facility consists of:

    - a $131 million seven-year Tranche A Term Loan facility;

    - a $150 million eight-year Tranche B Term Loan facility;

    - a $185 million nine-year Tranche C Term Loan facility; and

    - a $150 million seven-year Revolving Loan facility including a $10 million seven-year Swing Line facility.

    AMORTIZATION

    The following schedule of amortization for the term loans indicates: the amounts to be paid at each installment for the Tranche A Term loan, Tranche B Term loan and Tranche C Term loan, and the maturity date represented by the number of years after the closing date upon which any principal amounts remaining outstanding:

                                       TERM LOAN     TERM LOAN      TRANCHE C
DATE                                   TRANCHE A     TRANCHE B      TERM LOAN
----                                  -----------   ------------   ------------
November 2, 2001....................  $ 5,000,000   $  1,500,000   $  1,850,000
November 2, 2002....................   10,000,000      1,500,000      1,850,000
November 2, 2003....................   23,000,000      1,500,000      1,850,000
November 2, 2004....................   25,000,000      1,500,000      1,850,000
November 2, 2005....................   32,000,000      1,500,000      1,850,000
November 2, 2006....................   36,000,000      1,500,000      1,850,000
November 2, 2007....................           --    141,000,000      1,850,000
November 2, 2008....................           --             --    172,050,000

    PREPAYMENTS

    Loans are required to be prepaid with:

    - 100% of the net proceeds of all non-ordinary course asset sales or other dispositions of the property by us and our subsidiaries which we have not reinvested in our business within one year after receipt of the proceeds, subject to limited exceptions;

    - 50% of annual excess cash flow; and

    - the amount by which the outstanding amounts under the revolving facility exceed the total amount committed under the revolving facility.

    INTEREST

    The Tranche A Term loan and the revolving loan facilities will bear interest through maturity: (1) if a Base Rate (as defined below) loan, then at the sum of the Base Rate plus the Applicable Tranche A Base Rate Margin (as defined below), or (2) if a LIBOR loan, then at the sum of LIBOR plus the Applicable Tranche A LIBOR Margin (as defined below). The Swing Line Loan facility will bear interest at the sum of the Base Rate plus the Applicable Tranche A Base Rate Margin minus the Applicable Commitment Fee Percentage.

    The Base Rate is the higher of: (1) the administrative agent's prime rate or
(2) the rate which is 0.5% in excess of the Federal Funds Effective Rate (defined as a fluctuating interest rate equal for each day during any period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the administrative agent from three Federal funds brokers of recognized standing selected by the administrative agent).

    The Tranche B Term Loan and the Tranche C Term Loan will bear interest through maturity: (1) if a Base Rate loan, then at the sum of the Base Rate plus the Applicable Tranche B Base Rate Margin or the Applicable Tranche C Base Rate Margin (as defined below), as applicable, or (2) if a LIBOR loan, then at the sum of LIBOR plus the Applicable Tranche B LIBOR Margin or the Applicable Tranche C LIBOR Margin (as defined below), as applicable.

    The Applicable Tranche A Base Rate Margin will range, based on the Applicable Leverage Ratio, from 0.125% to 1.500%. The Applicable Tranche B Base Rate Margin will range, based on the Applicable Leverage Ratio, from 1.500% to 2.000%. The Applicable Tranche C Base Rate Margin will range, based on the Applicable Leverage Ratio, from 1.750% to 2.250%.

    The Applicable Tranche A LIBOR Margin will range, based on the Applicable Leverage Ratio, from 1.375% to 2.750%. The Applicable Tranche B LIBOR Margin will range, based on the Applicable Leverage Ratio, from 2.750% to 3.250%. The Applicable Tranche C LIBOR Margin will range, based on the Applicable Leverage Ratio, from 3.000% to 3.500%.

    COLLATERAL

    The loans under the credit agreement are secured by a lien on substantially all of our tangible and intangible property, including accounts receivable, inventory, equipment and intellectual property, and by a pledge of all of the shares of stock, partnership interests and limited liability company interests of our direct and indirect domestic subsidiaries, of which we now own or later acquire more than a 50% interest, except for subsidiaries which own assets or have annual revenues of less than $100,000 individually and $1,000,000 collectively.

    COVENANTS

    In addition to certain customary covenants, the credit agreement restricts, among other things, our ability and our subsidiaries' ability to:

    - declare dividends or redeem or repurchase capital stock;

    - prepay, redeem or purchase debt;

    - incur liens and engage in sale-leaseback transactions;

    - make loans and investments;

    - incur additional indebtedness;

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
    - amend or otherwise alter debt and other material agreements;

    - make capital expenditures;

    - engage in mergers, acquisitions and asset sales;

    - transact with affiliates; and

    - alter the business we conduct.

    FINANCIAL COVENANTS

    The credit facility contains financial covenants including a minimum ratio of consolidated adjusted EBITDA to consolidated cash interest expense and a maximum ratio of consolidated total debt to consolidated adjusted EBITDA.

    EVENTS OF DEFAULT

    Events of default under the credit agreement include:

    - our failure to pay principal or interest when due;

    - our material breach of any representation or warranty contained in the loan documents;

    - covenant defaults;

    - events of bankruptcy; and

    - a change of control.

                               THE EXCHANGE OFFER

GENERAL

    As of the date of this prospectus, $260 million in principal amount of the old notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to holders on the date set forth at the bottom of the cover page to this prospectus.

PURPOSE OF THE EXCHANGE OFFER

    We issued the old notes on April 10, 2001 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the sale of the old notes, we entered into the registration rights agreement, which requires us to:

    - file a registration statement with the Commission relating to the exchange offer not later than 120 days after the date of issuance of the old notes;

    - use our best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act within 200 days after the date of issuance of the old notes;

    - use our best efforts to complete the exchange offer within 230 days from the original issuance of the old notes; and

    - to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

    We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. We are making the exchange offer to satisfy our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes.

TERMS OF THE EXCHANGE

    We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $1,000 in principal amount of exchange notes for each $1,000 in principal amount of the old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will generally be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement. The exchange notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. For additional information, see "Description of the Exchange Notes."

    The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes.

    We have not requested, and do not intend to request, an interpretation by the staff of the Commission as to whether the exchange notes issued in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes, other than any holder that is a broker-dealer or is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - the exchange notes are acquired in the ordinary course of the holder's business;

    - the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

    - the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

    Since the Commission has not considered the exchange offer in the context of a no-action letter, we can provide no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Any holder who is an affiliate of ours or who tenders old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see "Plan of Distribution."

    The exchange notes will accrue interest from the date of issuance of the old notes, which was on April 10, 2001. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

    Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the old notes in the exchange offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

    The exchange offer will expire at 5:00 p.m., New York City time, on July 30, 2001, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the "expiration date." The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. We will extend the expiration date by giving oral or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

    We expressly reserve the right to:

    - terminate or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer" below which have not been waived by us; and

    - amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the old notes, whether before or after any tender of the old notes.

    If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable.

    For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the old notes promptly following the expiration date.

PROCEDURES FOR TENDERING OLD NOTES

    Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

    A holder of old notes may tender the old notes by:

    - properly completing and signing the letter of transmittal;

    - properly completing any required signature guarantees;

    - properly completing any other documents required by the letter of transmittal; and

    - delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth below on or prior to the expiration date; or

    - complying with the procedure for book-entry transfer described below; or

    - complying with the guaranteed delivery procedures described below.

    The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send old notes or letters of transmittal to us.

    The signature on the letter of transmittal need not be guaranteed if:

    - tendered old notes are registered in the name of the signer of the letter of transmittal; and

    - the exchange notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

    - any untendered old notes are to be reissued in the name of the holder.

    In any other case, the tendered old notes must be:

    - endorsed or accompanied by written instruments of transfer in form satisfactory to us;

    - duly executed by the holder; and

    - the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an "eligible institution" that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

    If the exchange notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

    The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company, the

"book-entry transfer facility," for the purpose of facilitating the exchange offer. We refer to the Depository Trust Company in this prospectus as "DTC." Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with the book-entry transfer facility's procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent's message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as "ATOP." Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message.

    The term "agent's message" means a message which:

    - is transmitted by DTC;

    - received by the exchange agent and forming part of the book-entry transfer;

    - states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

    - states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

    - states that we may enforce the agreement against the participant.

    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an eligible institution setting forth:

    - the name and address of the tendering holder;

    - the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

    - a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the old notes in proper form for transfer, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at the book-entry transfer facility and an agent's message, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

    Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

    - the tendering holder's properly completed and duly signed letter of transmittal, or a properly transmitted agent's message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent; or

    - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

    Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent's message.

    All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

    If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the old notes.

    If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

    By tendering, each holder represents to us that, among other things:

    - the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

    - the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

    - the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

    Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

    The party tendering old notes for exchange exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as his agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the "transferor." The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire exchange notes issuable upon the exchange of the tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or transfer ownership of such old notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of exchange notes in exchange for old notes will constitute performance in full by us of various of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

    The transferor certifies that it is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and that it is acquiring the exchange notes offered hereby in the ordinary course of the transferor's business and that the transferor has no arrangement with any person to participate in the distribution of the exchange notes.

    Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each transferor which is a broker-dealer receiving exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

WITHDRAWAL RIGHTS

    Tenders of old notes may be withdrawn at any time prior to the expiration date.

    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

    - specify the name of the person having tendered the old notes to be withdrawn;

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

    - specify the principal amount of old notes to be withdrawn;

    - include a statement that the holder is withdrawing his election to have the old notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

    - specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

    The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

    Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time prior to the expiration date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all old notes properly tendered and will issue the exchange notes promptly after such acceptance. See "--Conditions to the Exchange Offer" below for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

    For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

    In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after:

    - timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility;

    - a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

    - timely receipt by the exchange agent of all other required documents.

    If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the old notes will be returned as promptly as practicable after the expiration of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the acceptance of the old notes for exchange or the exchange of the exchange notes for such old notes, any of the following conditions exist:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

    - the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission.

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
    Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the old notes.

    The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

    If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

    The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

EXCHANGE AGENT

    The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:


  BY REGISTERED OR CERTIFIED MAIL:                BY FACSIMILE:                  BY HAND OR OVERNIGHT COURIER:
        The Bank of New York                      (212) 815-6339                      The Bank of New York
        Reorganization Unit                    Attn: Diane Amoroso              101 Barclay Street, Ground Floor
       101 Barclay Street-7E                Reorganization Department           Corporate Trust Services Window
      New York, New York 10286                                                      New York, New York 10286
        Attn: Diane Amoroso                   CONFIRM BY TELEPHONE:                   Attn: Diane Amoroso
                                                  Diane Amoroso                    Reorganization Department
                                                  (212) 815-3738

    You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATIONS OF TENDERS; FEES AND EXPENSES

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the old notes and in handling or forwarding tenders for their customers.

    We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate the expenses to be approximately $300,000, which includes fees and expenses of the exchange agent, trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made,

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
such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of old notes in the jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

TRANSFER TAXES

    We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

    - certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered; or

    - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

    We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

ACCOUNTING TREATMENT

    For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for old notes. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

CONSEQUENCE OF FAILURE TO EXCHANGE

    Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

    Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that

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
by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

    We may in the future seek to acquire, subject to the terms of the indenture, untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

RESALE OF EXCHANGE NOTES

    We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

    - the exchange notes are acquired in the ordinary course of the holder's business; and

    - the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

    However, any holder who is:

    - an "affiliate" of ours;

    - who has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

    - any broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

could not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see "Plan of Distribution."

    In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests. The registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any exchange notes.

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
SHELF REGISTRATION STATEMENT; LIQUIDATED DAMAGES

    If:

    - the exchange offer is not permitted by applicable law or applicable interpretation of the staff of the Commission;

    - any holder of old notes, other than a holder who has received the notes pursuant to a Rule 144 sale, notifies us between 30 and 50 days after the date that the exchange offer registration statement is declared effective that any of the following apply:

       - such holder was prohibited by law or Commission policy from participating in the exchange offer;

       - such holder is unable to resell the exchange notes to the public without delivering a prospectus and the prospectus in the exchange offer registration statement is not available;

       - such holder is a broker-dealer under the Securities Exchange Act of 1934 and holds outstanding notes acquired directly from us or any of our affiliates,

we will use our best efforts to cause the Commission to declare effective a shelf registration statement with respect to the resale of the old notes and keep the statement effective for up to two years after the effective date of the shelf registration statement or such shorter period, which shall terminate when all the old notes covered by the registration statement have been sold pursuant to the registration statement.

    If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes. Please see "Description of the Exchange
Notes--Registration Rights; Liquidated Damages" for more details regarding the registration rights agreement.

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
                       DESCRIPTION OF THE EXCHANGE NOTES

    You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Alliance" refers only to Alliance Imaging, Inc. and not to any of its subsidiaries, and the word "notes" refers to both the old notes and the exchange notes.

    Alliance issued the old notes, and will issue the exchange notes, under an indenture between Alliance and The Bank of New York, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the exchange notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

    The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

    The notes:

    - are general obligations of Alliance;

    - are subordinated in right of payment to all existing and future Senior Indebtedness of Alliance, including our bank debt;

    - are effectively subordinated to all obligations of our subsidiaries;

    - are PARI PASSU in right of payment with any future senior subordinated Indebtedness of Alliance; and

    - are senior in right of payment to any future subordinated Indebtedness of Alliance.

    As of June 13, 2001, Alliance had total Senior Indebtedness of approximately $509 million and additional borrowing availability of approximately $125 million which would be senior to the notes. As indicated above and as discussed in detail below under the caption "--Subordination," payments on the notes will be subordinated to the payment of Senior Indebtedness. The indenture will permit us to incur additional Senior Indebtedness.

    A portion of the operations of Alliance is conducted through its subsidiaries and, therefore, Alliance depends partially on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Alliance's subsidiaries. Any right of Alliance to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Alliance is itself recognized as a creditor of the subsidiary, in which case the claims of Alliance would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Alliance. See "Risk Factors--Risks Related to Our Indebtedness" and "--Risks Related to this Offering."

PRINCIPAL, MATURITY AND INTEREST

    The notes are limited to a maximum aggregate principal amount of $260 million. Alliance will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 15, 2011.

    Interest on the notes will accrue at the rate of 10 3/8% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2001. Alliance will make each interest payment to the Holders of record on the immediately preceding April 1 and October 1.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a Holder has given wire transfer instructions to Alliance, Alliance will pay all principal, interest and premium, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Alliance elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The trustee will initially act as paying agent and registrar. Alliance may change the paying agent or registrar without prior notice to the Holders of the notes, and Alliance or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Alliance is not required to transfer or exchange any note selected for redemption. Also, Alliance is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

SUBORDINATION

    The payment of principal, interest and premium, if any, on the notes will be subordinated to the prior payment in full of all Senior Indebtedness of Alliance, including Senior Indebtedness incurred after the date of the indenture.

    Upon any distribution to creditors of Alliance:

        (1) in a liquidation or dissolution of Alliance;

        (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Alliance or its property;

        (3) in an assignment for the benefit of creditors; or

        (4) in any marshalling of Alliance's assets and liabilities:

           (a) the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Holders of notes will be entitled to receive any payment on the notes; and

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
           (b) until all Senior Indebtedness is paid in full, any distribution to which the Holders of notes would be entitled will be made to the holders of Senior Indebtedness (except that Holders of notes may receive
       (a) shares of stock and any debt securities that are subordinated at least to the same extent as the notes to (1) Senior Indebtedness and (2) any securities issued in exchange for Senior Indebtedness and (b) payments made from the trusts described under "--Legal Defeasance and Covenant Defeasance").

    Alliance also may not make any payment upon or in respect of the notes (except in subordinated securities described in clause (b) above or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

        (1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

        (2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a "PAYMENT BLOCKAGE NOTICE") from holders of such Designated Senior Indebtedness.

    Payments on the notes may and will be resumed:

        (1) in the case of a payment default, upon the date on which such default is cured or waived; and

        (2) in the case of a nonpayment default, upon the earlier of (i) the date on which such nonpayment default is cured or waived, (ii) 179 days after the date on which the applicable Payment Blockage Notice is received (the "PAYMENT BLOCKAGE PERIOD"), or (iii) the date the Payment Blockage Period is terminated by written notice to the trustee from the holders of Designated Senior Indebtedness required to terminate such period.

    No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice. However, if any Payment Blockage Notice within the 365-day period is given by any holders of Designated Senior Indebtedness (other than the agent under the Credit Facility), the agent under the Credit Facility may give another Payment Blockage Notice within that period. The total number of days during which any Payment Blockage Period or Periods is in effect may not exceed 179 days in the aggregate during any 365 consecutive day period.

    No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless the default has been cured or waived for a period of not less than 90 days.

    If Alliance fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the indenture and would enable the Holders of the notes to accelerate the maturity of the notes. Alliance will be required to promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

    As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to Alliance, Holders of notes may recover less ratably than creditors of Alliance who are holders of Senior Indebtedness. As of June 13, 2001, Alliance had total Senior Indebtedness of approximately $509 million and additional borrowing availability of approximately $125 million which would be senior to the notes.

    In addition, the notes are structurally subordinated to the liabilities and trade payables and obligations of subsidiaries of Alliance. Although the indenture contains limitations on the amount of additional Indebtedness that Alliance and its subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    The old notes rank, and the exchange notes will rank, senior in right of payment to all Subordinated Indebtedness of Alliance. Currently, Alliance has no Subordinated Indebtedness.

OPTIONAL REDEMPTION

    At any time prior to April 15, 2004, Alliance may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.375% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; PROVIDED that:

        (1) at least 60% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

        (2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

    Except pursuant to the preceding paragraph, the notes will not be redeemable at Alliance's option prior to April 15, 2006.

    After April 15, 2006, Alliance may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................  105.188%
2007........................................................  103.458%
2008........................................................  101.729%
2009 and thereafter.........................................  100.00%

    At any time prior to April 15, 2006, Alliance may also redeem all or a part of the notes upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event may any such redemption occur more than 90 days after the occurrence of such Change of Control) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to the date of redemption.

MANDATORY REDEMPTION

    Alliance is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

    If a Change of Control occurs, each Holder of notes will have the right to require Alliance to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Alliance will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of

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
Control, Alliance will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Alliance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Alliance will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

    On the Change of Control Payment Date, Alliance will, to the extent lawful:

        (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

        (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

        (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Alliance.

    The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

    Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Alliance will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under any outstanding Senior Indebtedness to permit the repurchase of the notes required by this covenant.

    Alliance's bank credit agreement prohibits, and future credit agreements or other agreements relating to Senior Indebtedness may prohibit, Alliance from purchasing any notes as a result of a Change of Control and/or provide that certain change of control events with respect to Alliance would constitute a default under those agreements. If a Change of Control occurs at a time when Alliance is prohibited from purchasing the notes, Alliance could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain the prohibition. If Alliance does not obtain such a consent or repay the borrowings, Alliance will remain prohibited from purchasing the notes. In that case, Alliance's failure to purchase tendered notes would constitute an event of default under the indenture. If, as a result of a default under the indenture, a default occurs with respect to Senior Indebtedness, the subordination provisions in the indenture would likely restrict payments to the Holders of the notes.

ASSET SALES

    Alliance will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (a) Alliance (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined in good faith by Alliance) of the assets sold or otherwise disposed of; and

        (b) at least 75% of the consideration received in the Asset Sale by Alliance or the Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

           (1) any liabilities (as shown on Alliance's or the Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Alliance or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes), that are assumed by the transferee of any such assets;

           (2) any notes or other obligations received by Alliance or the Restricted Subsidiary from the transferee that are converted by Alliance or the Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the Asset Sale; and

           (3) any Designated Noncash Consideration received by Alliance or any of its Restricted Subsidiaries in the Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause that is at that time outstanding, not to exceed the greater of:

               (A) $50 million; or

               (B) 15% of Total Assets at the time of the receipt of the Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), will be deemed to be cash for purposes of this provision.

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Alliance or the Restricted Subsidiary may apply those Net Proceeds at its option:

        (a) to permanently reduce Obligations under the Credit Facility (and to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness (PROVIDED that if Alliance reduces Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not be then prepaid, Alliance will make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of notes to purchase at 100% of the principal amount thereof the amount of notes that would otherwise be prepaid);

        (b) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets in each case, used or useful in a Similar Business; or

        (c) to make an investment in properties or assets that replace the properties and assets that are the subject of the Asset Sale.

    Pending the final application of any Net Proceeds, Alliance or the Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in Cash Equivalents or Investment Grade Securities.

    Any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the preceding paragraph will constitute "EXCESS PROCEEDS". When the aggregate amount of Excess Proceeds exceeds $15 million, Alliance will make an Asset Sale Offer to all Holders of notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Alliance may use those proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by Holders exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

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
    Alliance will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, Alliance will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue of such conflict. (This second reference to footnote 17 is typed in; actual footnote 17 reference marker is at end of paragraph above.)

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

        (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

        (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate.

    No notes of $1,000 or less can be redeemed in part. Notices of purchase or redemption will be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be redeemed at its registered address.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder upon cancellation of the original note. On and after the purchase or redemption date, unless Alliance defaults in payment of the purchase or redemption price, interest ceases to accrue on notes or portions of them purchased or called for redemption.

CERTAIN COVENANTS

LIMITATION ON RESTRICTED PAYMENTS

    Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

        (a) declare or pay any dividend or make any distribution on account of Alliance's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (1) dividends or distributions by Alliance payable in Equity Interests (other than Disqualified Stock) of Alliance or
    (2) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, Alliance or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

        (b) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Alliance or any direct or indirect parent of Alliance;

        (c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness (other than Indebtedness permitted under clauses (g) and (i) of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"); or

        (d) make any Restricted Investment;

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    unless, at the time of such Restricted Payment:

           (1) no default or event of default under the indenture has occurred and is continuing or would occur as a consequence of the Restricted Payment;

           (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, Alliance could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

           (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Alliance and its Restricted Subsidiaries after the date of the indenture (including Restricted Payments permitted by clauses (a), (e) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if $5 million and $10 million were substituted in such clause for $10 million and $20 million, respectively), (f), (i) and (j) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of:

               (A) 50% of the Consolidated Net Income of Alliance for the period (taken as one accounting period) from the fiscal quarter that first begins after the date of the indenture to the end of Alliance's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), PLUS

               (B) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities received by Alliance since immediately after the date of the indenture from the issue or sale of Equity Interests of Alliance (excluding Excluded Contributions) or debt securities issued or sold after the date of the indenture of Alliance that have been converted into such Equity Interests (including Retired Capital Stock) of Alliance (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of Alliance sold to a Restricted Subsidiary of Alliance and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), PLUS

               (C) the aggregate amount by which Indebtedness (other than Subordinated Indebtedness) of Alliance or any Restricted Subsidiary is reduced on Alliance's consolidated balance sheet on or after the date of the indenture upon the conversion or exchange of any debt securities issued or sold on or prior to the date of the indenture that is convertible into Equity Interests of Alliance (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of Alliance sold to a Restricted Subsidiary of Alliance and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); PLUS

               (D) 100% of the aggregate amount of cash and marketable securities contributed to the capital of Alliance following the date of the indenture (excluding Excluded Contributions), PLUS

               (E) 100% of the aggregate amount received in cash and the fair market value of marketable securities (other than Restricted Investments) received from:

                   (i) the sale or other disposition (other than to Alliance or a Restricted Subsidiary) of Restricted Investments made by Alliance and its Restricted Subsidiaries; or

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                   (ii) a dividend from, or the sale (other than to Alliance or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the Investment in which was made by Alliance or a Restricted Subsidiary pursuant to clause (g) or (k) below).

    The preceding provisions will not prohibit:

        (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

        (b) (1) the redemption, repurchase, retirement or other acquisition of any Equity Interests (the "RETIRED CAPITAL STOCK") or Subordinated Indebtedness of Alliance in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Alliance (other than any Disqualified Stock) (the "REFUNDING CAPITAL STOCK"), and (2) if immediately prior to the retirement of such Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) of this paragraph, the declaration and payment of dividends on such Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; PROVIDED that at the time of the declaration of any such dividends, no default or event of default under the indenture has occurred and is continuing or would occur as a consequence thereof;

        (c) distributions or payments of Receivables Fees;

        (d) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of Alliance made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Alliance so long as:

           (1) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and fees and expenses payable in connection with such redemption, repurchase, acquisition or retirement);

           (2) such Indebtedness is subordinated to the Senior Indebtedness and the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

           (3) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

           (4) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

        (e) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Alliance held by any future, present or former employee, director or consultant of Alliance or any Subsidiary pursuant to any management equity plan, stockholder agreement or stock option plan or any other management or employee benefit plan or agreement; PROVIDED that the aggregate Restricted Payments made under this clause (e) does not exceed in any calendar year $10 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20 million in any calendar year); PROVIDED FURTHER that such amount in any calendar year may be increased by an amount not to exceed:

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
           (1) the cash proceeds from the sale of Equity Interests of Alliance to members of management, directors or consultants of Alliance and its Subsidiaries that occurs after the date of the indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (3)) PLUS

           (2) the cash proceeds of key man life insurance policies received by Alliance and its Restricted Subsidiaries after the date of the indenture LESS

           (3) the amount of any Restricted Payments previously made pursuant to clauses (1) and (2) of this subparagraph (e);

and PROVIDED FURTHER that cancellation of Indebtedness owing to Alliance from members of management of Alliance or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of Alliance will not constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

        (f) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture (including the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable pursuant to clause (b)); PROVIDED that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, Alliance and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 1.75 to 1.00;

        (g) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (g) that are at that time outstanding, not to exceed $45 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (h) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

        (i) the payment of dividends on Alliance's common stock, following the first public offering of Alliance's common stock on or after the date of the indenture, of up to 6% per annum of the net proceeds received by Alliance in such public offering, other than public offerings with respect to Alliance's common stock registered on Form S-8;

        (j) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Alliance which are not held by KKR or any of its affiliates (including any Equity Interests issued in respect of such Equity Interests as a result of a stock split, recapitalization, merger, combination, consolidation or otherwise, but excluding any management equity plan or stock option plan or similar agreement), provided that the aggregate Restricted Payments made under this clause (j) shall not exceed $50 million, PROVIDED FURTHER that prior to the first anniversary of the date of the indenture, no Restricted Payments may be made under this clause (j) and PROVIDED FURTHER that notwithstanding the foregoing, Alliance shall be permitted to make Restricted Payments under this clause (j) only if after giving effect thereto, Alliance would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (k) Investments in Unrestricted Subsidiaries that are made with Excluded Contributions;

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        (l) the payment of dividends on Disqualified Stock which is issued in accordance with the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (m) other Restricted Payments in an aggregate amount not to exceed $25 million;

PROVIDED that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (d), (e), (f), (g), (h), (i), (j), (k), (l) and (m), no default or event of default under the indenture shall have occurred and be continuing or would occur as a consequence of the Restricted Payment; and provided further that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (3) of the immediately preceding paragraph, only the amounts expended under clauses (a), (e) (only to the extent that amounts paid pursuant to such clause are greater than amounts that would have been paid pursuant to such clause if $5 million and $10 million were substituted in such clause for $10 million and $20 million, respectively),
(f), (i) and (j) will be included.

    In the future, Alliance will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "UNRESTRICTED SUBSIDIARY." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Alliance and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "INVESTMENTS." Such designation will only be permitted if a Restricted Payment in that amount would be permitted at the time (whether pursuant to the first paragraph of this covenant or under clause (g), (k) or (m)) and if the Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

LIMITATIONS ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR" and collectively, an "INCURRENCE") any Indebtedness (including Acquired Indebtedness) and Alliance will not issue any shares of Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that Alliance may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Alliance's and the Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been:

    - if such incurrence occurs on or prior to April 15, 2003, at least 1.75 to 1.00; and

    - if such incurrence occurs after April 15, 2003, at least 2.00 to 1.00,

in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

    The first paragraph of this covenant will not apply to:

        (a) the incurrence by Alliance or its Restricted Subsidiaries of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and banker's acceptances thereunder (with letters of credit and banker's acceptances being deemed to have a principal amount equal to

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    the face amount thereof) up to an aggregate principal amount of $650 million outstanding at any one time;

        (b) the incurrence by Alliance of Indebtedness represented by the notes;

        (c) the Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

        (d) Indebtedness (including Capitalized Lease Obligations) incurred by Alliance or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (d), does not exceed the greater of (1) $50 million or (2) 15% of Total Assets;

        (e) Indebtedness incurred by Alliance or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

        (f) Indebtedness arising from agreements of Alliance or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that:

           (1) such Indebtedness is not reflected on the balance sheet of Alliance or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)); and

           (2) the maximum assumable liability in respect of all such Indebtedness will at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Alliance and its Restricted Subsidiaries in connection with such disposition;

        (g) Indebtedness of Alliance to a Restricted Subsidiary; PROVIDED that any such Indebtedness is made pursuant to an intercompany note and is subordinated in right of payment to the notes; PROVIDED FURTHER that any subsequent issuance or transfer of any Capital Stock or any other event which will result in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Alliance or another Restricted Subsidiary) will be deemed, in each case, to be an incurrence of such Indebtedness;

        (h) shares of preferred stock of a Restricted Subsidiary issued to Alliance or another Restricted Subsidiary; PROVIDED that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Alliance or another Restricted Subsidiary) will be deemed, in each case to be an issuance of shares of preferred stock;

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        (i) Indebtedness of a Restricted Subsidiary to Alliance or another
    Restricted Subsidiary; provided that:

           (1) any such Indebtedness is made pursuant to an intercompany note;
       and

           (2) if a Guarantor incurs such Indebtedness from a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

       PROVIDED FURTHER that any subsequent transfer of any such Indebtedness (except to Alliance or another Restricted Subsidiary) or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed, in each case to be an incurrence of such Indebtedness;

        (j) Hedging Obligations that are incurred in the ordinary course of business:

           (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; or

           (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (k) obligations in respect of performance and surety bonds and completion guarantees provided by Alliance or any Restricted Subsidiary in the ordinary course of business;

        (l) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

        (m) Indebtedness of Alliance and any of its Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (m), does not exceed $150 million at any one time outstanding; PROVIDED, HOWEVER, that Indebtedness of a Restricted Subsidiary organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, which when aggregated with the principal amount of all other Indebtedness of such Restricted Subsidiaries then outstanding and incurred pursuant to this clause (m), does not exceed $60 million at any one time outstanding;

        (n) (1) any guarantee by Alliance of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the indenture and (2) any Excluded Guarantee (as defined below under "--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries") of a Restricted Subsidiary;

        (o) the incurrence by Alliance or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d) and (l) above or clause (p) below, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums, expenses and fees in connection therewith (the "REFINANCING INDEBTEDNESS") prior to its respective maturity; PROVIDED, HOWEVER, that such Refinancing Indebtedness:

           (1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced;

           (2) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or PARI PASSU to the notes, such Refinancing Indebtedness is subordinated or PARI PASSU to the notes at least to the same extent as the Indebtedness being refinanced or refunded; and

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           (3) shall not include:

               (x) Indebtedness of a Subsidiary that refinances Indebtedness of Alliance or Indebtedness of a non-Guarantor that refinances Indebtedness of a Guarantor; or

               (y) Indebtedness of Alliance or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

       and PROVIDED FURTHER that subclauses (1) and (2) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness;

        (p) Indebtedness or Disqualified Stock of persons that are acquired by Alliance or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; PROVIDED that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger; and PROVIDED FURTHER that after giving effect to such acquisition or merger, either:

           (1) Alliance would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

           (2) the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger; and

        (q) guarantees by Alliance or its Restricted Subsidiaries of the obligations of joint ventures of Alliance or its Restricted Subsidiaries; PROVIDED that the maximum aggregate amount of all such guaranteed obligations shall at no time exceed $25 million.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Alliance will, in its sole discretion, classify the item of Indebtedness in any manner that complies with this covenant and the item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

LIENS

    Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of Alliance or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

        (a) if such Lien secures Pari Passu Indebtedness, the notes are equally and ratably secured with the obligations so secured; or

        (b) if such Lien secures Subordinated Indebtedness, the notes are secured by a Lien on the same property, assets, income or profits which is senior to such Lien to the same extent as the notes are senior to such Subordinated Indebtedness, in each case until such time as such obligations are no longer secured by a Lien.

    No Guarantor will directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor

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on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

        (a) if such Lien secures Pari Passu Indebtedness, the Guarantee of such Guarantor is equally and ratably secured with the obligations so secured; or

        (b) if such Lien secures Subordinated Indebtedness, the Guarantee of such Guarantor is secured by a Lien on the same property, assets, income or profits which is senior to such Lien to the same extent as the Guarantee of such Guarantor is senior to such Subordinated Indebtedness, in each case until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    Alliance will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a) (1) pay dividends or make any other distributions to Alliance or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or
    (2) pay any Indebtedness owed to Alliance or any of its Restricted Subsidiaries;

        (b) make loans or advances to Alliance or any of its Restricted Subsidiaries; or

        (c) sell, lease or transfer any of its properties or assets to Alliance or any of its Restricted Subsidiaries;

    except (in each case) for such encumbrances or restrictions existing under or by reason of:

           (1) contractual encumbrances or restrictions in effect on the date of the indenture, including pursuant to the Credit Facility and its related documentation;

           (2) the indenture and the notes;

           (3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

           (4) applicable law or any applicable rule, regulation or order;

           (5) any agreement or other instrument of a Person acquired by Alliance or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

           (6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

           (7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

           (8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

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           (9) other Indebtedness of Restricted Subsidiaries permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

           (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

           (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

           (12) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Alliance, are necessary or advisable to effect such Receivables Facility; or

           (13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above, PROVIDED that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Alliance's board of directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

MERGER, CONSOLIDATION, OR SALE OF ALL OR SUBSTANTIALLY ALL ASSETS

    Alliance will not consolidate or merge with or into or wind up into (whether or not Alliance is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

        (a) Alliance is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Alliance) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Alliance or such Person, as the case may be, being herein called the "SUCCESSOR COMPANY");

        (b) the Successor Company (if other than Alliance) expressly assumes all the obligations of Alliance under the indenture and the notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee;

        (c) immediately after such transaction no default or event of default under the indenture has occurred and is continuing;

        (d) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period:

           (1) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; or

           (2) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Alliance and its Restricted Subsidiaries immediately prior to such transaction;

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        (e) each Guarantor, if any, unless it is the other party to the transactions described above, has by supplemental indenture confirmed that its Guarantee applies to such Person's obligations under the indenture and the notes; and

        (f) Alliance delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

    The Successor Company will succeed to, and be substituted for, Alliance under the indenture and the notes.

    Notwithstanding the foregoing clause (d):

        (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Alliance; and

        (2) Alliance may merge with an Affiliate incorporated solely for the purpose of reincorporating Alliance in another state of the United States so long as the amount of Indebtedness of Alliance and its Restricted Subsidiaries is not increased thereby.

    Each Guarantor, if any, will not, and Alliance will not permit a Guarantor to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

        (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "SUCCESSOR GUARANTOR");

        (b) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and the Guarantor's Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the trustee;

        (c) immediately after such transaction no default or event of default under the indenture has occurred and is continuing; and

        (d) the Guarantor has delivered or caused to be delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

    The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor's Guarantee.

TRANSACTIONS WITH AFFILIATES

    Alliance will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "AFFILIATE TRANSACTION") involving aggregate consideration in excess of $5 million, unless:

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        (a) the Affiliate Transaction is on terms that are not materially less favorable to Alliance or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Alliance or the Restricted Subsidiary with an unrelated Person; and

        (b) Alliance delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a resolution adopted by the majority of the board of directors of Alliance approving the Affiliate Transaction and set forth in an officers' certificate certifying that the Affiliate Transaction complies with clause (a) above.

    The preceding paragraph will not apply to the following:

        (1) transactions between or among Alliance and/or any of its Restricted Subsidiaries;

        (2) Restricted Payments permitted by the provisions of the indenture described above under the covenant "--Limitation on Restricted Payments" or Permitted Investments;

        (3) the payment of customary annual management, consulting and advisory fees and related expenses to KKR and its Affiliates;

        (4) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Alliance or any Restricted Subsidiary;

        (5) payments by Alliance or any of its Restricted Subsidiaries to KKR and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of Alliance in good faith;

        (6) transactions in which Alliance or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an Independent Financial Advisor stating that the transaction is fair to Alliance or the Restricted Subsidiary from a financial point of view, PROVIDED that the transaction also meets the requirements of clause (a) of the preceding paragraph;

        (7) payments or loans to employees or consultants which are approved by a majority of the board of directors of Alliance in good faith;

        (8) any agreement as in effect date of the indenture or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders of the notes in any material respect) or any transaction contemplated thereby;

        (9) the existence of, or the performance by Alliance or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the indenture and any similar agreements which it may enter into thereafter; PROVIDED, HOWEVER, that the existence of, or the performance by Alliance or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the notes in any material respect;

        (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to Alliance or its Restricted Subsidiaries, in the reasonable determination of the board of directors of Alliance or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

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        (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES

        (a) Alliance will not permit any Restricted Subsidiary to guarantee the payment of any Indebtedness of Alliance or any Indebtedness of any other Restricted Subsidiary unless:

           (1) the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee of payment of the notes by the Restricted Subsidiary except that:

               (A) if the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the indenture; and

               (B) if such Indebtedness is by its express terms subordinated in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

           (2) the Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Alliance or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

           (3) the Restricted Subsidiary shall deliver to the trustee an opinion of counsel to the effect that:

               (A) the Guarantee of the notes has been duly executed and authorized; and

               (B) the Guarantee of the notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

       PROVIDED that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary:

           (x) that (A) existed at the time such Person became a Restricted Subsidiary of Alliance and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Alliance; or

           (y) that guarantees the payment of Obligations of Alliance or any Restricted Subsidiary under the Credit Facility or any other bank facility which is designated as Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, PROVIDED that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act (any guarantee excluded by operations of this clause (y) being an "EXCLUDED GUARANTEE").

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        (b) Notwithstanding the other provisions of this covenant and of the indenture, any Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged upon:

           (1) any sale, exchange or transfer, to any Person not an Affiliate of Alliance, of all of Alliance's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

           (2) the release or discharge of the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS

    Alliance will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of Alliance or any Indebtedness of any Guarantor, unless such Indebtedness is either:

        (a) PARI PASSU in right of payment with the notes or such Guarantor's Guarantee, as the case may be; or

        (b) subordinate in right of payment to the notes, or such Guarantor's Guarantee, as the case may be, in the same manner and at least to the same extent as the notes are subordinate to Senior Indebtedness or such Guarantor's Guarantee is subordinate to such Guarantor's Senior Indebtedness, as the case may be.

REPORTS AND OTHER INFORMATION

    Whether or not required by the Commission, so long as any notes are outstanding, Alliance will file with the Commission and deliver to the trustee and to each Holder of notes, within the time periods specified in the Commissions rules and regulations, annual and quarterly reports and other information, documents and reports specified in Section 13 or 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those sections; PROVIDED, HOWEVER, that Alliance will not be obligated to file such information, documents and reports with the Commission if the Commission does not permit those filings.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

        (a) default in payment when due, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes, whether or not the payment is prohibited by the subordination provisions of the indenture;

        (b) default for 30 days or more in the payment when due of interest on the notes, whether or not the payment is prohibited by the subordination provisions of the indenture;

        (c) failure by Alliance or any Guarantor for 30 days after notice to comply with any of its other agreements in the indenture or the notes;

        (d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Alliance or any of its Restricted Subsidiaries or the payment of which is guaranteed by Alliance or any of its Restricted Subsidiaries (other than Indebtedness owed to Alliance or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if both:

           (1) such default either:

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               (A) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

               (B) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

           (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $20 million or more;

        (e) failure by Alliance or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $20 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days;

        (f) certain events of bankruptcy or insolvency described in the indenture with respect to Alliance or any of its Significant Subsidiaries; or

        (g) any Guarantee ceases to be in full force and effect or is declared null and void or any responsible officer of Alliance or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture).

    If any event of default (other than of a type specified in clause (f) above) occurs and is continuing under the indenture, the trustee or the Holders of at least 30% in principal amount of the then outstanding notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately; PROVIDED, HOWEVER that, so long as any Indebtedness permitted to be incurred pursuant to the Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Credit Facility or (y) five business days after the giving of written notice to Alliance and the administrative agent under the Credit Facility of such acceleration. Upon the effectiveness of such declaration, the principal and interest on the notes will be due and payable immediately. Notwithstanding the preceding, if an event of default arising under clause (f) of the first paragraph of this section occurs with respect to the Company, all outstanding notes will become due and payable without further action or notice.

    Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to limitations, Holders of a majority in principal amount of the notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the notes may on behalf of the Holders of all of the notes waive any existing default or event of default and its consequences, except a continuing default or event of default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting Holder. In the event of any event of default specified in clause (d) above, the event of default and all consequences thereof (including any acceleration or resulting payment default) will be annulled, waived and rescinded, automatically if, within 20 days after the event of default arose,
(i) the Indebtedness or guarantee that is the basis for such event of default has been discharged, (ii) the holders of the Indebtedness or guarantee have rescinded or waived the acceleration, notice or action, or (iii) the default that is the basis for such event of default has been cured.

    Alliance is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Alliance is required, within five business days, upon becoming aware of any default or

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event of default or any default under any document, instrument or agreement representing Indebtedness of Alliance or any Guarantor, to deliver to the trustee a statement specifying the default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Alliance or any Guarantor, as such, will have any liability for any obligations of Alliance or the Guarantors under the notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Alliance may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and have all obligations of the Guarantors discharged with respect to their Guarantees ("LEGAL DEFEASANCE") except for:

        (a) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and on such notes when such payments are due from the trust referred to below;

        (b) Alliance's obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

        (c) the rights, powers, trusts, duties and immunities of the trustee, and Alliance's obligations in connection therewith; and

        (d) the Legal Defeasance provisions of the indenture.

    In addition, Alliance may, at its option and at any time, elect to have the obligations of Alliance and the Guarantors released with respect to certain covenants that are described in the indenture ("COVENANT DEFEASANCE") and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an event of default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

        (a) Alliance must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium and interest, if any, due on the outstanding notes on the stated maturity date or on the applicable redemption date, as the case may be;

        (b) in the case of Legal Defeasance, Alliance has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, (1) Alliance has received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal

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    income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (c) in the case of Covenant Defeasance, Alliance has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (d) no default or event of default shall have occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

        (e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which, Alliance or any Guarantor is a party or by which Alliance or any Guarantor is bound;

        (f) Alliance has delivered to the trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable federal or state law, and that the trustee has a perfected security interest in the trust funds for the ratable benefit of the Holders of notes;

        (g) Alliance has delivered to the trustee an officers' certificate stating that the deposit was not made by Alliance with the intent of defeating, hindering, delaying or defrauding any creditors of Alliance or any Guarantor or others; and

        (h) Alliance has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the indenture, any Guarantee and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder of the notes):

        (a) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

        (b) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

        (c) reduce the rate of or change the time for payment of interest on any note;

        (d) waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that

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    resulted from such acceleration), or in respect of a covenant or provision contained in the indenture or any Guarantee which cannot be amended or modified without the consent of all Holders of notes;

        (e) make any note payable in money other than that stated in the notes;

        (f) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

        (g) make any change in this paragraph;

        (h) impair the right of any Holder of the notes to receive payment of principal of, or interest on, the Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to the Holder's notes; or

        (i) make any change in the subordination provisions of the indenture that would adversely affect the Holders of the notes.

    Notwithstanding the preceding, without the consent of any Holder of notes, Alliance, the Guarantors and the trustee may amend or supplement the indenture, any Guarantee or the notes:

        (a) to cure any ambiguity, defect or inconsistency;

        (b) to provide for uncertificated notes in addition to or in place of certificated notes;

        (c) to comply with the covenant relating to mergers, consolidations and sales of assets to provide for the assumption of Alliance's or any Guarantor's obligations to Holders of such notes;

        (d) to provide for the assumption of Alliance's or any Guarantor's obligations to Holders of such notes;

        (e) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any Holder of the notes;

        (f) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon Alliance;

        (g) to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

        (h) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee pursuant to the requirements of the indenture;

        (i) to add a Guarantor under the indenture or release a Guarantor from its Guarantee pursuant to the terms of the indenture; or

        (j) to make any change to the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under those provisions, PROVIDED that if the rights of the holders of Senior Indebtedness are adversely affected, the holders of Senior Indebtedness must consent to the change.

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SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

        (a) either:

           (1) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Alliance, have been delivered to the trustee for cancellation; or

           (2) all notes that have not been delivered to such trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Alliance or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

        (b) no default or event of default with respect to the indenture or the notes has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Alliance or any Guarantor is a party or by which Alliance or any Guarantor is bound;

        (c) Alliance or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

        (d) Alliance has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, Alliance must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of Alliance, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

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BOOK-ENTRY, DELIVERY AND FORM

    The exchange notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or "participants" in such system or indirectly through organizations that are participants in such system.

DEPOSITORY PROCEDURES

    DTC has advised Alliance that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. Alliance expects that pursuant to procedures established by DTC:

        (a) upon deposit of the global notes, DTC will credit the accounts of participants designated by the exchange agent with portions of the principal amount of the global notes; and

        (b) ownership of the exchange notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

    So long as the global notes holder is the registered owner of any exchange notes, the global notes holder will be considered the sole holder under the indenture of any exchange notes evidenced by the global notes. Beneficial owners of exchange notes evidenced by the global notes will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Alliance nor the applicable trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

    Payments in respect of the principal of, premium, if any, and interest, if any, on any exchange notes registered in the name of the global notes holder on the applicable record date will be payable by the applicable trustee to or at the direction of the global notes holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Alliance and the applicable trustee may treat the persons in whose names exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Alliance nor the applicable trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of exchange notes. Alliance believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the indirect participants.

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CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange such beneficial interest for exchange notes in the form of certificated securities. Upon any such issuance, the trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if:

        (a) Alliance notifies the trustee in writing that DTC is no longer willing or able to act as a depositary and Alliance is unable to locate a qualified successor within 90 days; or

        (b) Alliance, at its option, notifies the trustee in writing that it elects to cause the issuance of exchange notes in the form of certificated securities under the indenture,

then, upon surrender by the global notes holder of its global notes, exchange notes in such form will be issued to each person that the global notes holder and DTC identify as being the beneficial owner of the related exchange notes.

    Neither Alliance nor the trustee will be liable for any delay by the global notes holder or DTC in identifying the beneficial owners of exchange notes and Alliance and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global notes holder or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

    Alliance will make payments in respect of the exchange notes represented by the global notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the holder of the global note. Alliance will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. Alliance expects that secondary trading in the certificated notes will also be settled in immediately available funds.

GOVERNING LAW

    The indenture, the notes and the Guarantees, if any, will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Alliance Imaging, Inc. at 1065 PacifiCenter Drive, Suite 200, Anaheim, CA 92806, Attention:
Secretary.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED INDEBTEDNESS" means, with respect to any specified Person:

        (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

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        (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "APPLICABLE PREMIUM" means, with respect to any note on any redemption date, the greater of (i) 1.0% of the principal amount of such note or (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note at April 15, 2006 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such note through April 15, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 75 basis points over (B) the principal amount of such note.

    "ASSET SALE" means:

        (a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of Alliance or any Restricted Subsidiary (each referred to in this definition as a "DISPOSITION"); or

        (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions),

    in each case, other than:

           (1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete equipment in the ordinary course of business;

           (2) the disposition of all or substantially all of the assets of Alliance in a manner permitted pursuant to the provisions described above under "--Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the indenture;

           (3) any Restricted Payment that is permitted to be made, and is made, under the first paragraph of the covenant described above under "--Limitation on Restricted Payments";

           (4) any disposition of assets with an aggregate fair market value of less than $2 million;

           (5) any disposition of property or assets by a Restricted Subsidiary to Alliance or by Alliance or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

           (6) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Similar Business;

           (7) any financing transaction with respect to property built or acquired by Alliance or any Restricted Subsidiary after the date of the indenture including, without limitation, sale-leasebacks and asset securitizations;

           (8) foreclosures on assets;

           (9) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

           (10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

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           (11) any sale of an imaging or therapeutic system to any original manufacturer of imaging or therapeutic systems in exchange for a credit from such manufacturer against the purchase of a replacement or alternate imaging or therapeutic system; and

           (12) any sale of an imaging or therapeutic system pursuant to an arrangement with a client of Alliance or one of its Restricted Subsidiaries; provided that (i) any such system was purchased by Alliance or such Restricted Subsidiary within the 90 days prior to the date of such sale and (ii) Alliance or such Restricted Subsidiary receives net cash proceeds in connection with the sale in an amount equal to or greater than the amount it paid for such system.

    "CAPITALIZED LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

    "CAPITAL STOCK" means:

        (a) in the case of a corporation, corporate stock;

        (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means:

        (a) U.S. dollars;

        (b) securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality thereof;

        (c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $ 250.0 million;

        (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

        (e) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;

        (f) investment funds investing at least 95% of their assets in securities of the types described in clauses (a)-(e) above;

        (g) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P; and

        (h) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

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    "CHANGE OF CONTROL" means the occurrence of any of the following:

        (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Alliance and its Subsidiaries, taken as a whole; or

        (b) Alliance becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of
    Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Alliance.

    The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Alliance and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Alliance to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Alliance and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    "CONSOLIDATED DEPRECIATION AND AMORTIZATION EXPENSE" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any period, the sum, without duplication, of:

        (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to Hedging Obligations to the extent included in Consolidated Interest Expense, excluding amortization of deferred financing fees); and

        (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

PROVIDED, HOWEVER, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; PROVIDED, HOWEVER, that:

        (a) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto) shall be excluded;

        (b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

        (c) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

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        (d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of Alliance) shall be excluded;

        (e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof in respect of such period;

        (f) for purposes of the covenant described under "--Limitation on Restricted Payments" only, the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition; and

        (g) the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived.

    "CONTINGENT OBLIGATIONS" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

        (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

        (b) to advance or supply funds:

           (1) for the purchase or payment of any such primary obligation; or

           (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

        (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "CREDIT FACILITIES" means, with respect to Alliance, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DESIGNATED NONCASH CONSIDERATION" means the fair market value of noncash consideration received by Alliance or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of Alliance, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

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    "DESIGNATED PREFERRED STOCK" means preferred stock of Alliance (other than
Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Alliance, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under "--Limitation on Restricted Payments."

    "DESIGNATED SENIOR INDEBTEDNESS" means:

        (1) Senior Indebtedness under the Credit Facility; and

        (2) any other Senior Indebtedness permitted under the indenture the principal amount of which is $50 million or more and that has been designated by Alliance as Designated Senior Indebtedness.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the maturity date of the notes; PROVIDED, HOWEVER, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Alliance or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Alliance in order to satisfy applicable statutory or regulatory obligations, PROVIDED, FURTHER, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by Alliance with the provisions of the indenture described under the caption "Repurchase at the Option of Holders--Change of Control" or "Repurchase at the Option of Holders--Asset Sales," as the case may be.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS to the extent included in the calculation of such Consolidated Net Income

        (a) provision for taxes based on income or profits of such Person for such period, PLUS

        (b) Consolidated Interest Expense of such Person for such period and any Receivables Fees paid by such Person or any of its Restricted Subsidiaries during such period, PLUS

        (c) Consolidated Depreciation and Amortization Expense of such Person for such period, including amortization of deferred financing fees, PLUS

        (d) any expenses or charges related to any Equity Offering, Permitted Investment or Indebtedness permitted to be incurred by the indenture or any costs incurred in the cancellation of stock options, PLUS

        (e) the amount of any restructuring charge, PLUS

        (f) without duplication, any other non-cash charges (excluding any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period), PLUS

        (g) minority interest expense, LESS

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        (h) without duplication, non-cash items (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any public or private sale of common stock or preferred stock of Alliance (excluding Disqualified Stock), other than:

        (a) public offerings with respect to Alliance's common stock registered on Form S-8; and

        (b) any such public or private sale that constitutes an Excluded Contribution.

    "EXCLUDED CONTRIBUTIONS" means the net cash proceeds received by Alliance after the date of the indenture from:

        (a) contributions to its equity capital other than contributions from the issuance of Disqualified Stock; and

        (b) the sale (other than to a Subsidiary or to any Alliance or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of Alliance, in each case designated as Excluded Contributions pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of Alliance on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, the cash proceeds of which are excluded from the calculation set forth in paragraph (3) of the "--Limitation on Restricted Payments" covenant.

    "EXISTING INDEBTEDNESS" means Indebtedness of Alliance or its Restricted Subsidiaries in existence on the date of the indenture, plus interest accruing thereon, after application of the net proceeds of the sale of the notes as described in this offering memorandum.

    "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Alliance or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than in the case of (i) revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period and (ii) capitalized leases related to imaging or therapeutic systems, in which case imputed interest expense shall be computed from the date of such capitalized lease) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "CALCULATION DATE"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, plus the application of any proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Alliance or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Alliance or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, discontinued

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operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Alliance. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Alliance to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Alliance may designate. "Fixed Charges" means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture. For the purposes of the indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

    "GOVERNMENT SECURITIES" means securities that are:

        (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

        (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

    "GUARANTEE" means any guarantee of the obligations of Alliance under the indenture and the notes by any Person in accordance with the provisions of the indenture. When used as a verb, "Guarantee"

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shall have a corresponding meaning. No Guarantees will be issued in connection with the initial offering and sale of the old notes or will be issued in connection with the issuance of the exchange notes.

    "GUARANTOR" means any Person that incurs a Guarantee; PROVIDED that upon the release and discharge of such Person from its Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor. No Guarantees will be issued in connection with the initial offering and sale of the old notes or will be issued in connection with the issuance of the exchange notes.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under

        (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and

        (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "INDEBTEDNESS" means, with respect to any Person:

        (a) any indebtedness of such Person, whether or not contingent:

           (1) in respect of borrowed money;

           (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof);

           (3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

           (4) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

        (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

        (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

PROVIDED, HOWEVER, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness of a Person.

    "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the judgment of Alliance's board of directors, as evidenced by a board resolution, qualified to perform the task for which it has been engaged, provided that such firm or consultant is not an Affiliate of the Company.

    "INVESTMENT GRADE SECURITIES" means:

        (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

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        (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Alliance and its Subsidiaries; and

        (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/ or distribution.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes thereto) of Alliance in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments,"

        (a) "INVESTMENTS" shall include the portion (proportionate to Alliance's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Alliance at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Alliance shall be deemed to continue to have a permanent "INVESTMENT" in an Unrestricted Subsidiary equal to an amount (if positive) equal to

           (1) Alliance's "INVESTMENT" in such Subsidiary at the time of such redesignation less

           (2) the portion (proportionate to Alliance's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

        (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of Alliance.

    "KKR" means Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); PROVIDED that in no event shall an operating lease be deemed to constitute a Lien.

    "MANAGEMENT GROUP" means the group consisting of the Officers of Alliance.

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "NET PROCEEDS" means the aggregate cash proceeds received by Alliance or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale), net of the

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direct costs relating to such Asset Sale and the sale or disposition of such
Designated Noncash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (a) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Alliance as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Alliance after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFICER" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Alliance.

    "PARI PASSU INDEBTEDNESS" means:

        (a) with respect to the notes, Indebtedness which ranks PARI PASSU in right of payment to the notes; and

        (b) with respect to any Guarantee, Indebtedness which ranks PARI PASSU in right of payment to such Guarantee.

    "PERMITTED HOLDERS" means KKR and any of its Affiliates and the Management Group.

    "PERMITTED INVESTMENTS" means:

        (a) any Investment in Alliance or any Restricted Subsidiary;

        (b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

        (c) any Investment by Alliance or any Restricted Subsidiary of Alliance in a Person that is a Similar Business if as a result of such Investment:

           (i) such Person becomes a Restricted Subsidiary; or

           (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Alliance or a Restricted Subsidiary;

        (d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Repurchase at the Option of Holders--Asset Sales" or any other disposition of assets not constituting an Asset Sale;

        (e) any Investment existing on the date of the indenture;

        (f) advances to employees not in excess of $10 million outstanding at any one time, in the aggregate;

        (g) any Investment acquired by Alliance or any of its Restricted
    Subsidiaries:

           (i) in exchange for any other Investment or accounts receivable held by Alliance or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout,

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       reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

           (ii) as a result of a foreclosure by Alliance or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

           (iii) in connection with a transaction or series of transactions in which the Person that owns the Investment becomes a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into Alliance or a Restricted Subsidiary; provided that such Investment was not made in contemplation of such transaction of series of transactions;

        (h) Hedging Obligations permitted under clause (j) of the "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

        (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

        (j) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding, not to exceed the greater of:

           (x) $50 million; or

           (y) 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (k) Investments the payment for which consists of Equity Interests of Alliance (exclusive of Disqualified Stock); PROVIDED, HOWEVER, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the "--Limitation on Restricted Payments" covenant;

        (l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at that time outstanding, not to exceed the greater of:

           (x) $30 million; or

           (y) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

        (m) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Certain Covenants--Transactions with Affiliates" (except transactions described in clauses (2) and (6) of such paragraph); and

        (n) Investments relating to any special purpose Wholly Owned Subsidiary of Alliance organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Alliance, are necessary or advisable to effect such Receivables Facility.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

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    "PREFERRED STOCK" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "RECEIVABLES FACILITY" means one or more receivables financing facilities, as amended from time to time, pursuant to which Alliance and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

    "RECEIVABLES FEES" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

    "RELATED PARTIES" means any Person controlled by a Permitted Holder, including any partnership of which a Permitted Holder or its Affiliates is the general partner.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" means, at any time, any direct or indirect Subsidiary of Alliance that is not then an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

    "S&P" means Standard and Poor's Ratings Group.

    "SENIOR INDEBTEDNESS" means:

        (1) the Obligations under the Credit Facility; and

        (2) any other Indebtedness permitted to be incurred by Alliance under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes, including, with respect to the preceding clauses (1) and (2), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the preceding, Senior Indebtedness will not include:

        (1) any liability for federal, state, local or other taxes owed or owing by Alliance;

        (2) any obligation of Alliance to any of its Subsidiaries;

        (3) any accounts payable or trade liabilities arising in the ordinary course of business (including instruments evidencing such liabilities) other than obligations in respect of bankers' acceptances and letters of credit under the Credit Facility;

        (4) any Indebtedness that is incurred in violation of the indenture;

        (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Alliance;

        (6) any Indebtedness, guarantee or obligation of Alliance which is subordinate or junior to any other Indebtedness, guarantee or obligation of Alliance;

        (7) Indebtedness evidenced by the notes; and

        (8) Capital Stock of Alliance.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "SIMILAR BUSINESS" means a business the majority of whose revenues are derived from the provision of diagnostic or therapeutic services or any business or activity that is reasonably similar thereto or a

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reasonable extension, development or expansion thereof or ancillary thereto as determined in good faith by the board of directors of Alliance.

    "SUBORDINATED INDEBTEDNESS" means

        (a) with respect to the notes, any Indebtedness of Alliance which is by its terms subordinated in right of payment to the notes; and

        (b) with respect to any Guarantee, any Indebtedness of the applicable Guarantor which is by its terms subordinated in right of payment to such Guarantee.

    "SUBSIDIARY" means, with respect to any Person:

        (a) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

        (b) any partnership, joint venture, limited liability company or similar entity of which:

           (1) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

           (2) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

    "TOTAL ASSETS" means the total consolidated assets of Alliance and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Alliance.

    "TREASURY RATE" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2006; PROVIDED, HOWEVER, that if the period from the redemption date to April 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means

        (a) any Subsidiary of Alliance which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of Alliance, as provided below);

        (b) any Subsidiary of an Unrestricted Subsidiary; and

        (c) the following entities:

           (i) Alliance Imaging Financial Services, Inc.;

           (ii) Alliance-Newport Harbor Radiology Group PET Services LLC;

           (iii) Valley Imaging Partnership-Alliance PET Services LLC; and

           (iv) Alliance Diagnostics Venture, LLC.

The board of directors of Alliance may designate any Subsidiary of Alliance (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless

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such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, Alliance or any Subsidiary of Alliance (other than any Subsidiary of the Subsidiary to be so designated), PROVIDED that:

           (1) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Alliance;

           (2) Alliance certifies that such designation complies with the covenants described under "--Certain Covenants--Limitation on Restricted Payments"; and

           (3) each of:

               (A) the Subsidiary to be so designated; and

               (B) its Subsidiaries;

       has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Alliance or any of its Restricted Subsidiaries.

The board of directors may designate any Unrestricted Subsidiary (including any Unrestricted Subsidiary set forth in clause (c) of this definition) to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation:

           (x) Alliance could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; or

           (y) the Fixed Charge Coverage Ratio for Alliance and its Restricted Subsidiaries would be greater than such ratio for Alliance and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors shall be notified by Alliance to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing

        (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by

        (b) the sum of all such payments.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

    "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax considerations relevant to the exchange of old notes for exchange notes and to the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

    This discussion applies to you only if you hold the old notes and will hold the exchange notes as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to your particular circumstances or if you are a taxpayer subject to special tax rules, including, without limitation:

    - a bank;

    - a holder subject to the alternative minimum tax;

    - a tax-exempt organization;

    - an insurance company;

    - a foreign person or entity (except to the extent specifically set forth below);

    - a dealer in securities or currencies;

    - a person that holds old notes or will hold exchange notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

    - a person deemed to sell notes under the constructive sale provisions of the Internal Revenue Code.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. HOLDERS

    For purposes of this summary, a "U.S. holder" means:

    1.  an individual citizen or resident of the United States;

    2. a corporation (or an entity treated as a corporation) or partnership created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

    3. an estate, the income of which is subject to United States federal income taxation regardless its source; or

    4. a trust subject to the primary supervision of a United States court and the control of one or more United States persons, or a trust in existence on August 20, 1996 that has elected to continue to be treated as a United States person.

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In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership which holds notes or common stock, you should consult your tax advisor.

EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES.

    The exchange of the old notes for the exchange notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes, because the old notes will not be considered to differ materially in kind or extent from the exchange notes. A U.S. holder will have an initial tax basis in the exchange notes equal to the basis of the old notes exchanged therefor, and the U.S. holder's holding period for the exchange notes will include the period during which the U.S. holder held the old notes.

TAXATION OF INTEREST.

    You must include interest paid on the exchange notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes.

TAXATION OF MARKET DISCOUNT.

    The market discount rules discussed below apply to any exchange note purchased after original issue at a price less than its stated redemption price at maturity.

    If you purchase an exchange note at a market discount, you generally will be required to treat any principal payments on, or any gain on the disposition on maturity of, such note as ordinary income to the extent of the accrued market discount (not previously included in income) at the time of such payment or disposition. In general, subject to a DE MINIMIS exception, market discount is the amount by which the note's stated redemption price at maturity exceeds your basis in the note immediately after the note is acquired. A note is not treated as purchased at a market discount, however, if the market discount is less than
0.25 percent of the stated redemption price at maturity of the note multiplied by the number of complete years to maturity from the date when you acquired the note. Market discount on a note will accrue on a straight-line basis, unless you elect to accrue such discount on a constant yield to maturity basis. This election is irrevocable and applies only to the note for which it is made. You may also elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you acquire a note at a market discount and dispose of such note in any non-taxable transaction (other than a nonrecognition transaction defined in section 1276(c) of the Internal Revenue Code), accrued market discount will be includable as ordinary income to you as if you had sold the note at its fair market value. You may be required to defer until the maturity of the note or, in certain circumstances, its earlier disposition the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the election to include the market discount in income on a current basis is made.

TAXATION OF AMORTIZABLE BOND PREMIUM.

    If you purchase an exchange note for an amount in excess of its stated redemption price at maturity, you will generally be considered to have purchased the note with "amortizable bond premium." The amount of amortizable bond premium is computed based on the redemption price on an earlier call date if such computation results in a smaller amortizable bond premium attributable to the period of such earlier call date. You generally may elect to amortize such premium using the constant yield to maturity method. The amount amortized in any year will generally be treated as a

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reduction of your interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of your prior interest inclusions on the note. If you do not make such an election, the premium on a note will decrease the gain or increase the loss otherwise recognized on the sale, redemption, retirement or other disposition of the note. The election to amortize the premium on a constant yield to maturity method, once made, generally applies to all bonds held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the IRS.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES.

    Upon the sale, exchange or redemption of an exchange note, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note, increased by market discount previously included in income, if any, and reduced by any bond premium previously amortized. Subject to the market discount rules discussed above, such capital gain or loss will be long-term capital gain or loss if your holding period in the exchange note is more than one year at the time of sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING.

    Backup withholding of United States federal income tax at a rate of up to 31% may apply to payments pursuant to the terms of an exchange note if you are a U.S. holder and not an "exempt recipient" and if you fail to provide certain identifying information (such as your TIN) in the manner required. Generally, individuals are not exempt recipients. Corporations are exempt recipients, whereas other entities may be exempt recipients. Payments made in respect of an exchange note must be reported to the IRS, unless you are an exempt recipient or otherwise establish an exemption. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your United States federal income tax, provided that the required information is furnished to the IRS in a timely manner.

NON-U.S. HOLDERS

    For purposes of this discussion, a "non-U.S. holder" means a holder that is not a U.S. holder. In general, subject to the discussion below concerning backup withholding:

EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES.

    The material federal income tax consequences to a non-U.S. holder of an exchange of old notes for exchange notes will be the same as those described for U.S. holders under "--U.S. Holders--Exchange of Old Notes for Exchange Notes."

TAXATION OF INTEREST.

    Payments of principal or interest on the exchange notes by us or any paying agent to a beneficial owner of a note that is a non-U.S. holder will not be subject to United States withholding tax, provided that, in the case of interest:

    1. you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    2. you are not a "controlled foreign corporation" with respect to which we are a "related person;"

    3. you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

    4.  certain certification requirements are satisfied.

    To satisfy the certification requirements referred to in (4) above, either
(i) the beneficial owner of a note must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. holder and must-provide such owner's name and address, and United States taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN or successor form, under penalties of perjury, that it is a non-U.S. holder and provides its name and address or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). The applicable regulations generally also require, in the case of a note held by a foreign partnership, that:

    1.  the certification described above be provided by the partners; and

    2. the partnership provide certain information, including, under certain circumstances, a United States taxpayer identification number.

    Further, a look-through rule will apply in the case of tiered partnerships. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

    Interest on exchange notes not excluded from United States withholding tax as described above generally will be subject to United States withholding tax at a 30% rate, except where an applicable United States income tax treaty provides for the reduction or elimination of such withholding tax (and you provide the appropriate certification) or if interest on the notes is effectively connected with your conduct of a trade or business in the United States, which is described more fully below.

SALE, EXCHANGE OR REDEMPTION OF EXCHANGE NOTES.

    You will not be required to pay United States federal income tax on gains realized on the sale, exchange or redemption of an exchange note (except with respect to accrued and unpaid interest, which would be taxable as described above) unless:

    1. you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met;

    2. such gain is effectively connected with your conduct of a trade or business in the United States and, if certain United States income tax treaties apply, is attributable to a United States permanent establishment maintained by you; or

    3. you are subject to Code provisions applicable to certain United States expatriates.

INCOME OR GAINS EFFECTIVELY CONNECTED WITH A UNITED STATES TRADE OR BUSINESS.

    If you are engaged in a trade or business in the United States and if interest on the exchange notes or gain realized on the sale, exchange or other disposition of an exchange note is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by you in the United States), you, although exempt from United States withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be required to pay United States federal income tax on such interest or gain on a net income basis in the same manner as if you were a U.S. holder. In lieu of the certificate described above, you would be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI or successor form in order to claim an exemption from United States withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable United States income tax treaty) of a portion of your effectively connected earnings and profits for the taxable year.

UNITED STATES FEDERAL ESTATE TAX.

    An exchange note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING.

    You may have to comply with specific certification procedures to establish that you are not a United States person in order to avoid backup withholding tax requirements with respect to payments of principal and interest on the notes. In addition, we may be required to report annually to the IRS and to you the amount of, and the tax withheld respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

    Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax provided that the required information is furnished to the IRS in a timely manner.

    THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes only where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

    - in the over-the-counter market;

    - in negotiated transactions

    - through the writing of options on the exchange notes; or

    - through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days from the date on which the exchange offer is consummated, or such shorter period as will terminate when all outstanding notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for exchange notes and such exchange notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of outstanding notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

    By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

    - makes any statement in the prospectus untrue in any material respect;

    - requires the making of any changes in the prospectus to make the statements in the prospectus not misleading; or

    - may impose upon us disclosure obligations that my have a material adverse effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

    Latham & Watkins, Los Angeles, California, will pass upon various legal matters for us in connection with the exchange notes offered hereby. Certain partners of Latham & Watkins, members of their families and related persons indirectly own less than 1% of our common stock.

                                    EXPERTS

    The consolidated financial statements as of December 31, 2000 and 1999, and for the years then ended, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule for the year ended December 31, 1998, as set forth in their reports. We have included our financial statements and schedule for this period in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                             CHANGE OF ACCOUNTANTS

    In November 1999, in connection with the KKR acquisition, our new board of directors elected to change our independent auditors from Ernst & Young LLP to Deloitte & Touche LLP. In connection with Ernst & Young LLP's audit of the financial statements for the year ended December 31, 1998 and for the subsequent unaudited six-month period ended June 30, 1999, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures, nor any reportable events. Ernst & Young LLP's reports on our financial statements for the year ended December 31, 1998 contained no adverse opinions or disclaimers of opinion and were not modified or qualified as to uncertainty, audit scope or accounting principles. We have provided Ernst & Young LLP with a copy of the disclosure contained in this section of the prospectus. Prior to retaining Deloitte & Touche LLP, we did not consult with Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements.

                             ALLIANCE IMAGING, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report of Deloitte & Touche LLP.......  F-2
Independent Auditors' Report of Ernst & Young LLP...........  F-3
Consolidated Financial Statements
  Consolidated Balance Sheets...............................  F-4
  Consolidated Statements of Operations.....................  F-5
  Consolidated Statements of Cash Flows.....................  F-6
  Consolidated Statements of Stockholders' Deficit..........  F-9
  Notes to Consolidated Financial Statements................  F-10

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Alliance Imaging, Inc.

    We have audited the accompanying consolidated balance sheets of Alliance Imaging, Inc. and subsidiaries (the Company), as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and stockholders' deficit for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliance Imaging, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          Deloitte & Touche LLP

Costa Mesa, California
February 22, 2001

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Alliance Imaging, Inc.

We have audited the consolidated balance sheet (not separately presented herein) of Alliance Imaging, Inc. as of December 31, 1998, and the related accompanying restated consolidated statement of operations, stockholders' deficit and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Imaging, Inc. at December 31, 1998, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                            Ernst & Young LLP

Orange County, California
March 5, 1999, except for Note 1 -- Common Control Merger, as to which the date is May 13, 1999

                             ALLIANCE IMAGING, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,         MARCH 31,
                                                             ---------------------   -----------
                                                               1999        2000         2001
                                                             ---------   ---------   -----------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................  $   4,804   $  12,971    $   9,634
  Accounts receivable, net of allowance for doubtful
    accounts of $11,688 in 1999, $15,570 in 2000, and
    $16,055 in 2001........................................     51,877      49,973       52,570
  Deferred income taxes....................................      8,369       3,085        3,085
  Prepaid expenses.........................................      2,574       1,874        1,850
  Other receivables........................................      4,001       4,189        5,925
                                                             ---------   ---------    ---------
Total current assets.......................................     71,625      72,092       73,064
Equipment, at cost.........................................    408,083     506,735      535,777
Less accumulated depreciation..............................   (125,800)   (176,939)    (192,114)
                                                             ---------   ---------    ---------
                                                               282,283     329,796      343,663
Goodwill, net of accumulated amortization of $27,939 in
  1999, $35,600 in 2000, and $37,882 in 2001...............    158,534     151,981      149,699
Other intangibles, net of accumulated amortization of
  $9,017 in 1999, $14,570 in 2000, and $15,895 in 2001.....     74,724      69,450       68,132
Deferred financing costs, net of accumulated amortization
  of $825 in 1999, $3,095 in 2000, and $3,643 in 2001......     16,324      14,104       13,606
Deposits and other assets..................................     22,020       8,737        6,621
                                                             ---------   ---------    ---------
Total assets...............................................  $ 625,510   $ 646,160    $ 654,785
                                                             =========   =========    =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.........................................  $   4,144   $  11,980    $  13,628
  Accrued compensation and related expenses................      7,265       8,776        8,251
  Accrued interest payable.................................      5,892      14,412        8,198
  Other accrued liabilities................................     22,564      23,188       19,707
  Current portion of long-term debt........................     12,974      15,863       17,015
                                                             ---------   ---------    ---------
Total current liabilities..................................     52,839      74,219       66,799
Long-term debt, net of current portion.....................    478,875     483,126      497,109
Senior subordinated credit facility due to affiliate.......    260,000     260,000      260,000
Minority interests.........................................        459         702        1,398
Deferred income taxes......................................     35,236      31,922       31,922
                                                             ---------   ---------    ---------
Total liabilities..........................................    827,409     849,969      857,228
Commitments and contingencies (NOTE 8)
Stockholders' deficit:
  Common stock, $.01 par value; 10,000,000 shares
    authorized; shares issued and outstanding--3,798,858 in
    1999, 3,806,836 in 2000 and 2001.......................         38          38           38
  Additional paid-in deficit...............................   (137,825)   (137,232)    (137,103)
  Note receivable from officer.............................         --        (300)        (300)
  Accumulated deficit......................................    (64,112)    (66,315)     (65,078)
                                                             ---------   ---------    ---------
Total stockholders' deficit................................   (201,899)   (203,809)    (202,443)
                                                             ---------   ---------    ---------
Total liabilities and stockholders' deficit................  $ 625,510   $ 646,160    $ 654,785
                                                             =========   =========    =========

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,           MARCH 31,
                                              ------------------------------   -------------------
                                                1998       1999       2000       2000       2001
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
Revenues....................................  $243,297   $318,106   $345,287   $84,322    $91,257
Costs and expenses:
  Operating expenses, excluding
    depreciation............................   111,875    143,238    151,722    36,647     39,853
  Depreciation expense......................    33,493     47,055     54,924    12,721     15,406
  Selling, general and administrative
    expenses................................    24,446     31,097     38,338     9,240     11,068
  Amortization expense, primarily
    goodwill................................    11,289     14,565     14,390     3,598      3,607
  Termination and related costs.............        --         --      4,573
  Recapitalization, merger integration, and
    regulatory costs........................     2,818     52,581      4,523       336         --
  Interest expense, net of interest income
    of $513 in 1998, $709 in 1999, $770 in
    2000 and $139 and $160 for the three
    months ended March 31, 2000 and 2001,
    respectively............................    41,772     51,958     77,051    18,933     18,849
                                              --------   --------   --------   -------    -------
Total costs and expenses....................   225,693    340,494    345,521    81,475     88,783
                                              --------   --------   --------   -------    -------
Income (loss) before income taxes and
  extraordinary loss........................    17,604    (22,388)      (234)    2,847      2,474
Provision for income taxes..................     8,736      3,297      1,969     1,423      1,237
                                              --------   --------   --------   -------    -------
Income (loss) before extraordinary loss.....     8,868    (25,685)    (2,203)    1,424      1,237
Extraordinary loss, net of taxes of $1,452
  in 1998 and $12,020 in 1999...............    (2,271)   (17,766)        --        --         --
                                              --------   --------   --------   -------    -------
Net income (loss)...........................     6,597    (43,451)    (2,203)    1,424      1,237
Less: Preferred stock dividends and
  financing fee accretion...................    (2,186)    (2,081)        --        --         --
Less: Excess of consideration paid over
  carrying amount of preferred stock
  repurchased...............................        --     (2,796)        --        --         --
                                              --------   --------   --------   -------    -------
Income (loss) applicable to common stock....  $  4,411   $(48,328)  $ (2,203)  $ 1,424    $ 1,237
                                              ========   ========   ========   =======    =======

Earnings (loss) per common share:
  Income (loss) before extraordinary loss...  $   1.17   $  (5.64)  $  (0.58)  $  0.37    $  0.32
  Extraordinary loss, net of taxes..........     (0.40)     (3.28)        --        --         --
                                              --------   --------   --------   -------    -------
  Net income (loss) per common share........  $   0.77   $  (8.92)  $  (0.58)  $  0.37    $  0.32
                                              ========   ========   ========   =======    =======
Earnings (loss) per common share--assuming
  dilution:
  Income (loss) before extraordinary loss...  $   1.13   $  (5.64)  $  (0.58)  $  0.36    $  0.31
  Extraordinary loss, net of taxes..........     (0.38)     (3.28)        --        --         --
                                              --------   --------   --------   -------    -------
  Net income (loss) per common share--
    assuming dilution.......................  $   0.75   $  (8.92)  $  (0.58)  $  0.36    $  0.31
                                              ========   ========   ========   =======    =======
Weighted average number of shares of common
  stock and common stock equivalents:
  Basic.....................................     5,711      5,421      3,800     3,799      3,807
  Diluted...................................     5,921      5,421      3,800     3,948      4,040

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,             MARCH 31,
                                         ---------------------------------   --------------------
                                           1998        1999        2000        2000        2001
                                         ---------   ---------   ---------   ---------   --------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)......................  $   6,597   $ (43,451)  $  (2,203)  $  1,424    $  1,237
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Extraordinary loss, net of taxes.....      2,271      17,766          --         --          --
  Provision for doubtful accounts......      4,651       4,580       5,450      1,572       1,496
  Non-cash compensation................        100          --         333         --         129
  Depreciation and amortization........     44,782      61,620      69,314     16,319      19,013
  Amortization of deferred financing
    costs..............................      2,505       2,720       2,270        744         548
  Distributions in excess of equity in
    undistributed income of investee...       (652)       (600)       (538)        50         165
  Increase in deferred income taxes....      8,517       2,948       1,970
  Gain on sale of equipment............       (267)        (88)       (254)       (29)       (102)
Changes in operating assets and
  liabilities:
  Accounts receivable..................    (14,159)    (13,350)     (3,546)    (4,560)     (3,635)
  Prepaid expenses.....................        730         767         700        480          24
  Other receivables....................        926          60        (188)      (157)     (1,846)
  Other assets.........................     (2,300)        544         (92)      (879)       (397)
  Accounts payable, accrued
    compensation and other accrued
    liabilities........................     (2,816)      4,935      18,585      6,205      (8,655)
  Minority interests and other
    liabilities........................     (4,030)       (254)        243         94         307
                                         ---------   ---------   ---------   --------    --------
Net cash provided by operating
  activities...........................     46,855      38,197      92,044     21,263       8,284

INVESTING ACTIVITIES:
Equipment purchases....................    (72,321)    (95,914)   (101,554)   (34,010)    (21,152)
Decrease (increase) in deposits on
  equipment............................     (7,482)     (8,058)     13,913      8,026       2,212
Purchase of common stock of Southeast
  Arizona, Inc.........................         --          --      (4,063)        --          --
Purchase of all equity interests in
  Acclaim Medical LLC, net of cash
  acquired.............................         --        (493)         --         --          --
Purchase of common stock of Mid
  American Imaging Inc., Dimensions
  Medical Group, Inc. and RIA
  Management Services, Inc., net of
  cash acquired........................    (12,495)         --          --         --          --
Purchase of common stock of Mobile
  Technology Inc., net of cash
  acquired.............................    (94,147)         --          --         --          --
Purchase of common stock of Medical
  Diagnostics, Inc., net of cash
  acquired.............................    (31,158)         --          --         --          --
Purchase of all equity interests in two
  operating subsidiaries of American
  Shared Hospital Services.............    (29,845)       (400)         --         --          --
Proceeds from sale of equipment........      2,358         793         709         87         104
Other..................................        (14)         --          --         --          --
                                         ---------   ---------   ---------   --------    --------
Net cash used in investing
  activities...........................   (245,104)   (104,072)    (90,995)   (25,897)    (18,836)

                             ALLIANCE IMAGING, INC.

                             (DOLLARS IN THOUSANDS)

                                                                              THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,             MARCH 31,
                                         ---------------------------------   --------------------
                                           1998        1999        2000        2000        2001
                                         ---------   ---------   ---------   ---------   --------
                                                                                 (UNAUDITED)
FINANCING ACTIVITIES:
Principal payments on long-term debt...  $ (15,757)  $ (20,686)  $ (13,298)  $ (3,677)   $ (2,735)
Proceeds from long-term debt...........         --          --       2,438         --          --
Principal payments on term loan
  facility.............................       (500)   (320,655)         --         --          --
Proceeds from term loan facility.......    175,000     536,000          --         --          --
Principal payments on revolving loan
  facility.............................    (59,976)    (68,835)    (15,000)        --          --
Proceeds from revolving loan
  facility.............................     91,940      32,602      33,000      8,000      10,000
Principal payments on senior
  subordinated notes...................         --    (185,000)         --         --          --
Consent payments and fees to retire
  senior subordinated notes............         --     (16,131)         --         --          --
Proceeds from senior subordinated
  credit facility......................         --     260,000          --         --          --
Refinance of short and long-term
  debt.................................       (843)         --          --         --          --
Repurchase of Series F preferred
  stock................................         --     (21,550)         --         --          --
Repurchase of common stock and common
  stock warrants.......................         --    (302,553)         --         --          --
Issuance of common stock...............         --     191,802          --         --          --
Payments of debt issuance costs........       (853)    (17,905)        (50)        --         (50)
Proceeds from exercise of employee
  stock options........................         66         507          28         --          --
                                         ---------   ---------   ---------   --------    --------
Net cash provided by financing
  activities...........................    189,077      67,596       7,118      4,323       7,215
                                         ---------   ---------   ---------   --------    --------

Net increase (decrease) in cash and
  cash equivalents.....................     (9,172)      1,721       8,167       (311)     (3,337)
Cash and cash equivalents, beginning of
  year.................................     12,255       3,083       4,804      4,804      12,971
                                         ---------   ---------   ---------   --------    --------
Cash and cash equivalents, end of
  year.................................  $   3,083   $   4,804   $  12,971   $  4,493    $  9,634
                                         =========   =========   =========   ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Interest paid..........................  $  38,742   $  46,653   $  67,031   $ 11,060    $ 24,675
Income taxes paid......................        748         101         229         47        (115)

SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
Net book value of assets exchanged.....  $     454   $     115   $   3,319   $     --    $    105
Capital lease obligations assumed for
  the purchase of equipment............         --          --          --         --       5,165
Preferred stock dividend accrued and
  financing fee accretion..............      2,186       2,081          --         --          --
Issuance of common stock to an officer
  in exchange for a promissory note....         --          --         300         --          --

                             ALLIANCE IMAGING, INC.

                             (DOLLARS IN THOUSANDS)

    In 1998, Canton Holding Corp., a wholly owned subsidiary of SMT, purchased all of the common stock of Mid American Imaging, Inc. and Dimensions Medical Group, Inc. and related assets for cash consideration of approximately $10,418. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired.............................  $ 16,282
Cash paid for equity interests............................   (10,418)
                                                            --------
Liabilities assumed.......................................  $  5,864
                                                            ========

    In 1998, the Company purchased all of the equity interests of MTI for cash consideration of approximately $103,893. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired............................  $ 125,720
Cash paid for equity interests...........................   (103,893)
                                                           ---------
Liabilities assumed......................................  $  21,827
                                                           =========

    In 1998, the Company purchased all of the common stock of MDI for cash consideration of approximately $31,166. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired.............................  $ 40,076
Cash paid for common stock................................   (31,166)
                                                            --------
Liabilities assumed.......................................  $  8,910
                                                            ========

    In 1998, SMT purchased all of the common stock of RIA Management Services, Inc. for cash consideration of approximately $2,135. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired..............................  $ 3,366
Cash paid for common stock.................................   (2,135)
                                                             -------
Liabilities assumed........................................  $ 1,231
                                                             =======

    In 1998, the Company purchased all of the equity interests in two operating subsidiaries of American Shared Hospital Services for cash consideration of approximately $29,967. In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired.............................  $ 46,706
Cash paid for equity interests............................   (29,967)
                                                            --------
Liabilities assumed.......................................  $ 16,739
                                                            ========

    In 2000, the Company purchased all of the common stock of Southeast Arizona, Inc. ("SEA") as well as a mobile MRI system from an affiliate of SEA for cash consideration of $4,050. In connection with the acquisition, no liabilities were assumed.

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                             (DOLLARS IN THOUSANDS)

                                                            ADDITIONAL      NOTE
                                        COMMON STOCK         PAID-IN     RECEIVABLE                     TOTAL
                                    ---------------------    CAPITAL        FROM      ACCUMULATED   STOCKHOLDERS'
                                      SHARES      AMOUNT    (DEFICIT)     OFFICER       DEFICIT        DEFICIT
                                    ----------   --------   ----------   ----------   -----------   -------------
Balance at December 31, 1997......   5,698,549     $ 57     $ (24,970)      $  --       $(22,991)     $ (47,904)

  Exercise of common stock
    options.......................      18,500       --            66          --             --             66
  Employee stock option rollover
    value.........................          --       --           100          --             --            100
  Series F preferred stock
    dividend accrued and
    accretion.....................          --       --            --          --         (2,186)        (2,186)
  Net income......................          --       --            --          --          6,597          6,597
                                    ----------     ----     ---------       -----       --------      ---------
Balance at December 31, 1998......   5,717,049       57       (24,804)         --        (18,580)       (43,327)

  Exercise of common stock
    options.......................      60,594        1           506          --             --            507
  Repurchase of common stock......  (5,405,742)     (54)     (302,499)         --             --       (302,553)
  Issuance of common stock........   3,426,957       34       191,768          --             --        191,802
  Series F preferred stock
    dividend accrued and
    accretion.....................          --       --            --          --         (2,081)        (2,081)
  Repurchase of Series F preferred
    stock.........................          --       --        (2,796)         --             --         (2,796)
  Net loss........................          --       --            --          --        (43,451)       (43,451)
                                    ----------     ----     ---------       -----       --------      ---------
Balance at December 31, 1999......   3,798,858       38      (137,825)         --        (64,112)      (201,899)

  Exercise of common stock
    options.......................       2,618       --            28          --             --             28
  Issuance of common stock to an
    executive officer.............       5,360       --           300        (300)            --             --
  Non-cash stock based
    compensation..................          --       --           265          --             --            265
  Net loss........................          --       --            --          --         (2,203)        (2,203)
                                    ----------     ----     ---------       -----       --------      ---------
Balance at December 31, 2000......   3,806,836       38      (137,232)       (300)       (66,315)      (203,809)
  Non-cash stock based
    compensation..................          --       --           129          --             --            129
  Net income......................          --       --            --          --          1,237          1,237
                                    ----------     ----     ---------       -----       --------      ---------
Balance at March 31, 2001
  (unaudited).....................   3,806,836     $ 38     $(137,103)      $(300)      $(65,078)     $(202,443)
                                    ==========     ====     =========       =====       ========      =========

                            SEE ACCOMPANYING NOTES.

                             ALLIANCE IMAGING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION

    DESCRIPTION OF THE COMPANY--Alliance Imaging, Inc. and its subsidiaries (the "Company") provide diagnostic imaging and therapeutic systems and related technical support services, as well as management services, to hospitals and other health care providers. Diagnostic imaging services are provided on both a mobile, shared-user basis as well as on a full-time basis to single customers. The Company operates entirely within the United States and is one of the largest outsourced providers of magnetic resonance imaging ("MRI") services in the country.

    PRINCIPLES OF CONSOLIDATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION--The accompanying consolidated financial statements of the Company include the assets, liabilities, revenues and expenses of all majority owned subsidiaries over which the Company exercises control, and for which control is other than temporary. Significant intercompany transactions have been eliminated. Investments in non-consolidated affiliates (20-50 percent owned companies and majority owned entities over which the Company does not possess control) are accounted for under the equity method. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

    1999 RECAPITALIZATION MERGER--On November 2, 1999, after obtaining approval of the stockholders, the Company completed a series of transactions contemplated by an Agreement and Plan of Merger between Viewer Acquisition Corp. ("Viewer") and the Company (the "1999 Recapitalization Merger") whereby the Company: obtained proceeds from debt financing aggregating $726,000; issued 3,426,957 shares of its common stock in exchange for all of the outstanding stock of Viewer and received net proceeds of $191,803; and converted all shares of its common stock held by existing stockholders in excess of 284,412 shares that were retained by an affiliate of Apollo Management, L.P., ("Apollo") into the right to receive approximately $56 per share in cash. The Company used the cash proceeds from these transactions to fund: the purchase of its common stock from existing stockholders--$302,553; purchase of outstanding stock options--$17,082; repayment of existing debt--$526,858; transaction costs charged to expense--$25,423; deferred debt financing fees--$17,149; redemption of series F preferred stock--$21,550; and an increase in the Company's cash balance of $7,188.

    As a result of these transactions, the Company experienced an approximate 92% ownership change. Viewer, which was formed and is wholly owned by certain affiliates of Kohlberg Kravis Roberts & Co. ("KKR") obtained ownership of approximately 92% of the Company's outstanding common stock, and the Company refinanced substantially all of its long-term debt. The Company paid $12,140 to KKR for professional services rendered in connection with the 1999 Recapitalization Merger. The 1999 Recapitalization Merger and related transactions have been treated as a leveraged recapitalization in which the issuance and retirement of debt have been accounted for as financing transactions, the sale and purchases of the Company's stock have been accounted for as capital transactions at amounts received from or paid to stockholders, and no changes were made to the carrying values of the Company's assets and liabilities that were not directly impacted by the transactions.

    COMMON CONTROL MERGER--On May 13, 1999, the Company acquired all of the outstanding common stock of Three Rivers Holding Corp. ("Three Rivers"), the parent corporation of SMT Health Services, Inc. ("SMT"), in a stock-for-stock merger (the "SMT Merger"). The Company exchanged

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED)
1,644,438 shares of common stock for all the outstanding common shares of Three Rivers. At the time of the SMT Merger, Three Rivers was wholly owned by affiliates of Apollo, which held approximately 82.6% of the Company's outstanding common stock. Accordingly, the SMT Merger has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As such, the accompanying financial statements and footnotes have been restated to include the assets, liabilities and operations of SMT from the date when both entities were under Apollo's control, which was December 18, 1997.

    In connection with the SMT Merger in 1999, the Company amended and restated its previous credit agreement to add a new $70,000 tranche D term loan facility which was used to fund: repayment of SMT's existing indebtedness--$62,044; payment on the Company's previous revolving loan facility--$6,000; transaction costs charged to expense--$851; deferred financing costs--$650; and an increase in the Company's cash balance of $455. The Company recorded an extraordinary loss of $2,240 (net of taxes of $1,515) associated with the write-off of unamortized deferred financing costs of $1,753 on SMT's existing indebtedness and $2,002 on Alliance's tranche C term loan facility under its previous credit agreement.

    Also in connection with the SMT Merger, the Company established a severance accrual of $2,164, an office lease termination accrual of $230, and a fixed asset disposal reserve of $241. All of the preceding amounts were charged to transaction related costs. Of these amounts, $1,641 and zero were included in other accrued liabilities as of December 31, 1999 and 2000, respectively.

    TERMINATION AND RELATED COSTS--Termination and related costs for the year ended December 31, 2000 represent $4,232 associated with termination costs and the cash-out of stock options for an executive officer who resigned due to health-related issues and $341 associated with the recruitment of his replacement.

    RECAPITALIZATION, MERGER INTEGRATION AND REGULATORY COSTS--Recapitalization, merger integration and regulatory costs for the year ended December 31, 2000 represent $704 of professional fees paid in connection with the 1999 Recapitalization Merger, $570 of compensatory costs related to stock option buy-backs and severance payments resulting from change in control provisions triggered by the 1999 Recapitalization Merger, $154 related to additional severance for employees of SMT, $123 of integration costs to migrate acquired entities to a common systems platform for direct patient billing, and $850 for assessments and $2,122 for costs and related professional fees to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Recapitalization, merger integration and regulatory costs for the year ended December 31, 1999, represent $19,640 in professional fees paid in connection with the 1999 Recapitalization Merger, $17,082 related to the purchase of outstanding stock options in connection with the 1999 Recapitalization Merger, $6,003 in bonus payments paid in connection with the 1999 Recapitalization Merger, $1,088 in provisions to conform the accounting policies with respect to accounts receivable reserves, as well as employee vacation and sick pay reserves in connection with the SMT Merger, $2,164 in employee severance costs in connection with the SMT Merger, $3,075 in professional fees and other merger integration costs associated with the SMT Merger and other acquired entities, and $3,529

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF THE COMPANY AND BASIS OF FINANCIAL STATEMENT PRESENTATION (CONTINUED) for assessments to settle regulatory matters associated with the direct patient billing process of one of the Company's acquired entities.

    Recapitalization, merger integration and regulatory costs for the year ended December 31, 1998 represents $1,846 in special non-recurring bonuses paid in connection with the MTI acquisition, $722 in professional fees associated with accounting and billing systems conversions of acquired companies, and $250 in a provision for doubtful accounts conforming accounting adjustment made in connection with the American Shared acquisition.

    UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS--The unaudited condensed financial statements as of March 31, 2001 and for the three months ended
March 31, 2000 and 2001 have been prepared in accordance with generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. Certain reclassifications have been made in the 2000 financial statements to conform to the 2001 presentation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--The Company considers short-term investments with original maturities of three months or less to be cash equivalents.

    ACCOUNTS RECEIVABLE--The Company provides shared and single-user diagnostic imaging equipment and technical support services to the healthcare industry and directly to patients on an outpatient basis. Substantially all of the Company's accounts receivable are due from hospitals, other healthcare providers and health insurance providers located throughout the United States. Services are generally provided pursuant to long-term contracts with hospitals and other healthcare providers or directly to patients, and generally collateral is not required. Receivables generally are collected within industry norms for third-party payors. Estimated credit losses are provided for in the consolidated financial statements and losses experienced have been within management's expectations.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to a concentration of credit risk principally consists of cash, cash equivalents and trade receivables. The Company invests available cash in money market securities of high-credit-quality financial institutions. At December 31, 1999 and 2000, the Company's accounts receivable were primarily from clients in the healthcare industry. To reduce credit risk, the Company performs periodic credit evaluations of its clients, but does not generally require advance payments or collateral. Credit losses to clients in the health care industry have not been material.

    EQUIPMENT--Equipment is stated at cost and is generally depreciated using the straight-line method over an initial estimated life of three to eight years to an estimated residual value, generally between five and twenty percent of original cost. If the Company continues to operate the equipment

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) beyond its initial estimated life, the residual value is then depreciated to a nominal salvage value over three years.

    Routine maintenance and repairs are charged to expense as incurred. Major repairs and purchased software and hardware upgrades, which extend the life of or add value to the equipment, are capitalized and depreciated over the remaining useful life.

    With the exception of a small amount of office furniture, office equipment and leasehold improvements, substantially all of the property owned by the Company relates to diagnostic imaging equipment, tractors and trailers used in the business.

    GOODWILL, LONG-LIVED ASSETS, AND OTHER INTANGIBLES--The Company amortizes goodwill and other intangibles using the straight-line method over a period of four to twenty-five years. For acquired entities, the amortization period selected is primarily based upon the estimated life of the customer contracts, including expected renewals, and other related assets acquired, not to exceed twenty years. The Company evaluates the potential impairment of goodwill and other intangibles on an ongoing basis. Additionally, the Company reviews its long-lived assets and related intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is performed at the lowest level at which net cash flows can be directly attributable to long-lived assets and is performed on an undiscounted basis. For any assets identified as impaired, the Company measures the impairment as the amount by which the carrying value of the asset exceeds the fair value of the asset. In estimating the fair value of the asset, management utilizes a valuation technique based on the present value of expected future cash flows.

    REVENUE RECOGNITION--The majority of the Company's revenues are derived directly from health care providers. To a lesser extent, revenues are generated from direct billings to patients or their medical payors which are recorded net of contractual discounts and other arrangements for providing services at less than established patient billing rates. Revenues from direct patient billing amounted to approximately 11%, 12% and 10% of revenues in the years ended December 31, 1998, 1999, and 2000, respectively. No single customer accounted for more than 3% or more of consolidated revenues in each of the three years in the period ended December 31, 2000. All revenues are recognized at the time the service is performed.

    INCOME TAXES--The provision for income taxes is determined in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits are recognized only to the extent that the realization of such benefits is considered to be more likely than not.

    FAIR VALUES OF FINANCIAL INSTRUMENTS--The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value based on the short-term maturity of these instruments. The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate fair value based on the short-term nature of these accounts. The carrying amount reported

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in the balance sheet for long-term debt approximates fair value as these borrowings have variable rates that reflect currently available terms and conditions for similar debt.

    USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    RECLASSIFICATIONS--Certain reclassifications have been made in the 1998 and 1999 financial statements to conform to the 2000 presentation.

    COMPREHENSIVE INCOME--Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. For the years ended December 31, 1998, 1999 and 2000, the Company did not have any components of other comprehensive income as defined in SFAS 130. Therefore, statements of comprehensive income have not been presented.

    SEGMENT REPORTING--Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). Management reviews the operating results of the Company's nine regional offices for the purpose of making operating decisions and assessing performance. Based on the aggregation criteria in SFAS 131, the Company has aggregated the results of its nine regional offices into one reportable segment.

    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative and Hedging Activities", as amended ("SFAS 133"). This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company currently does not have any derivative instruments which require fair value measurement under SFAS 133 and, accordingly, the effect of the adoption will not have a material impact on its results of operations or financial position.

    RECENT ACCOUNTING PRONOUNCEMENTS--In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The adoption of SAB 101 had no impact on the Company's results of operations or financial position.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation". FIN 44 clarifies the application of Accounting Principles Board ("APB") Opinion No. 25 regarding (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a stock option plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and
(d) the accounting for an exchange of stock compensation

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions cover specific events that occurred after either December 25, 1998, or January 12, 2000. The Company believes that the adoption of FIN 44 will not have a material effect on its consolidated results of operations or financial position.

3.  ACQUISITIONS

    On November 1, 2000, the Company acquired all of the outstanding common stock of Southeast Arizona, Inc. ("SEA") as well as a mobile MRI system from an affiliate of SEA. The acquisition was accounted for as a purchase and accordingly, the results of operations of SEA have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price consisted of $4,050 in cash plus direct acquisition costs of $13. The acquisition was financed using the Company's available cash. The goodwill recorded as a result of this acquisition was $2,563, which is being amortized using the straight-line method over 20 years. The allocation of the SEA purchase price is tentative pending the completion of fair value determinations for the net assets acquired. The allocation may change with the completion of these determinations.

    On January 2, 1998, Canton Holding Corp., a wholly owned subsidiary of SMT, acquired all of the outstanding common stock of Mid American Imaging, Inc. ("MAI") and Dimensions Medical Group, Inc. ("DMG"). The acquisition was accounted for as a purchase and accordingly, the results of operations of MAI and DMG have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $10,400 in cash plus the assumption of approximately $5,100 in financing arrangements. The acquisition was primarily funded by an $11,500 borrowing on SMT's revolving loan facility that was also used to refinance $843 of existing MAI and DMG indebtedness. The goodwill recorded as a result of this acquisition was $10,620, which is being amortized using the straight-line method over 20 years.

    On March 12, 1998, the Company acquired Mobile Technology Inc. ("MTI"). The purchase price consisted of $58,300 for all of the equity interests in MTI, plus direct acquisition costs of approximately $2,000. In connection with the acquisition, the Company also refinanced $37,400 of MTI's outstanding debt and paid MTI direct transaction costs of $3,500. The transaction has been accounted for as a purchase and, accordingly, the results of operations of MTI have been included in the Company's consolidated financial statements from the date of acquisition. The goodwill recorded as a result of this acquisition was $29,974, which is being amortized on a straight-line basis over 20 years. Additionally, the Company assigned $67,200 of the purchase price to customer contracts and $2,870 of the purchase price to assembled work force. The amounts are being amortized on a straight-line basis over 20 and four years respectively. The allocation of the intangible assets acquired was based on an independent valuation study.

    On May 19, 1998, the Company acquired Medical Diagnostics, Inc. ("MDI"), a subsidiary of U. S. Diagnostic, Inc. The purchase price consisted of approximately $31,000 plus the assumption of approximately $7,400 in financing arrangements. The transaction has been accounted for as a purchase and, accordingly, the results of operations of MDI have been included in the Company's consolidated financial statements from the date of acquisition. The goodwill recorded as a result of this acquisition

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  ACQUISITIONS (CONTINUED)
was $17,776, which is being amortized on a straight-line basis over 20 years. Additionally, the Company assigned $8,300 of purchase price to customer contracts and $350 of purchase price to assembled work force. The amounts are being amortized on a straight-line basis over 20 and four years respectively. The allocation of the intangibles assets acquired was based on an independent valuation study.

    On August 17, 1998, SMT acquired all of the outstanding common stock of RIA Management Services, Inc. ("RIA"). The acquisition was accounted for as a purchase and, accordingly, the results of operations of RIA have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price consisted of approximately $2,100 in cash plus the assumption of approximately $1,100 in financing arrangements. The acquisition was primarily funded from operating cash on hand and a $1,000 borrowing on SMT's revolving loan facility. The goodwill recorded as a result of this acquisition was $1,920, which is being amortized using the straight-line method over 20 years.

    On November 13, 1998, two wholly owned subsidiaries of the Company acquired all of the outstanding common stock of CuraCare, Inc. and all of the partnership interests in American Shared-CuraCare (collectively, "American Shared"). The purchase price consisted of $13,377 plus the assumption of $12,241 in financing arrangements. In connection with the acquisition, the Company also refinanced $13,130 of American Shared's outstanding debt. The transaction has been accounted for as a purchase and, accordingly, the results of operations of American Shared have been included in the Company's consolidated financial statements from the date of acquisition. The goodwill recorded as a result of this acquisition was $26,940 which is being amortized on a straight-line basis over 20 years. Additionally, the Company assigned $3,300 of the purchase price to customer contracts and $690 of the purchase price to assembled work force which is being amortized on a straight-line basis over ten and four years respectively. The allocation of the intangible assets acquired was based on an independent valuation study.

    The following unaudited pro forma information presents combined results of operations as if the SEA acquisition had occurred at the beginning of 1999 and 2000. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisitions actually occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
Revenues....................................................  $320,456   $347,859
Loss before extraordinary loss..............................   (25,331)    (1,715)
Net loss....................................................   (43,097)    (1,715)

Earnings (loss) per share:
  Basic.....................................................  $  (8.85)  $  (0.45)
  Diluted...................................................  $  (8.85)  $  (0.45)

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4.  OTHER ACCRUED LIABILITIES

    Other accrued liabilities consisted of the following:

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1999       2000        2001
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Accrued systems rental and maintenance costs................  $ 4,245    $ 4,092      $ 3,602
Accrued site rental fees....................................    1,146      1,015        1,095
Accrued taxes payable.......................................    5,773      7,978        9,527
Accrued regulatory costs....................................    3,500      4,350        2,052
Accrued severance and related costs.........................    1,641      1,116          290
Other accrued expenses......................................    6,259      4,637        3,141
                                                              -------    -------      -------
Total.......................................................  $22,564    $23,188      $19,707
                                                              =======    =======      =======

5.  LONG-TERM DEBT AND SENIOR SUBORDINATED CREDIT FACILITY

    Long-term debt consisted of the following:

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1999       2000        2001
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Term loan facility under the 1999 Credit Agreement, due in
  annual installments commencing 2001 through 2008, interest
  payable as defined........................................  $466,000   $466,000    $466,000
Senior subordinated credit facility.........................   260,000    260,000     260,000
Revolving loan facility under the 1999 Credit Agreement.....        --     18,000      28,000
Obligations to lending institutions, secured by equipment,
  due in monthly installments through February 2005 with
  weighted-average interest rates of 9.29% and 9.33% at
  December 31, 1999 and 2000, respectively..................    25,849     14,989      20,124
                                                              --------   --------    --------
                                                               751,849    758,989     774,124
Less current portion........................................    12,974     15,863      17,015
                                                              --------   --------    --------
                                                              $738,875   $743,126    $757,109
                                                              ========   ========    ========

    On March 12, 1998, the Company increased its term loan facility under the 1997 Credit Agreement by $70,000 by increasing its existing tranche A term loan facility by $20,000 and establishing a new $50,000 tranche B term loan facility. In connection with this transaction, the Company recorded an extraordinary loss of $800, net of income tax benefit, on early extinguishment of debt. On September 24, 1998, the Company completed a $90,000 expansion of its 1997 Credit Agreement. The transaction added a new $85,000 tranche C term loan facility and increased the revolving loan facility to $80,000. In connection with this transaction, the Company recorded an extraordinary loss of $1,471, net of income tax benefit, on early extinguishment of debt. On May 13, 1999, in connection with the SMT Merger, the Company amended and restated its 1997 Credit Agreement to add a new $70,000

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. LONG-TERM DEBT AND SENIOR SUBORDINATED CREDIT FACILITY (CONTINUED) tranche D term loan facility. In connection with this transaction, the Company recorded an extraordinary loss of $2,240, net of income tax benefit, on early extinguishment of debt.

    On November 2, 1999, in connection with the 1999 Recapitalization Merger, the Company entered into a new $616,000 Credit Agreement (the "1999 Credit Agreement") consisting of a $131,000 Tranche A Term Loan Facility, a $150,000 Tranche B Term Loan Facility, a $185,000 Tranche C Term Loan Facility, and a $150,000 Revolving Loan Facility. The 1999 Credit Agreement requires loans to be prepaid with 100% of the net proceeds of unreinvested asset sales and 50% of annual consolidated excess cash flow. In addition, the 1999 Credit Agreement contains restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, capital expenditures and prepayments of other indebtedness. As of December 31, 2000, the Company is in compliance with all covenants under the 1999 Credit Agreement. Voluntary prepayments are permitted in whole or in part without premium or penalty. Interest under the term loan facility and revolving loan facility is variable based on the Company's leverage ratio and changes in specified published rates and the bank's prime lending rate. The interest rates on the Tranche A, Tranche B, and Tranche C Term Loan Facilities at December 31, 2000 were 9.25%, 9.94%, and 10.19%, respectively. The weighted average interest rate on the Revolving Loan Facility at December 31, 2000 was 9.15%. The Company pays a commitment fee equal to 1/2 of 1% per annum on the undrawn portion available under the Revolving Loan Facility subject to decreases in certain circumstances. The Company also pays variable per annum fees in respect of outstanding letters of credit. The 1999 Credit Agreement is collateralized by the Company's equity interests in its majority owned subsidiaries, partnerships and limited liability companies and its unencumbered assets, which include accounts receivable, inventory, equipment, and intellectual property.

    In connection with the 1999 Recapitalization Merger, the Company also entered into a $260,000 Senior Subordinated Credit Facility with KKR. On May 2, 2001, any outstanding balance on the Senior Subordinated Credit Facility will convert into senior subordinated term notes ("KKR Term Notes") maturing on November 2, 2009. Voluntary prepayments are permitted in whole or in part without premium or penalty. Interest under the Senior Subordinated Credit Facility is at the greater of the three, six or twelve-month U.S. treasury obligations plus 4% (payable quarterly, reset at twelve months). Interest under the KKR Term Notes is at a variable rate, which is set annually, equal to the U.S. treasury obligations maturing on November 2, 2009 plus 9% payable semi-annually (not to exceed 17%). The interest rate on the Senior Subordinated Credit Facility was 10.38% at December 31, 2000.

    On November 2, 1999, the Company used a portion of the proceeds from the 1999 Credit Agreement and the Senior Subordinated Credit Facility to pay off its term loan facility and revolving loan facility under its previous credit agreement ("1997 Credit Agreement"), its senior subordinated notes, and its subordinated term securities. In connection with this transaction, the Company recorded an extraordinary loss of $15,526, net of income tax benefit, which primarily consisted of consent payments and repurchase premiums on the senior subordinated notes and subordinated term securities as well as writing off existing unamortized deferred financing costs.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  LONG-TERM DEBT AND SENIOR SUBORDINATED CREDIT FACILITY (CONTINUED)
    The maturities of long-term debt as of December 31, 2000 are as follows:

                                       TERM LOAN
                           ---------------------------------   KKR FACILITY/               EQUIPMENT
                           TRANCHE A   TRANCHE B   TRANCHE C     TERM NOTE     REVOLVER   OBLIGATIONS    TOTAL
                           ---------   ---------   ---------   -------------   --------   -----------   --------
Year ending December 31:
    2001.................  $  5,000    $  1,500    $  1,850      $     --      $     --     $  7,513    $ 15,863
    2002.................    10,000       1,500       1,850            --            --        4,667      18,017
    2003.................    23,000       1,500       1,850            --            --        2,069      28,419
    2004.................    25,000       1,500       1,850            --            --          444      28,794
    2005.................    32,000       1,500       1,850            --            --          296      35,646
    Thereafter...........    36,000     142,500     175,750       260,000        18,000           --     632,250
                           --------    --------    --------      --------      --------     --------    --------
                           $131,000    $150,000    $185,000      $260,000      $ 18,000     $ 14,989    $758,989
                           ========    ========    ========      ========      ========     ========    ========

    Of the Company's total indebtedness at December 31, 2000, $747,633 is an obligation of the Company and $11,356 is an obligation of the Company's consolidated subsidiaries.

6.  PREFERRED STOCK

    On December 18, 1997, the Company authorized 300,000 shares of a new
Series F redeemable preferred stock. The stock was recorded at $14,400 (liquidation value of $15,000 less a financing fee of $600). The financing fee was being accreted on a straight-line basis over the ten-year term of the stock. The holders of the Series F redeemable preferred stock were entitled to receive cumulative dividends at the rate of 13.5% per annum of the stated liquidation value. Unpaid dividends accumulated and were payable quarterly by the Company in kind for the first five years after issuance, and thereafter in cash. In connection with the 1999 Recapitalization Merger (SEE NOTE 1), the Company repurchased all outstanding shares of Series F redeemable preferred stock at a premium of $2,796 which was recorded to additional paid-in capital in November 1999. The Company's amended and restated certificate of incorporation no longer provides for the issuance of preferred stock.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  STOCKHOLDERS' DEFICIT

    EARNINGS (LOSS) PER COMMON SHARE: The following table sets forth the computation of basic and diluted earnings (loss) per share (amounts in thousands, except per share amounts):

                                                                                       THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                   ------------------------------   -------------------
                                                     1998       1999       2000       2000       2001
                                                   --------   --------   --------   --------   --------
                                                                                        (UNAUDITED)
Numerator:
Income (loss) before extraordinary loss..........  $ 8,868    $(25,685)  $(2,203)    $1,424     $1,237
Preferred stock dividends and financing fee
  accretion......................................   (2,186)     (2,081)       --         --         --
Excess of consideration paid over carrying amount
  of preferred stock repurchased.................       --      (2,796)       --         --         --
                                                   -------    --------   -------     ------     ------
Numerator for basic and diluted earnings per
  share--income (loss) available to common
  stockholders before extraordinary loss.........  $ 6,682    $(30,562)  $(2,203)    $1,424     $1,237
                                                   =======    ========   =======     ======     ======

Denominator:
Denominator for basic earnings per
  share--weighted-average shares.................    5,711       5,421     3,800      3,799      3,807
Effect of dilutive securities:
Employee stock options...........................      210          --        --        149        233
                                                   -------    --------   -------     ------     ------
Denominator for diluted earnings per
  share--adjusted weighted-average shares........    5,921       5,421     3,800      3,948      4,040
                                                   =======    ========   =======     ======     ======

Basic earnings (loss) per share before
  extraordinary loss.............................  $  1.17    $  (5.64)  $ (0.58)    $ 0.37     $ 0.32
                                                   =======    ========   =======     ======     ======
Diluted earnings (loss) per share before
  extraordinary loss.............................  $  1.13    $  (5.64)  $ (0.58)    $ 0.36     $ 0.31
                                                   =======    ========   =======     ======     ======

    The diluted share base for the years ended December 31, 1999 and 2000 excludes incremental shares of 267 and 272, respectively, related to employee stock options. These shares are excluded due to their antidilutive effect as a result of the Company's net loss for the years ended December 31, 1999 and 2000.

    STOCK OPTIONS AND AWARDS--The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires use of option valuation models that were not developed for use in valuing employee stock options.

    The Company's 1991 Stock Option Plan, which was terminated effective November 2, 1999 in connection with the 1999 Recapitalization Merger, provided that up to 2,000,000 shares may be granted

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
to management and key employees. Options were granted at their fair market value at the date of grant. All options granted have 10-year terms and become fully exercisable at the end of 3 to 4 years of continued employment. No options granted pursuant to this 1991 Stock Option Plan were outstanding as of December 31, 1999 and 2000.

    In December 1997, the Company adopted a new employee stock option plan pursuant to which options with respect to a total of 468,545 shares of the Company's common stock will be available for grant. Options are granted at their fair value at the date of grant. All options have 10-year terms. Fifty percent of the options vest in equal increments over four years and fifty percent vest after seven and one-half years (subject to acceleration if certain per-share equity targets are achieved).

    In connection with the SMT Merger, outstanding employee stock options under the 1997 Three Rivers Stock Option Plan were converted into options to acquire shares of the Company's common stock. The Three Rivers stock option plan allows for options with respect to a total of 282,520 shares of the Company's common stock to be available for grant. Options are granted at their fair value at the date of grant. All options have 10-year terms. Fifty percent of the options vest in equal increments over four years and fifty percent vest after seven and one-half years (subject to acceleration if certain per-share equity targets are achieved).

    In 1999, the Company adopted a new non-employee directors' stock option plan pursuant to which options with respect to a total of 50,000 shares of the Company's common stock will be available for grant. Options are granted at their fair value at the date of grant. All options have 10-year terms. Ten percent of the options vest upon grant, eighty percent of the options vest over four years and the remaining ten percent vest in the fifth year. This plan was terminated effective November 2, 1999 in connection with the 1999 Recapitalization Merger. No options granted pursuant to this 1999 non-employee directors' stock option plan were outstanding as of December 31, 1999 and 2000.

    In connection with the 1999 Recapitalization Merger (SEE NOTE 1), the Company adopted a new employee stock option plan pursuant to which options with respect to a total of 632,500 shares of the Company's common stock will be available for grant. Options are granted at their fair value at the date of grant, except as noted below. All options have 10-year terms. Fifty percent of the options vest in equal increments over five years and fifty percent vest after eight years (subject to acceleration if certain per-share equity targets are achieved). In November 2000, the Company granted 86,500 options to certain employees at exercise prices below the fair value of the Company's common stock. The exercise price of these options and the fair value of the Company's common stock on the grant date was $56 and $95 per share, respectively. The compensation expense of $3,395 is being recognized on a straight-line basis over the vesting period of the options. For the year ended December 31, 2000, the Company recorded non-cash compensation of $55 with an offset to additional paid-in deficit.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
    The weighted average remaining contractual life of options outstanding as of December 31, 1999 and 2000 is 9.12 and 8.45 years, respectively. The following table summarizes the Company's stock option activity:

                                                                WEIGHTED AVERAGE
                                                      SHARES     EXERCISE PRICE
                                                     --------   ----------------
Outstanding at December 31, 1997...................   539,810        $12.10
  Granted..........................................   255,724         14.25
  Exercised........................................   (18,500)         3.56
  Canceled.........................................    (3,000)        16.50
                                                     --------
Outstanding at December 31, 1998...................   774,034         13.00
  Granted..........................................   534,300         53.93
  Exercised........................................   (60,594)         8.36
  Redeemed for cash................................  (403,166)        13.60
  Canceled.........................................   (14,203)        22.09
                                                     --------
Outstanding at December 31, 1999...................   830,371         39.23
  Granted..........................................    86,500         55.97
  Exercised........................................    (2,618)        11.00
  Redeemed for cash................................   (95,544)        11.45
  Canceled.........................................   (11,400)        55.97
                                                     --------
Outstanding at December 31, 2000...................   807,309        $44.17
                                                     ========

    Of the 807,309 options outstanding at December 31, 2000, 162,377 of these options had an exercise price of $11.00; 12,950 had an exercise price of $16.50; 36,975 had an exercise price of $20.41; 9,000 had an exercise price of $22.00; 9,207 had an exercise price of $45.92; and 576,800 had an exercise price of $55.97.

    The number of options exercisable at December 31, 1998, 1999 and 2000 were 293,950, 306,171 and 268,289, respectively, at weighted average exercise prices of $9.94, $13.88 and $22.35, respectively.

    SFAS 123 requires presentation of pro forma information regarding net income and earnings per share determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1999, and 2000, respectively: risk-free interest rates of 5.23%, 6.13%, and 5.70%; no dividend yield; volatility factors of the expected market price of the Company's common stock of
 .83, zero, and zero; and a weighted average expected life of the options of 5.75, 6.44, and 6.50 years. Volatility of zero for 1999 and 2000 was used as the Company ceased to be a public entity as a result of the 1999 Recapitalization Merger. The weighted average fair value of options granted during 1998, 1999, and 2000 is $10.26, $17.58, and $56.44, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' expected vesting period. The Company's pro forma information for the years ended December 31 are as follows:

                                                                1998       1999       2000
                                                              --------   --------   --------
Pro forma net income (loss).................................   $6,114    $(29,199)  $(3,083)
Pro forma earnings (loss) per share.........................     0.69       (6.29)    (0.81)
Pro forma earnings (loss) per share--assuming dilution......     0.66       (6.29)    (0.81)

    DIRECTORS' DEFERRED COMPENSATION PLAN--Effective January 1, 2000, the Company established a Directors' Deferred Compensation Plan (the "Director Plan") for all non-employee directors. Each of the four non-employee directors has elected to participate in the Director Plan and have their annual fee of $25 deferred into a stock account and converted quarterly into Phantom Shares. Upon retirement, separation from the Board of Directors, or the occurrence of a change of control, each director has the option of being paid cash or issued common stock for their Phantom Shares. Upon issuance of the Phantom Shares, the Company recorded non-cash compensation of $68 with an offset to other accrued liabilities for the difference between the fair market value and the issuance price of the Phantom Shares. At December 31, 2000, $168 was included in other accrued liabilities relating to the Director Plan.

8.  COMMITMENTS AND CONTINGENCIES

    The Company has contracts with its equipment vendors for comprehensive maintenance and cryogen coverage for its MRI and CT systems. The contracts are between one and six years from inception and extend through the year 2004, but may be canceled by the Company under certain circumstances. Contract payments are approximately $28,186 per year. At December 31, 2000, the Company had binding equipment purchase commitments totaling $18,036.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

    The Company leases office and warehouse space and certain equipment under non-cancelable operating leases. The office and warehouse leases generally call for minimum monthly payments plus maintenance and inflationary increases. The future minimum payments under such leases are as follows:

Year ending December 31:
  2001......................................................  $ 6,464
  2002......................................................    4,439
  2003......................................................    3,593
  2004......................................................    2,275
  2005......................................................      780
  Thereafter................................................       --
                                                              -------
                                                              $17,551
                                                              =======

    The Company's total rental expense, which includes short-term equipment rentals, for the years ended December 31, 1998, 1999 and 2000 was $15,530, $16,075 and $14,723, respectively.

    In late 1999, the Company identified potential deficiencies in certain billing processes at one of its retail billing locations. In order to quantify the effect of these deficiencies, the Company conducted a review of the billing process for the preceding five-year period. As a result of this process, the Company has accrued $4,350 for probable settlement of this issue, which is included in other accrued liabilities at December 31, 2000. While actual results could vary significantly from such settlement, management believes that the resolution of any billing processes will not have a material adverse effect on the Company's results of operations or consolidated financial position.

    The Company from time to time is involved in routine litigation and regulatory matters incidental to the conduct of its business. The Company believes that resolution of such matters will not have a material adverse effect on its results of operations or consolidated financial position.

9.  401(k) SAVINGS PLAN

    The Company established a 401(k) Savings Plan (the "Plan") in January 1990. Effective August 1, 1998, the Plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 15% of their annual compensation. The Company matches 50 cents for every dollar of employee contributions up to 5% of their annual compensation, subject to the limitations imposed by the Internal Revenue Code. The Company may also make discretionary contributions depending on profitability. No discretionary contributions were made in 1998, 1999, or 2000. The Company incurred and charged to expense $608, $996 and $1,179 during 1998, 1999 and 2000, respectively, related to the Plan.

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  INCOME TAXES

    The provision for income taxes shown in the consolidated statements of operations consists of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1998       1999       2000
                                                      --------   --------   --------
Current:
  Federal...........................................   $ (234)    $ (963)    $ (100)
  State.............................................      453      1,312         99
                                                       ------     ------     ------
                                                          219        349         (1)
Deferred:
  Federal...........................................    6,550      1,985      1,125
  State.............................................    1,967        963        845
                                                       ------     ------     ------
                                                        8,517      2,948      1,970
                                                       ------     ------     ------
                                                       $8,736     $3,297     $1,969
                                                       ======     ======     ======

    Significant components of the Company's net deferred tax assets (liabilities) at December 31 are as follows:

                                                            1999       2000
                                                          --------   --------
Basis differences in fixed assets.......................  $(46,658)  $(61,555)
Basis differences in intangible assets..................   (29,394)   (26,172)
Net operating losses....................................    54,657     64,041
Accounts receivable.....................................     4,347      5,980
State taxes.............................................     3,041      2,899
Accruals not currently deductible for tax purposes......     4,149      4,715
Basis differences associated with acquired
  investments...........................................      (122)    (1,353)
Other...................................................     1,226        721
                                                          --------   --------
  Total deferred taxes..................................    (8,754)   (10,724)
Valuation allowance.....................................   (18,113)   (18,113)
                                                          --------   --------
  Net deferred taxes....................................  $(26,867)  $(28,837)
                                                          ========   ========
Current deferred tax asset..............................  $  8,369   $  3,085
Noncurrent deferred tax liability.......................   (35,236)   (31,922)
                                                          --------   --------
  Net deferred taxes....................................  $(26,867)  $(28,837)
                                                          ========   ========

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  INCOME TAXES (CONTINUED)
    A reconciliation of the expected total provision for income taxes, computed using the federal statutory rate on income before extraordinary loss, is as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1998       1999       2000
                                                     --------   --------   --------
U.S Federal statutory tax expense (benefit)........   $6,084    $(7,836)    $  (82)
State income taxes, net of federal benefit.........    1,358      1,478        614
Amortization of non-deductible goodwill............    1,713        975        975
Nondeductible recapitalization merger expenses.....       --      8,609        246
Other..............................................     (419)        71        216
                                                      ------    -------     ------
                                                      $8,736    $ 3,297     $1,969
                                                      ======    =======     ======

    As of December 31, 2000, the Company had net operating loss carryforwards of $167,666 and $88,093 for federal and state income tax purposes, respectively. The utilization of the majority of these net operating loss carryforwards is subject to limitation under Section 382 of the Internal Revenue Code. These loss carryforwards will expire at various dates from 2003 through 2020. As of December 31, 2000, the Company also had alternative minimum tax credit carryforwards of $818 with no expiration date.

    The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are in management's estimation more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for certain state net operating loss carryforwards as well as net operating loss carryforwards from the acquisition of MTI which are subject to limitation. Any reductions in the valuation allowance resulting from realization of the MTI net operating loss carryforwards will result in a reduction of goodwill.

11.  RELATED-PARTY TRANSACTIONS

    The Company paid KKR an annual management fee of $122 in 1999 and $650 in 2000, and will continue to receive financial advisory services from KKR on an ongoing basis. In addition, the Company paid to KKR a fee of $12,140 in connection with arranging the transactions associated with the 1999 Recapitalization Merger, including the financings thereof (SEE NOTE 1). In connection with the 1999 Recapitalization Merger, the Company borrowed $260,000 under a Senior Subordinated Credit Facility with KKR (SEE NOTE 5).

    The Company paid Apollo an annual management fee of $750 in 1998 and $628 in 1999. Additionally, in 1998, the Company paid to Apollo fees of $1,000 and $460 as consideration for services rendered in structuring and negotiating the acquisition of MTI and American Shared, respectively, and also reimbursed Apollo for expenses of approximately $275 associated with these acquisitions.

    Revenue from management agreements with equity investees was $6,508, $6,308, and $7,295, during 1998, 1999, and 2000, respectively.

    On November 27, 2000, the Company issued 5,360 shares of common stock to an officer of the Company in exchange for a $300 secured promissory note, bearing interest at 6%. Upon issuance of

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11.  RELATED-PARTY TRANSACTIONS (CONTINUED)
these shares, the Company recorded non-cash compensation of $210 with an offset to additional paid-in deficit for the difference between the fair market value and the issuance price of the shares.

    On September 1, 1999, the Company acquired Acclaim Medical LLC, a California limited liability company ("Acclaim") from four individuals (the "Sellers") who each held a 25% equity interest in Acclaim. Two of the Sellers were members of the immediate family of two executive officers of the Company at the time of the transaction. The purchase price consisted of $500 in cash ($125 per Seller) plus warrants to purchase 20% (5% per Seller) of the equity interests in Acclaim as of August 31, 2001.

12.  QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly unaudited financial data for the years ended December 31, 1999 and 2000 and for the quarter ended March 31, 2001 is as follows:

                                                                      THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------
                                          MARCH 31, 1999    JUNE 30, 1999    SEPTEMBER 30, 1999    DECEMBER 31, 1999
                                          ---------------   --------------   -------------------   ------------------
Revenues................................      $75,741          $80,306             $81,284               $80,775
Income (loss) before income taxes and
  extraordinary loss....................        5,699            4,920               9,578               (42,585)
Extraordinary loss, net of taxes........           --           (2,297)                 --               (15,469)
Net income (loss).......................        2,904              480               5,124               (51,959)
Income (loss) before extraordinary loss
  per common share......................      $  0.40          $  0.38             $  0.78               $ (8.82)
Income (loss) before extraordinary loss
  per common share--assuming dilution...      $  0.38          $  0.36             $  0.74               $ (8.82)

                                                                      THREE MONTHS ENDED
                                          ---------------------------------------------------------------------------
                                          MARCH 31, 2000    JUNE 30, 2000    SEPTEMBER 30, 2000    DECEMBER 31, 2000
                                          ---------------   --------------   -------------------   ------------------
Revenues................................      $84,322          $86,899             $88,222               $85,844
Income (loss) before income taxes and
  extraordinary loss....................        2,847            2,841              (1,774)               (4,148)
Net income (loss).......................        1,424            1,420                (887)               (4,160)
Income (loss) before extraordinary loss
  per common share......................      $  0.37          $  0.37             $ (0.23)              $ (1.09)
Income (loss) before extraordinary loss
  per common share--assuming dilution...      $  0.36          $  0.36             $ (0.23)              $ (1.09)

                                           THREE MONTHS
                                               ENDED
                                          MARCH 31, 2001
                                          ---------------
Revenues................................      $91,257
Income (loss) before income taxes and
  extraordinary loss....................        2,474
Net income (loss).......................        1,237
Income (loss) before extraordinary loss
  per common share......................      $  0.32
Income (loss) before extraordinary loss
  per common share--assuming dilution...      $  0.31

                             ALLIANCE IMAGING, INC.

                               DECEMBER 31, 2000

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12.  QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)
    The earnings (loss) per share amounts for the four quarters of 1999 do not sum to the annual loss per share amount as a result of the significant decline in shares outstanding that occurred in the fourth quarter in connection with the 1999 Recapitalization Merger.

    In 1999, Company recorded extraordinary losses on the early extinguishments of debt related to the KKR recapitalization and SMT debt refinancing.

13. SUBSEQUENT EVENT (UNAUDITED)

    In April 2001, the Company issued $260,000 in senior subordinated notes ("Notes") and used the proceeds to repay its senior subordinated credit facility with KKR. The Notes bear interest at 10.375% and mature in April 2011. The Notes contain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and restrictive payments. The Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior debt, including bank debt.

    On June 20, 2001, the Company modified the per-share equity targets of the stock options as described in Note 7. As a result, the Company may be required to record non-cash compensation charges in the future if these targets are met and the option holders terminate their employment prior to the end of the eight-year vesting period.

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                                     [LOGO]

                             OFFER TO EXCHANGE ITS
               10 3/8% SENIOR SUBORDINATED NOTES DUE 2011, WHICH
         HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY
     AND ALL OF ITS OUTSTANDING 10 3/8% SENIOR SUBORDINATED NOTES DUE 2011

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                 JUNE 28, 2001

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